Filed Pursuant to Rule 424(b)(3)
                                             Registration Statement No.333-36688


PROSPECTUS

                         300,000 SHARES OF COMMON STOCK
                          MINIMUM PURCHASE - 100 SHARES


                          INDIAN RIVER BANKING COMPANY

                               parent company of

                               [graphic omitted]



     Indian River Banking Company is the holding company for Indian River National Bank, Vero Beach, Florida. Indian River Banking Company is often referred to as "Indian River" in this prospectus, and Indian River National Bank is often referred to as "Indian River Bank".

     Indian River is offering to sell up to 300,000 newly issued shares of its common stock at a price of $25.00 per share. There is no minimum number of shares which must be sold in the offering. The offering is being made through the efforts of our directors and executive officers, without the assistance of an underwriter. Until your subscription is accepted, all funds will be placed in an escrow account at Indian River Bank under the control of an independent third party. There is no organized trading market for the common stock, and we do not expect that one will exist after the offering is completed.

     This offering will continue until September 30, 2000, unless extended in the discretion of the Board of Directors.


                                -----------------

SHARES OF INDIAN RIVER'S COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTING IN COMMON STOCK INVOLVES INVESTMENT RISKS.

                                -----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


                                              Per share                 Total
                                            ---------------      ------------------
Price to public                                 $25.00               $7,500,000

Underwriting discounts and commissions           None                    N/A

Net  proceeds  of  the  offering   (before
expenses)                                       $25.00               $7,500,000


                  The date of this prospectus is July 27, 2000

                                TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary...................................................................................1
Risk Factors..............................................................................3
Selected Consolidated Financial Data......................................................6
The Offering..............................................................................7
Use of Proceeds..........................................................................11
Regulatory Capital Requirements..........................................................12
Market for Common Stock and Dividends....................................................13
Management's Discussion and Analysis.....................................................14
Business of Indian River and Indian River Bank...........................................31
Supervision and Regulation...............................................................35
Share Ownership of Directors, Officers and Certain Beneficial Owners.....................40
Management...............................................................................42
Executive Compensation and Certain Transactions..........................................45
Shares Eligible for Future Sale..........................................................48
Description of Capital Stock.............................................................48
Legal Matters............................................................................51
Experts..................................................................................51
Additional Information About Indian River ...............................................52
Index to Consolidated Financial Statements..............................................F-1

                                     SUMMARY

     This summary presents selected information from this prospectus. You should carefully read this entire document in order to understand this offering. This summary includes page references that direct you to more complete discussions elsewhere in this document.

                                  THE OFFERING

     Shares Offered. Indian River Banking Company is offering to sell up to 300,000 newly issued shares of its common stock in this offering. After the offering, there will be 1,695,435 shares of common stock outstanding, if all of the shares offered are sold.

     Offering Price. We are offering to sell the common stock at a price of $25.00 per share.

     No Minimum Offering. There is no minimum total number of shares which must be sold in the offering. The offering is not underwritten and no broker or other person is obligated to purchase any shares in the offering or to find purchasers for any shares. See "The Offering - No Minimum Offering" at page 7.

     Director and Officer Subscriptions. Directors and executive officers of Indian River and Indian River Bank currently intend to purchase 40,000 shares in the offering. See "The Offering - Intentions of Directors, Executive Officers and Others" at page 10.

     Minimum and Maximum  Subscription.  The minimum  number of shares for which any person may subscribe is 100 shares. The maximum number of shares for which any person or any group of affiliated or related persons, may subscribe is 4,000 shares. Indian River reserves the right to permit larger or smaller subscriptions. Indian River also reserves the right to reject any subscription, in whole or in part.

     If after the offering you would own or control more than a certain percentage of the common stock, usually 5% or 10%, you may be required to file applications with state or federal bank regulatory agencies as a condition of the purchase. Indian River reserves the right to reduce or reject any subscription which would require prior regulatory application or approval if approval is not obtained before the end of the offering. See "The Offering - General" at page 7.

     Term of the Offering. The offering will run until September 30, 2000, or such later date as the Board of Directors may determine, but not later than November 30, 2000.

     Proceeds of the Offering. The net proceeds of the offering to Indian River will be approximately $7,390,000 if all of the offered shares are sold, after deduction of estimated expenses of the offering.

     Escrow Account. Until a subscription is accepted, subscription funds will be held in an escrow account at Indian River Bank under the control of an independent escrow agent. If the offering is not completed, or if your subscription is not accepted, your subscription funds will be promptly returned without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of the investor's state of residence specifically requires. See "The Offering - Escrow Account; Release of Funds; No Interest on Subscription Funds" at page 9.

     How to Subscribe. To subscribe for shares, you should complete the subscription agreement accompanying this prospectus and submit it, along with payment in full for the shares, to:

                   Mary Ruth Schaefer, Subscription Agent for
                          Indian River Banking Company
                                 958 20th Place
                            Vero Beach, Florida 32960

prior to the expiration of the offering. Your check or other form of payment should be made payable to: "Indian River Banking Company Escrow Account". You should carefully follow the instructions contained in this prospectus under the caption "The Offering" at page 7 and those included on the subscription agreement.

     Use of Proceeds. Indian River intends to use the net proceeds from the offering for general corporate purposes, which will include a contribution to Indian River Bank, its subsidiary bank, enabling the bank to expand into other market areas and provide increased lending services, and repayment of all or a portion of the outstanding balance on Indian River's line of credit with a correspondent bank. Until we use them for these purposes, the net proceeds may be invested in a variety of short-term, interest-bearing assets. See "Use of Proceeds" at page 11.

                          INDIAN RIVER BANKING COMPANY


INDIAN RIVER BANKING COMPANY
958 20th Place
Vero Beach, Florida  32960
(561) 569-9200


     Indian River is a one-bank holding company headquartered in Vero Beach, Florida. It provides general commercial and consumer banking services through its wholly owned banking subsidiary, Indian River National Bank, Vero Beach, Florida. Indian River was organized in January 1989 to be the holding company for Indian River Bank. Indian River Bank was organized as a national banking association in March 1985, and became a wholly owned subsidiary of Indian River in April 1989. At March 31, 2000, Indian River had total assets of $299.5 million, deposits of $261.2 million, and stockholders' equity of $14.0 million. See "Selected Consolidated Financial Data" at page 6, "Management's Discussion and Analysis" at page 14, and "Consolidated Financial Statements" at pages F-1 - F-38.

     Indian River Bank, Indian River's sole subsidiary, is an independent, community oriented full service financial institution. It conducts a general commercial and consumer banking business. These services include the usual deposit functions of commercial banks, including business and personal checking accounts, "NOW" accounts and savings accounts, business and commercial loans, residential mortgages and consumer loans and investment services. Indian River Bank is a national banking association, and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. See "Business of Indian River and Indian River Bank" at page 31.


     Indian River Bank markets its services in its primary service area of Indian River and Brevard counties and surrounding communities, through its main office in Vero Beach, Florida, and five branch offices located in Vero Beach, Sebastian, Roseland, Palm Bay, and Melbourne, Florida.

                                  RISK FACTORS

     An investment in the common stock involves various risks. You should carefully consider the risk factors listed below. These risk factors may cause Indian River's future earnings to be lower or its financial condition to be less favorable than it expects. In addition, other risks of which we are not aware, or which we do not believe are material, may cause our earnings to be lower, or hurt our future financial condition. You should read this section together with the other information in this prospectus.

     AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK DOES NOT CURRENTLY EXIST, AND WILL PROBABLY NOT EXIST AFTER THE OFFERING. AS A RESULT, SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR COMMON STOCK EASILY.

     While the common stock will be freely transferable by most shareholders, we do not expect that there will be an active market for trading the common stock following the offering. We cannot be sure that an active or established trading market will develop following completion of the offering, or if one develops, that it will continue, or whether the price of the common stock will be higher or lower than the offering price. The common stock will not be listed on The Nasdaq National Market, The Nasdaq SmallCap Market or any other securities market upon completion of the offering. There can be no assurance that trading in the over-the-counter market, through brokers or through market makers will develop. As a result, an investment in the common stock may be relatively illiquid. See "The Offering - Limited Market for Common Stock" at page 9.

     NO BROKER HAS AGREED TO PURCHASE ANY OF THE COMMON STOCK AND INDIAN RIVER MAY NOT BE ABLE TO COMPLETE THE OFFERING. INDIAN RIVER'S RESULTS MAY BE ADVERSELY AFFECTED IF LESS THAN ALL OF THE OFFERED SHARES ARE SOLD.

     The common stock is being sold directly, through the efforts of the directors and officers of Indian River and Indian River Bank. No broker-dealer or other person has any obligation to purchase, or find purchasers for, any shares of common stock. See "The Offering - Manner of Distribution" at page 11.

     Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are subscribed for, Indian River and Indian River Bank will have less capital to fund operations and growth, which could result in restricted or slower growth for Indian River Bank, slower expansion of activities, and lower shareholder returns. Indian River could be required to raise additional capital earlier than it would if all of the shares offered are sold. See "The Offering" at page 7.

     OUR   ORGANIZATIONAL   DOCUMENTS  HAVE  PROVISIONS  WHICH  MAY  PREVENT  AN
ACQUISITION OF THE COMPANY EVEN IF A MAJORITY OF SHAREHOLDERS FAVOR THE ACQUISITION.

     Indian River's Articles of Incorporation and Bylaws contain provisions which may be seen as having an "antitakeover" effect. These provisions, which include provisions that require the vote of 80% of the outstanding shares in order to approve certain business combinations and amendments to the Articles of Incorporation, in addition to the statutory majority vote requirement; a classified board of directors; and the vote of 75% of the outstanding shares and cause to remove directors; may have the effect of entrenching current management. As a result of these provisions, shareholder efforts to make changes in the conduct of Indian River's business or to sell the company may be defeated, even if those shareholders hold a majority of the common stock, or if their efforts are in the best interests of a majority of shareholders. The overall effect of these provisions could:

o make Indian River less attractive to a potential acquiror;
o deter a non-negotiated offer to acquire Indian River which a majority of shareholders might view as being in their best interests, and which could include substantial premium over the market price for the common stock;
o result in a lower market price of the common stock.
See "Management" at page 42 and "Description of Capital Stock - Certain Provisions of the Articles of Incorporation and Florida Law" at page 50.

     AS A RESULT OF THEIR LEVEL OF SHARE OWNERSHIP, OUR DIRECTORS AND OFFICERS COULD DECIDE THE OUTCOME OF MATTERS SUBMITTED TO SHAREHOLDER VOTE, INCLUDING
VOTES ON SOME ACQUISITIONS OF THE COMPANY, WITHOUT THE VOTES OF OTHER SHAREHOLDERS. THE RESULTS OF THE VOTE MAY BE CONTRARY TO THE DESIRES OR INTERESTS OF THE PUBLIC SHAREHOLDERS.

     Following completion of the offering, directors, directors emeritus, and officers of Indian River and Indian River Bank and their affiliates will own at least 521,972 outstanding shares of common stock, assuming that they purchase the number of shares in the offering which they currently intend. These persons may purchase a greater or lesser number of shares in the offering. If these persons purchase the number of shares indicated, then at least 30.82% of the outstanding common stock, and possibly as much as 36.41% of the outstanding common stock, will be owned by directors and officers of Indian River and Indian River Bank and their affiliates. See "Share Ownership of Directors, Officers and Certain Beneficial Owners" at page 40.

     By voting against a proposal submitted to shareholders, the directors and officers of Indian River and Indian River Bank, as a group, would be able to block approval of any proposal submitted to shareholders which requires a 75% or 80% vote of shareholders, including certain business combinations, certain amendments to the Articles of Incorporation, and removal of directors, and make approval more difficult for proposals requiring the vote of a majority of shareholders, such as mergers, share exchanges, certain asset sales, and certain amendments to Indian River's Articles of Incorporation. See "Share Ownership of Directors, Officers and Certain Beneficial Owners" at page 40 and "Description of Capital Stock - Certain Provisions of the Articles of Incorporation and Florida Law" at page 50.

     CONSUMMATION OF THE OFFERING IS NOT SUBJECT TO THE RECEIPT OF SUBSCRIPTIONS FOR A MINIMUM NUMBER OF SHARES. SUBSCRIBERS WILL BE REQUIRED TO PURCHASE SHARES EVEN IF LESS THAN ALL OF THE SHARES OFFERED ARE SOLD.

     There is no minimum number of shares that must be sold in the offering, and subscriptions, once received, are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. Once made, subscriptions will not be revocable by subscribers, and we intend to accept subscriptions even if the offering has not been fully subscribed. See "The Offering" at page 7.

     AS THE BOOK VALUE OF A SHARE OF COMMON STOCK AFTER THE OFFERING WILL BE LOWER THAN $25, YOU WILL EXPERIENCE IMMEDIATE DILUTION.

     If all of the shares being offered are sold, then book value per share at March 31, 2000, after giving effect to completion of the offering, will be $12.63 per share, assuming the sale of 300,000 shares. The post-offering book value is less than the offering price of $25 per share, and accordingly, investors in the offering will experience dilution of $12.37, or 49.48%, per share, calculated on the basis of the difference between the offering price and book value.

     THE OFFERING PRICE WAS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AND DOES NOT NECESSARILY REFLECT THE FAIR MARKET VALUE OF THE COMMON STOCK. AFTER THE OFFERING, YOU MAY NOT BE ABLE TO SELL THE COMMON STOCK FOR THE OFFERING PRICE OR MORE.

     The Board of Directors considered a number of factors in determining the offering price for the common stock, including, but not limited to, the price of recent trades known to have occurred, the book value of the common stock, the price to earnings and price to book ratios of other institutions we deemed to be comparable, and our estimate of our earnings prospects. No independent third party or negotiations were involved in the determination of the offering price, and therefore the price does not necessarily reflect the market value of the common stock. The price at which the common stock trades after the offering may be higher or lower than the offering price.

     IF ECONOMIC CONDITIONS IN OUR MARKET DETERIORATE, OUR INCOME AND GROWTH RATE MAY DECLINE, AND OUR LEVELS OF PROBLEM LOANS AND CHARGE-OFFS MAY INCREASE, WHICH COULD HAVE AN ADVERSE AFFECT ON THE PRICE AT WHICH YOU CAN SELL THE COMMON STOCK.

     We make loans, and most of our assets are located, in the Indian River County and Brevard County markets. Adverse changes in economic conditions in these areas could hurt our ability to collect loans, could reduce the demand for loans, and otherwise could negatively affect our performance and financial condition.

     A SUBSTANTIAL PORTION OF INDIAN RIVER BANK'S LOANS ARE IN REAL ESTATE RELATED LOANS IN INDIAN RIVER AND BREVARD COUNTIES, AND ADVERSE CHANGES IN THOSE REAL ESTATE MARKETS COULD LEAD TO HIGHER LEVELS OF PROBLEM LOANS AND
CHARGE-OFFS,   AND  ADVERSELY  AFFECT  INDIAN  RIVER'S  EARNINGS  AND  FINANCIAL
CONDITION.

     Indian River Bank has a substantial amount of real estate related loans, including residential, commercial owner occupied, and construction loans. At March 31, 2000, 43.6% of our loans were residential real estate loans, 32.7% were commercial real estate loans and 2.8% involved loans to individuals and businesses in the citrus industry. These concentrations expose us to the risk that adverse developments in the real estate market could increase the levels of nonperforming loans and charge-offs, and reduce loan demand and deposit growth. In each case, however, the concentrations are spread among a large number of borrowers with relatively low loan balances.

     MANAGEMENT WILL HAVE DISCRETION IN ALLOCATING A SUBSTANTIAL PORTION OF THE PROCEEDS OF THE OFFERING, AND MAY USE THEM FOR PURPOSES NOT SPECIFICALLY SET FORTH IN THIS PROSPECTUS.

     Our Boards of Directors will have substantial discretion in the use of the proceeds of the offering among the purposes indicated, and could use them for purposes not specifically contemplated and discussed in the prospectus, subject to the requirements of safe and sound banking practices.

     THERE CAN BE NO ASSURANCE THAT INDIAN RIVER WILL HAVE SUFFICIENT EARNINGS TO BE LEGALLY ABLE TO PAY DIVIDENDS. ALTHOUGH LEGALLY ABLE TO PAY DIVIDENDS, INDIAN RIVER HAS NOT HISTORICALLY PAID CASH DIVIDENDS.

     Indian River Bank is the principal revenue producing operation of Indian River. As a result, Indian River's ability to pay dividends largely depends on receiving dividends from Indian River Bank. The amount of dividends that Indian River Bank may pay is limited by state and federal laws and regulations. Even if Indian River Bank or Indian River has earnings in an amount sufficient to pay dividends, the Board of Directors may decide to retain earnings for the purpose of financing growth. Indian River has not historically paid cash dividends. No assurance can be given that Indian River Bank's earnings will continue to permit the payment of dividends to Indian River or that Indian River's earnings will permit the payment of dividends to shareholders, or that Indian River will choose to pay dividends. See "Description of Capital Stock - Limitations on Payment of Dividends" at page 49, "The Offering - Limited Market for Common Stock" at page 9, and "Market for Common Stock and Dividends" at page 13.

     THERE IS NO ASSURANCE THAT INDIAN RIVER WILL BE ABLE TO SUCCESSFULLY COMPETE WITH OTHERS FOR ITS BUSINESS.

     Indian River and Indian River Bank compete for loans, deposits, and investment dollars with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources. Recent legislation expanding the array of firms that can own banks may result in increased competition for Indian River and Indian River Bank. The differences in resources and regulations may make it harder for Indian River and Indian River Bank to compete profitably, reduce the rates that they can earn on loans and investments, increase the rates they must offer on deposits and other funds, and adversely affect Indian River's overall financial condition and earnings. See "Business of Indian River and Indian River Bank - Competition" at page 34 and "Supervision and Regulation" at page 35.

     THE LOSS OF THE SERVICES OF ANY KEY EMPLOYEES COULD ADVERSELY AFFECT INVESTOR RETURNS.

     The business of Indian River and Indian River Bank are service-oriented, and their success depends to a large extent upon the services of William A. High , President and Chief Executive Officer of Indian River and Indian River Bank, and Paul A. Beindorf, Vice President of Indian River and Executive Vice President of Indian River Bank. The loss of the services of Mr. High or Mr. Beindorf could adversely affect the business of Indian River and Indian River Bank. See "Management" at page 42.

         INDIAN RIVER CAN ELECT TO DELAY CLOSING OF THE OFFERING UNTIL AS LATE AS NOVEMBER 30, 2000, AND CAN DECIDE TO NOT ACCEPT ALL OR A PART OF YOUR SUBSCRIPTION. UNTIL THAT DECISION IS MADE, YOU WILL NOT HAVE USE OF YOUR FUNDS.

     We reserve the right to extend the offering until as late as November 30, 2000. We will have broad discretion in determining which subscriptions, other than those of our directors and officers, to accept, in whole or in part, including if the offering is oversubscribed. In deciding which subscriptions to accept, we may consider the order in which subscriptions are received, a subscriber's potential to do business with, or to direct business to, Indian River Bank, and the desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and may forego use of all or a portion of such subscriber's funds pending allocation of available shares. See "The Offering - General" at page 7 and "- Acceptance and Refunding of Subscriptions" at page 9.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table shows selected historical consolidated financial data for Indian River. You should read it in connection with the historical consolidated financial information contained in the Consolidated Financial Statements for the years ended December 31, 1999 and 1998 which are audited, and for the three months ended March 31, 2000, which are not audited, included in this prospectus and with the other information provided in this prospectus. See "Consolidated Financial Statements" at pages F-1 - F-38 and "Management's Discussion and Analysis" at page 15. The consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 were also audited, but are not included in this prospectus.

                                                Three Months Ended                        Year Ended December 31,
                                                                    ----------------------------------------------------------------
                                                  March 31, 2000       1999        1998          1997         1996         1995
                                                ------------------- -----------  ----------   -----------  ------------ ------------
                                                                                          (Dollars in Thousands)
RESULTS OF OPERATIONS:

Total interest income                                   $    5,407   $  17,946 $    15,341  $     13,515   $    11,326     10,225
Total interest expense                                       2,620       8,025       7,135         6,307         5,143      4,891
Net interest income                                          2,787       9,921       8,206         7,208         6,183      5,334
Provision for loan/lease losses                                165         590         375           385           415        445
Net interest income after provision for                      2,622       9,331       7,831         6,823         5,768      4,889
Other income                                                   575       2,455       2,217         1,299         1,272      1,295
Other expenses                                               2,184       8,641       6,740         4,952         4,222      4,128
Income before income taxes                                   1,014       3,145       3,308         3,170         2,817      2,056
Income tax expense                                             361       1,143       1,209         1,172         1,033        701
Net income                                                     652       2,003       2,099         1,998         1,784      1,355

EARNINGS PER SHARE:

Basic earnings per common share(1)                      $     0.47   $    1.44 $      1.51  $       1.43   $      1.27       1.13
Diluted earnings per common share(1)                          0.46        1.43        1.50          1.43          1.27       1.13

PERIOD-ENDING BALANCES:

Total loans                                             $  174,478   $ 168,550 $   144,364  $    117,641   $   103,439     96,007
Total assets                                               299,498     271,236     223,116       191,468       165,069    133,737
Total deposits                                             261,201     238,846     200,397       172,812       153,203    124,216
Stockholders' equity                                        14,001      13,591      13,784        11,597         9,214      7,994
Stockholders' equity per share(1)                            10.05        9.75        9.89          8.30          6.56       6.67
Average weighted shares outstanding at period
end:
     Basic(1)                                            1,393,730   1,393,902   1,393,612     1,394,080     1,365,212  1,443,950
     Diluted(1)                                          1,429,173   1,401,780   1,397,522     1,395,080     1,365,212  1,443,950

ASSET QUALITY RATIOS:

Allowance for loan losses to loans                            1.18 %      1.13 %      1.05 %        1.12 %        1.16 %     1.11 %
Nonperforming loans to loans                                  0.06 %      0.06 %      0.28 %        0.08 %        0.58 %     0.44 %
Allowance for loan losses to nonperforming                 1852.20 %   1796.23 %    594.60 %     1760.91 %      627.08 %  2790.56 %
Nonperforming assets to loans and other real                  0.06 %      0.06 %      0.28 %        0.11 %        0.67 %     0.55 %
Net loan charge-offs to average loans(2)                      0.03 %      0.13 %      0.15 %        0.24 %        0.28 %     0.42 %

CAPITAL RATIOS:

Tier I risk-based capital ratio                               8.34 %      8.40 %      9.40 %        9.71 %        9.43 %     9.12 %
Total risk-based capital ratio                                9.42 %      9.50 %     10.50 %       10.87 %       10.68 %    10.33 %
Leverage ratio                                                5.55 %      5.90 %      6.20 %        6.05 %        6.00 %     6.04 %

SELECTED RATIOS:(2)
Return on average total assets                                0.92 %      0.84 %      1.05 %        1.16 %        1.23 %     1.01 %
Yield on average earning assets                               8.17 %      8.03 %      8.31 %        8.36 %        8.20 %     8.16 %
Return on average stockholders' equity(3)                    19.09 %     14.34 %     16.42 %       19.26 %       21.34 %    18.96 %
Average stockholders' equity to average total
assets                                                        4.82 %      5.89 %      6.41 %        6.00 %        5.74 %     5.33 %

(1) Per share data and average weighted shares have been adjusted to reflect 10% stock dividends paid in each year through 2000, and to reflect the two for one stock split in the form of a dividend paid in March 2000.

(2)  Annualized for period ended March 31, 2000.

(3) Represents the return on average stockholders' equity including unrealized gains and losses on securities available for sale. If the return on average stockholders' equity were calculated without including these unrealized gains and losses, then it would be 16.73% for the three months ended March 31, 2000, and 12.83%, 17.21%, 20.25%, 21.65%, and 18.94% for the years ended December 31, 1999, 1998, 1997, 1996 and 1995.

                                  THE OFFERING

GENERAL


     Securities Offered. Indian River is offering to sell up to 300,000 newly issued shares of its common stock, at a price of $25.00 per share.


     No Minimum Offering. There is no minimum number of shares which must be sold in the offering. The offering will be consummated if any valid subscriptions are received, unless the Board of Directors has terminated the offering in its entirety.


     Expiration Time. Subscriptions to purchase shares must be received no later than 5:00 p.m., Eastern time, on September 30, 2000, unless we terminate the offering earlier or extend it. Indian River reserves the right to terminate the offering at any time prior to September 30, 2000, or to extend the termination date for periods of up to thirty (30) days each, without notice to subscribers. Under no circumstances will the offering be extended beyond November 30, 2000. See "The Offering - Procedure for Subscribing to Common Stock in the Offering" at page 7 and " - Acceptance and Refunding of Subscriptions" at page 9.

     Minimum and Maximum Subscription. Investors must subscribe for the purchase of a minimum of 100 shares, for a minimum investment of $2,500. The maximum number of shares which any person or group of affiliated persons will be permitted to purchase is 4,000, for a maximum investment of $100,000. We may, however, allow larger or smaller subscriptions. We intend to permit members of the Board of Directors, including directors emeritus, and their affiliates to purchase more than 4,000 shares in the offering. We reserve the right to reject any subscription in whole or in part.

     In considering whether to accept a subscription, we may consider the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with, or direct business to, Indian River Bank, and other factors relating to a particular subscription, and the number of shares which have not been subscribed for at the time a subscription is accepted. In determining whether to permit a larger subscription, we may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of Indian River.

     WE RESERVE THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IN DETERMINING WHETHER TO ACCEPT ANY SUBSCRIPTION, IN WHOLE OR IN PART, THE DIRECTORS MAY TAKE INTO ACCOUNT:

o    THE ORDER IN WHICH SUBSCRIPTIONS ARE RECEIVED,

o A SUBSCRIBER'S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, INDIAN RIVER BANK,

o    OUR DESIRE TO HAVE A BROAD DISTRIBUTION OF STOCK OWNERSHIP, AND

o LEGAL OR REGULATORY RESTRICTIONS. YOU MAY NOT REVOKE YOUR SUBSCRIPTION AFTER IT IS RECEIVED.


PROCEDURE FOR SUBSCRIBING TO COMMON STOCK IN THE OFFERING


     If you wish to participate in the offering and invest in Indian River, you may do so by completing and signing the subscription agreement accompanying this prospectus and delivering the completed subscription prior to the termination of the offering, together with payment in full of the offering price of all shares for which you have subscribed. Payment in full must be by:

          (a) check or bank draft drawn upon a U.S. bank; or

          (b) postal, telegraphic or express money order,

in either case, payable to "Indian River Banking Company Escrow Account".

     The offering price will be deemed to have been received only upon:

          (a) clearance of any uncertified check, or

          (b) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order.


A  postage  paid,   addressed  envelope  is  included  for  the  return  of  the subscription agreement.


     If you are paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. If you wish to pay the offering price by means of uncertified personal check, we urge you to deliver your subscription and payment sufficiently before the end of the offering to ensure that payment is received and clears before the end of the offering. All funds received in payment of the subscription price will be deposited in the Indian River Banking Company Escrow Account and, until closing of the offering, will be invested at the direction of Indian River.


     The address to which subscription agreements and payment of the offering price should be delivered is:

                     Mary Ruth Schaefer, Subscription Agent
                          Indian River Banking Company
                                 958 20th Place
                            Vero Beach, Florida 32960
                                 (561) 569-9200


     If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, we will treat your subscription as one to purchase shares to the full extent of the payment sent. If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then we will treat your subscription as one to purchase shares to the full extent of the excess payment send. Indian River reserves the right to reject, in whole or in part, any subscription. In determining whether to accept any subscription, in whole or in part, the directors may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Indian River Bank and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of Indian River.


     FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH THE APPLICATION MAY CAUSE INDIAN RIVER TO REJECT THE SUBSCRIPTION.


     The method of delivery of subscription agreements and payment of the offering price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the end of the offering. You will have to pay the additional delivery cost of registered mail.

     We will decide all questions concerning the timeliness, validity, form and eligibility of subscription agreements, and our decisions will be final and binding. Indian River may, but is not required to, waive any defect or irregularity, may permit any defect or irregularity to be corrected within such time as it may determine, or may reject the purported subscription. We will not consider a subscription agreement to have been received or accepted until all irregularities have been waived or cured. Neither Indian River nor any other person or firm will be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription agreements, or incur any liability for failure to give such notice.


     SUBSCRIPTIONS FOR COMMON STOCK WHICH ARE RECEIVED BY INDIAN RIVER MAY NOT BE REVOKED BY SUBSCRIBERS.

ESCROW ACCOUNT; RELEASE OF FUNDS; NO INTEREST ON SUBSCRIPTION FUNDS


     All funds received in payment of the offering price will be promptly deposited into an escrow account at Indian River Bank under the control of Christopher H. Marine, Esquire, Escrow Agent, until consummation or termination of the offering. Funds in the escrow account will be invested in short-term obligations of the United States government or a sweep account collateralized by U.S. government or agency securities. Subscription funds will be released from the escrow account to Indian River only upon receipt by the escrow agent of the certification of the President of Indian River that subscriptions relating to such funds have been accepted and that shares of common stock will be issued to subscribers in respect of such subscriptions. Earnings on funds in the escrow account will be retained by Indian River whether or not the offering is consummated.

     Subscriptions for common stock which are received by the subscription agent may not be revoked. No interest will be paid to subscribers on subscription funds, even if the offering is terminated in its entirety or an individual subscription is rejected. By submitting a subscription, subscribers will forego interest they otherwise could have earned on the funds for the period during which their funds are held in escrow. We will, however, pay interest to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires in the event that the offering is not completed. Prior to the time the offering is completed or terminated, we will be entitled to request, from time to time, that the escrow agent distribute to us accrued earnings on the escrowed funds for general corporate purposes.


ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS


     Subscription agreements are not binding on Indian River until accepted by Indian River. We reserve the right to reject, in whole or in part, any subscription agreement or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber if the offering is oversubscribed, the directors may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Indian River Bank, and Indian River's desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of Indian River. Indian River will decide which subscription agreements to accept within ten days after the termination of the offering. Once made, a subscription is irrevocable by the subscriber during the period of the offering, including extensions, if any.


     Indian River may elect, at any time and from time to time, to accept any or all of the subscriptions it has received to date, issue shares of common stock for those subscriptions, and continue the offering with respect to any remaining shares.


     If Indian River rejects all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check, sent by first-class mail, all, or the appropriate portion of, the amount submitted with the subscription agreement, without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires. If the offering is not completed, all subscription funds will be promptly refunded to subscribers without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires.

     After all refunds have been made, the escrow agent, Indian River, Indian River Bank and their respective directors, officers, and agents will have no further liabilities to subscribers. Certificates representing shares duly subscribed and paid for will be issued by Indian River as soon as practicable after funds are released to Indian River by the escrow agent.

LIMITED MARKET FOR COMMON STOCK

     Except for common stock held by Indian River's directors and certain officers of Indian River and Indian River Bank, the common stock will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. There does not currently exist an active or organized public market for the common stock. No broker-dealers currently offer to make a market in the common stock. The common stock has been the subject of only sporadic trades. There can be no assurance that an over-the-counter market will develop for the common stock. It is not anticipated that the common stock will be listed on any stock exchange or be designated for trading on the Nasdaq system upon completion of the offering or in the immediate future.

DETERMINATION OF OFFERING PRICE

     The offering price has been determined by the Board of Directors of Indian River after consideration of various factors which it deemed relevant. These factors included, among other things, Indian River's current financial condition and operating performance as presented in its financial statements, recent trades of the common stock, the market value, and price to earnings and price to book value ratios of the common stock of other banking organizations which we deem comparable, and pro forma financial position after giving effect to the offering. NEITHER THE BOARD OF DIRECTORS NOR MANAGEMENT HAS EXPRESSED AN OPINION OR HAS MADE ANY RECOMMENDATION AS TO WHETHER ANYONE SHOULD PURCHASE SHARES OF COMMON STOCK IN THE OFFERING. ANY DECISION TO INVEST IN THE COMMON STOCK MUST BE MADE BY EACH INVESTOR BASED UPON HIS OR HER OWN EVALUATION OF THE OFFERING IN THE CONTEXT OF HIS OR HER BEST INTERESTS.


     There can be no assurance that, following completion of the offering and the issuance of the common stock, a shareholder will be able to sell shares purchased in the offering at a price equal to or greater than the offering price. Moreover, until certificates for shares of common stock are delivered, shareholders may not be able to sell the shares of common stock that they have purchased in the offering. See "- Issuance of Common Stock" at page 11.

INTENTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

     Directors, including a director emeritus, and executive officers of Indian River and Indian River Bank have indicated that they intend to subscribe for an aggregate of 40,000 shares of common stock in the offering. Any shares purchased by directors and executive officers are intended to be held as an investment. These intentions are not commitments and could change based upon individual circumstances. See "Share Ownership of Directors, Officers and Certain Beneficial Owners" at page 40.

REGULATORY LIMITATION

     If you would own ten percent (10%) or more of the common stock after the offering, or five percent (5%) in some circumstances, you may be required to provide certain information to, or seek the prior approval of, state and federal bank regulators. We will not be required to issue shares of common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, clearance or approval has not been obtained or any required waiting period has not expired. Indian River reserves the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if it has not been obtained prior to the termination date. See "The Offering - Acceptance and Refunding of Subscriptions" at page 9.

RIGHT TO AMEND OR TERMINATE THE OFFERING

     We expressly reserve the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, we will file an amendment to the registration statement, of which this prospectus is a part, and resolicit subscribers to the extent required by the SEC. If we resolicit subscribers, we will promptly return funds to any subscriber who does not provide the subscription agent with an affirmative reconfirmation of the subscription. We expressly reserve the right, at any time prior to delivery of shares of common stock offered hereby, to terminate the offering if the offering is prohibited by law or regulation or if the Board of Directors concludes in its judgment that it is not in the best interests of Indian River to complete the offering under the circumstances. The offering may be terminated by Indian River giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is so terminated, all funds received will be promptly refunded, without interest.


ISSUANCE OF COMMON STOCK

     Certificates representing shares of common stock purchased in the offering will be delivered to purchasers, via registered or certified mail, as soon as practicable after the expiration time and after all prorations and adjustments contemplated by the offering have been effected. No fractional shares will be issued in the offering.

REQUESTS FOR ADDITIONAL INFORMATION


     If you have questions or require additional information concerning the offering, contact:
                                 William A. High
                      President and Chief Executive Officer
                          Indian River Banking Company
                                 958 20th Place
                           Vero Beach, Florida 32960,
              Telephone: (561) 569-9200 or toll free (888) 569-9233


MANNER OF DISTRIBUTION


     Certain directors and officers of Indian River and Indian River Bank will assist in the offering. None of our directors and officers will receive compensation for these services. Our directors and officers are not authorized to make statements about Indian River or Indian River Bank unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or officers are registered as securities brokers or dealers under the federal or applicable state securities laws, except for certain directors and officers registered pursuant to exemptions from examination requirements under Florida law, nor are any of them affiliated with any broker or dealer. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of our directors and officers are excepted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Substantially similar exemptions from registration are available under applicable state securities laws.


     NO BROKER-DEALER OR OTHER PERSON IS OBLIGATED TO PURCHASE ANY OF THE SHARES OFFERED, OR TO FIND PURCHASERS FOR ANY SHARES. THERE CAN BE NO ASSURANCE THAT ANY MINIMUM NUMBER OF SHARES WILL BE SOLD.

                                 USE OF PROCEEDS


     The gross proceeds to Indian River from the sale of the common stock offered hereby will be $7,500,000 if all of the shares being offered are sold, before deducting expenses of the offering, which are estimated at $110,000.

     The proceeds of the offering will strengthen Indian River's capital base and position it to continue to exceed minimum regulatory capital ratios, which will allow for future growth through expansion of its existing business. We plan to use the net proceeds for general corporate purposes, which will include:

o repayment of Indian River's outstanding balance on its line of credit with a correspondent bank, and
o immediate contribution of the remaining proceeds to Indian River Bank, where they will be available for general corporate purposes and for use in its lending and investment activities.

The outstanding balance on the line of credit was $2,945,381 as of March 31, 2000. The line of credit has a floating interest rate based on the London Inter-Bank Offering Rate, and was 7.4587% as of March 31, 2000.

     If less than all of the shares offered are sold, Indian River will contribute the first $2,000,000 of net proceeds to Indian River Bank, and use the proceeds in excess of $2,000,000 to reduce the outstanding balance on Indian River's line of credit. Any remaining proceeds would be used for additional contributions to Indian River Bank or other corporate purposes.

     The offering will enable Indian River Bank to establish additional branch locations, to expand into desirable market areas, and to provide increased lending services to its existing customers and markets. In May 2000, Indian River Bank has entered into an agreement for a site in Rockledge in Brevard County where it intends to establish a new branch in a building to be constructed. The terms of the lease under which Indian River Bank will occupy the site have not been determined as of the date of this prospectus. There can be no assurance that any additional branches will be established, or if established that they will be successful. Until we use them for these purposes, the net proceeds may be invested in a variety of short-term, interest-bearing assets including federal funds transactions, interest-bearing deposits in other banks and similar investments.

     The following table reflects the anticipated allocation of the net proceeds
of  the  offering,   after  deducting   estimated  expenses  of  $110,000.   The
presentation assumes the sale of all 300,000 shares.

                                                                       % of
                                                      Amount         Proceeds(1)
                                                   -------------    ---------------
INDIAN RIVER:
  Net proceeds                                      $ 7,390,000               100%
  Reduction of outstanding balance on line            2,945,381             39.86%
  Capital contribution to Indian River Bank           4,444,619             60.14%

INDIAN RIVER BANK
  Proceeds of capital contributions by                4,444,619             60.14%
  Working capital(3)                                  4,444,619             60.14%

(1) Represents, in case of Indian River Bank, percentage of total net proceeds of offering.

(2) Represents the outstanding balance on the line of credit as of March 31, 2000.

(3) Represents funds available for use in Indian River Bank's lending and investment businesses, and for other corporate purposes.

                         REGULATORY CAPITAL REQUIREMENTS

     For capital adequacy purposes, the Board of Governors of the Federal Reserve requires bank holding companies such as Indian River to maintain two separate capital ratios, both of which compare certain capital account items to total assets and off-balance-sheet instruments, as adjusted to reflect their relative credit risks ("Total Risk-Weighted Assets"). These are called "Risk-Based Capital Ratios." The first of these is the "Total Risk-Based Capital Ratio", which compares the total capital account, which may include a limited amount of general reserves for loan losses to Total Risk-Weighted Assets. The minimum level for this ratio is 8.0%. The second of these is the "Tier 1 Risk-Based Capital Ratio," in which "Tier 1 Capital," (which must constitute at least one-half of total capital) defined as common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill, is compared to Total Risk-Weighted Assets. The minimum level for this ratio is 4.0%.


     The Federal Reserve also has established an additional capital adequacy guideline referred to as the "Leverage Capital Ratio," which measures the ratio of Tier 1 Capital (as defined above) to total assets, less goodwill. Although the most highly-rated bank holding companies are required to maintain a minimum Leverage Capital Ratio of 3.0%, most bank holding companies, such as Indian River, are required to maintain Leverage Capital Ratios of 4.0% to 5.0%. The actual required ratio is based on the Federal Reserve's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk and liquidity. There can be no assurance, however, that Indian River will not be required to maintain a higher Leverage Capital Ratio. See "Supervision and Regulation - Indian River Bank - Capital Adequacy Guidelines" at page 37.


     The OCC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of national banks such as Indian River Bank. These requirements are substantially similar to those adopted by the Federal Reserve regarding bank holding companies, as set forth above.


     The following table sets forth the actual regulatory capital ratios of Indian River and Indian River Bank at March 31, 2000, and as adjusted to give effect to the receipt of the estimated net proceeds from the sale of the common stock offered hereby, based on the assumptions set forth in the footnote and Indian River incurring expenses of $110,000 in the offering. The as adjusted capital ratios are calculated assuming that all amounts contributed are invested in assets having a 100% risk weighting under applicable regulatory capital calculations. If the assets actually invested in are assumed to have a lower risk weighting, the adjusted capital ratios will be higher.

                                                   March 31, 2000
                                    ----------------------------------------------
                                                                      Regulatory
                                      Actual       As Adjusted(1)       Minimum
                                    -----------    --------------    -------------
INDIAN RIVER:

Total Risk-Based Capital Ratio             9.4 %            12.8 %            8.0 %

Tier 1 Risk-Based Capital Ratio            8.3 %            11.8 %            4.0 %

Leverage Capital Ratio                     5.6 %             7.9 %        4.0-5.0 %

INDIAN RIVER BANK:

Total Risk-Based Capital Ratio            10.8 %            12.9 %            8.0 %

Tier 1 Risk-Based Capital Ratio            9.8 %            11.8 %            4.0 %

Leverage Capital Ratio                     6.5 %             7.9 %        4.0-5.0 %
------------------------------------

(1) Assumes the sale of 300,000 shares in the offering and the immediate contribution of $4,445,000 to Indian River Bank. There can be no assurance that any particular number of shares will be sold in the offering.

                      MARKET FOR COMMON STOCK AND DIVIDENDS


     There does not currently exist an organized public trading market for shares of Indian River common stock. Trading in the common stock has been sporadic and consists mainly of private trades conducted without brokers. We are aware of 18 trades of the common stock since January 1, 1998, at prices ranging from $20 to $30 per share, as adjusted for the two for one stock split paid in March 2000. The last trade known to Indian River was a trade of 100 shares at $25.00 per share on March 15, 2000. There may be other trades of which we are either not aware, or for which we are not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the common stock. As of March 31, 2000, there were 1,393,730 shares of common stock outstanding, held of record by approximately 445 shareholders.

     As of March 31, 2000, there were outstanding options to purchase 149,973 shares of common stock pursuant to Indian River's stock option plans, of which 65,169 are presently exercisable.

     The following table shows information relating to Indian River's share price history for the past two fiscal years. Prices have been adjusted to reflect the 10% stock dividends paid in January 1998, 1999 and 2000, and the two for one stock split in the form of a dividend paid in March 2000. High and low sales prices reflect trades known to Indian River, and do not necessarily reflect all trades which occurred. Indian River has not paid any cash dividends during the past two fiscal years, electing to retain earnings to fund the growth of Indian River Bank.

                      2000                    1999                   1998
               --------------------    -------------------     -----------------
Period Ended     High        Low        High        Low         High      Low
               ---------   --------    --------   --------     -------  --------
March 31       $25.00      $22.50      $19.09     $18.18       $17.36   $14.46
June 30        $30.00      $25.00      $22.72     $19.09           --       --
September 30                               --         --       $16.53   $14.46
December 31                            $22.72     $21.59       $17.36   $16.53

     Dividends. Holders of the common stock are entitled to receive dividends as and when declared by the Board of Directors. Indian River has paid stock dividends for each of the last eleven years and currently intends to continue the payment of such dividends. Indian River has not paid cash dividends during such period, electing to retain earnings to support growth. Future dividends will depend primarily upon Indian River Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to Indian River and Indian River Bank. There can be no assurance, however, that Indian River and Indian River Bank will continue to have earnings at a level sufficient to support the payment of dividends or that either entity will in the future elect to pay dividends. As Indian River Bank is the primary source of funds for payment of dividends by Indian River, the inability of Indian River Bank to pay dividends could adversely affect the ability of Indian River to pay dividends.


     Regulations of the OCC place a limit on the amount of dividends Indian River Bank may pay without prior approval. Prior approval of the OCC is required to pay dividends which exceed Indian River Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. At March 31, 2000, the amount available for the payment of dividends without prior approval was approximately $4.8 million. The Federal Reserve and the OCC also have authority to prohibit a bank from paying dividends if the Federal Reserve or the OCC deems such payment to be an unsafe or unsound practice.


     The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Indian River may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

     As a depository institution, the deposits of which are insured by the FDIC, Indian River Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Indian River Bank is not currently in default under any of its obligations to the FDIC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Indian River is a one-bank holding company for Indian River Bank and is headquartered in Vero Beach, Florida. Indian River Bank is a growing community bank serving individuals and small to medium sized businesses with special focus on real estate related lending and the professional community. Indian River Bank operates four branches in Indian River County and two branches in Brevard County. Indian River Bank offers deposit accounts and associated services to businesses and individuals and makes loans and invests in qualified securities. In addition, Indian River Bank's income includes fees on deposit accounts and loans.

RESULTS OF OPERATIONS


     NET INCOME. Indian River had income before income taxes of $3.1 million for the year ended December 31, 1999 compared to $3.3 million for the year ended December 31, 1998. Net income totaled $2.0 million the year ended December 31, 1999, a decrease of $100 thousand or 4.8% compared to net income in 1998. Earnings per share basic were $2.87 in 1999 compared to $3.01 in 1998, as adjusted for the 10% stock dividends and two for one stock split. The decrease in net income is attributable to several one time events that increased non-interest expense. These are, before tax, prepaid compensation for the retiring CEO of $203 thousand, a write down of a piece of property (vacant land) to fair market value, resulting in a loss of $103 thousand, search firm expense for a new CEO of $57 thousand, relocation expense for the new CEO and CFO of $57 thousand, and Y2K expense of $50 thousand.

     Income before taxes of $1.0 million for the quarter ended March 31, 2000 compared to $800 thousand for the quarter ended March 31, 1999. Net income totaled $652 thousand for the quarter ended March 31, 2000, an increase of $115 thousand or 21.4% over the same period in 1999. Earnings per share basic were $0.47 through March 31, 2000 compared to $0.39 through March 31, 1999, as adjusted for the 10% stock dividends and 2 for 1 stock split. The increase in net income is attributed to an increase in net interest income after provision for loan losses of $428 thousand before taxes.

     NET INTEREST INCOME. Net interest income is the difference between interest income on earning assets and interest expense on deposits and other borrowed funds. Net interest income for the year ended December 31, 1999 totaled $9.9 million compared to $8.2 million in 1998, reflecting an increase of $1.7 million or 20.7%. Total interest income totaled $17.9 million in 1999 compared to $15.3 million in 1998. This increase was primarily the result of increases of $1.8 million in interest and fees on loans, and $800 thousand in interest on fed funds and other investments. The increase in earnings on loans was due to an increase in average outstanding loan balances from $127.4 million in 1998 to $153.3 million in 1999 offset by a decrease in the interest rate earned, which decreased to 8.69% in 1999 from 9.01% in 1998. The increase in interest on investments was due to increases in average outstanding balances of approximately $12.2 million. As a result of a 20.4% increase in average interest-bearing deposits and other borrowed funds, interest expense increased by $890 thousand from 1998. The increase was attributable primarily to deposit growth.

     The average yield on earning assets for the year ended December 31, 1999, was 8.03% compared to 8.31% in 1998. The average rate paid on interest bearing liabilities in 1999 was 4.21% compared to 4.51% in 1998. The average interest rate paid on other borrowed funds in 1999 was 5.90% compared to 6.29% in 1998. Net interest margin is the ratio of net interest income to average earning assets. For the year ended 1999, net interest margin was 4.44% compared to 4.45% for the year ended December 31, 1998. The table at pages 17 - 18 illustrates the analysis of Indian River's average balances, yields and changes in net interest income for the fiscal years indicated.

     Net interest income for the quarter ended March 31, 2000 totaled $2.8 million compared to $2.3 million for the quarter ended March 31, 1999, reflecting an increase of $453 thousand or 19.41%. This increase was primarily the result of a $510 thousand increase in interest and fees on loans, and a $753 thousand increase in interest on fed funds and other investments. The increase in earnings on loans was due to an increase in average outstanding loan balances from $146.6 million for the quarter ended March 31, 1999 to $170.5 million for the quarter ended March 31, 2000. The average interest rate earned on outstanding loans remained the same for both quarters at 8.61%. The increase in interest on investments was due to an increase in average outstanding balances of approximately $39.3 million. As a result of a

32.86% increase in average interest bearing deposits and other borrowed funds, interest expense increased by $789 thousand. The increase was attributable primarily to deposit growth and increased Federal Home Loan Bank advances.

     The average yield on earning assets for the quarter ended March 31, 2000 was 7.98% compared to 8.01% for quarter ended March 31, 1999. The average rate paid on interest bearing liabilities was 4.51% for quarter ended March 31, 2000 as compared to 4.18% for quarter ended March 31, 1999. The average rate paid on other borrowed funds was 6.17% for the quarter ended March 31, 2000, compared to 5.96% in the same period in 1999. Net interest margin for the quarter ended March 31, 2000 was 4.11% compared to 4.44% quarter ended March 31, 1999. The table at page 19 illustrates the analysis of Indian River's average balances, yields and changes in net interest income for the periods indicated.

     PROVISION FOR LOAN LOSSES. The provisions for loan losses added $590 thousand to the allowance for loan losses in 1999 compared to $400 thousand in 1998. This increase was primarily attributed to the increase in total loans. Total charge-offs net of recoveries totaled approximately $200 thousand in both 1999 and 1998.

     The provision for loan losses added $165 thousand to the allowance for loan losses for the quarter ended March 31, 2000 as compared to $140 thousand for the quarter ended March 31, 1999. The increase was primarily attributed to the increase in total loans. Total charge-offs net of recoveries totaled $13 thousand for the quarter ended March 31, 2000, compared to $35 thousand in the first quarter of 1999.

     NON-INTEREST INCOME. Non-interest income for the year ended December 31, 1999 was $2.5 million compared to $2.2 million in 1998, an increase of $300 thousand or approximately 10.7%. The change was primarily due to increased deposit fee income and gain on loan sales.

     Non-interest income for the quarter ended March 31, 2000 was $575 thousand as compared to $579 thousand for the quarter ended March 31, 1999, a decrease of $4 thousand or 0.6%. A $59 thousand increase in service charges and fees on deposit accounts related to the increased deposit base was offset by an $87 thousand decrease in income from the sale of loans. The decrease in income on the sale of loans is attributable to reduced mortgage demand resulting from increased mortgage interest rates.

     NON-INTEREST EXPENSE. Total non-interest expense for the year ended December 31, 1999 of $8.6 million reflected an increase of approximately $1.9 million or 28.2% primarily as a result of increases in personnel costs, and other operating expenses, as described under "Net Income" above. The 1999 salaries and benefits expense increased by $900 thousand or 34.6% to $3.6 million compared to $2.7 million in 1998. Occupancy and equipment expense of $1.3 million increased $200 thousand or 21.4% in 1999. Other operating expenses of $3.1 million increased by $600 thousand or 19.7% in 1999.

     Total non-interest expense for the quarter ended March 31, 2000 was $2.2 million, an increase of approximately $253 thousand or 13.1%, primarily as a result of increases in personnel cost and occupancy and equipment expenses relating to the continued growth of Indian River Bank. Salary and benefits expenses for the first quarter of 2000 increased by $258 thousand or 27.3%, to $1.2 million, compared to $900 thousand in the first quarter of 1999. Occupancy and equipment expense of $388 thousand increased $90 thousand or 33.79% in first quarter of 2000. The increases in both areas of expenditure relate primarily to the Gateway branch opened in December 1999.

     TAXES ON INCOME. Income tax expense totaled $1.1 million for 1999 compared to income tax expense of $1.2 million in 1998. Income tax expense totaled $361 thousand for the quarter ended March 31, 2000 as compared to $305 thousand for the quarter ended March 31, 1999, reflecting the higher level of earnings.

COMPARISON OF AVERAGE BALANCES, INTEREST AND YIELDS


     The following table provides certain information relating to Indian River's average consolidated statements of financial condition and reflects the interest income on interest-earning assets and interest expense of interest-bearing liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of the related assets or liabilities for the periods presented. Yields on loans and securities have not been calculated on a tax equivalent basis. Non-accrual loans have been included in the average balances of loans receivable.

                                                                    Year Ended December 31,
                                  -------------------------------------------------------------------------------------------
                                                      1999                                             1998
                                  -----------------------------------------    ----------------------------------------------
                                     Average                     Average           Average                        Average
                                     Balance        Interest     Yield/Rate        Balance           Interest     Yield/Rate
                                  -------------- ------------- ------------    ---------------    -------------- ------------
Assets:
Interest-earning assets:
    Investments (1)               $  67,588,351  $  4,495,681        6.65%     $   55,390,843     $   3,766,518        6.80%
    Federal funds sold                2,549,521       129,487        5.08%          1,752,685            92,242        5.26%
    Loans receivable (2)            153,267,176    13,321,103        8.69%        127,407,802        11,482,346        9.01%
                                  -------------- ------------- ------------    ---------------    -------------- ------------
         Total interest
         earning assets             223,405,048    17,946,271        8.03%        184,551,330        15,341,106        8.31%
                                                 ------------- ------------                       -------------- ------------
Noninterest-earning assets           14,325,769                                    14,411,112
                                  --------------                               ---------------
         Total                    $ 237,730,817                                $  198,962,442
                                  ==============                               ===============

Liabilities and Stockholders'
Equity:
Interest-bearing liabilities:
    NOW and money market
    accounts                      $  26,199,766       350,773        1.34%     $   22,803,504           335,294        1.47%
    Savings accounts                 77,325,111     3,099,527        4.01%         54,945,860         2,347,241        4.27%
    Certificates of deposit          75,647,738     3,901,802        5.16%         70,513,670         3,823,823        5.42%
    Other                            11,408,966       672,892        5.90%          9,984,968           628,329        6.29%
                                  -------------- ------------- ------------    ---------------    -------------- ------------
         Total
       interest-bearing
       liabilities                  190,581,581     8,024,994        4.21%        158,248,002         7,134,687        4.51%
                                                 ------------- ------------                       -------------- ------------
Noninterest-bearing
liabilities                          33,145,360                                    28,532,992
Stockholders' equity                 14,003,876                                    12,784,119
                                  --------------                               ---------------
         Total                    $ 237,730,817                                $  199,565,113
                                  ==============                               ===============

Net interest income and net
 yield on interest-earning assets                $  9,921,277        4.44%                        $   8,206,419        4.45%
                                                 ============= ============                       ============== ============

(1) Includes investment securities and Federal Reserve Bank, Federal Home Loan Bank of Atlanta, and IBB Stock.
(2)  Includes loans for which the accrual of interest has been suspended.



                                                                Year Ended December 31,
                                                    ----------------------------------------------
                                                                         1997
                                                    ----------------------------------------------
                                                        Average                        Average
                                                        Balance         Interest       Yield/Rate
                                                    ---------------  --------------  -------------
Assets:
Interest-earning assets:
    Investments (1)                                 $   48,679,770   $   3,251,742          6.68%
    Federal funds sold                                   4,624,589         256,125          5.54%
    Loans receivable (2)                               108,446,696      10,007,254          9.23%
                                                    ---------------  --------------  -------------
         Total interest                                161,751,055      13,515,121          8.36%
    earning assets                                                   --------------  -------------
                                                        11,213,419
Noninterest-earning assets
                                                    ---------------
         Total                                      $  172,964,474
                                                    ===============
Liabilities and Stockholders'
Equity:
Interest-bearing liabilities:
    NOW and money market
    accounts                                            20,494,288         313,327          1.53%
    Savings accounts                                    44,258,960       1,782,026          4.03%
    Certificates of deposit                             71,875,056       3,966,955          5.52%
    Other                                                3,405,463         244,528          7.18%
                                                   ---------------
         Total
       interest-bearing
       liabilities                                     140,033,767       6,306,836          4.50%
                                                                     --------------  -------------
Noninterest-bearing                                     22,555,163
liabilities                                             10,375,544
Stockholders' equity                               ---------------
         Total                                      $  172,964,474
                                                   ===============

Net interest income and net
yield On interest-earning assets                                     $   7,208,285          4.46%
                                                                     ==============  =============



                                                                 Three Months Ended March 31,
                                  -------------------------------------------------------------------------------------------
                                                      2000                                             1999
                                  -----------------------------------------    ----------------------------------------------
                                     Average                     Average           Average                        Average
                                     Balance        Interest     Yield/Rate        Balance           Interest     Yield/Rate
                                  -------------- ------------- ------------    ---------------   --------------- ------------
Assets:
Interest-earning assets:
    Investments (1)               $ 101,083,518  $  1,745,019        6.92%     $   60,020,935    $      993,067        6.64%
    Federal funds sold                  165,802         2,375        5.74%          2,005,000            23,670        4.74%
    Loans receivable (2)            170,450,618     3,659,933        8.61%        146,624,960         3,149,060        8.61%
                                  -------------- ------------- ------------    ---------------   --------------- ------------
         Total interest
         earning assets             271,699,938     5,407,327        7.98%        208,650,895         4,165,797        8.01%
                                                 ------------- ------------                      --------------- ------------
Noninterest-earning assets           12,313,696                                    14,575,723
                                  --------------                               ---------------
         Total                    $ 284,013,634                                $  223,226,618
                                  ==============                               ===============

Liabilities and Stockholders'
Equity:
Interest-bearing liabilities:
    NOW and money market
    accounts                      $  29,954,833        97,086        1.30%     $   25,549,974            87,995        1.38%
    Savings accounts                 73,197,354       700,780        3.84%         74,450,567           758,852        4.09%
    Certificates of deposit         109,761,612     1,508,870        5.51%         66,708,138           852,602        5.13%
    Other                            20,420,790       313,578        6.16%          8,888,440           132,072        5.96%
                                  -------------- ------------- ------------    ---------------   --------------- ------------
         Total
       interest-bearing
       liabilities                  233,334,589     2,620,314        4.50%        175,597,120         1,831,521        4.18%
                                                 ------------- ------------                      --------------- ------------
Noninterest-bearing
liabilities                          36,971,909                                    33,573,903
Stockholders' equity                 13,707,136                                    14,055,595
                                  --------------                               ---------------
         Total                    $ 284,166,220                                $  223,226,618
                                  ==============                               ===============

Net interest income and net
yield
    On interest-earning assets                   $  2,787,013        4.11%                       $    2,334,276        4.49%
                                                 ============= ============                      =============== ============

(1) Includes investment securities and Federal Reserve Bank, Federal Home Loan Bank of Atlanta, and IBB Stock.

(2)  Includes loans for which the accrual of interest has been suspended.

RATE/VOLUME ANALYSIS OF NET INCOME

     The following tables set forth certain information regarding changes in interest income and interest expense of Indian River for the periods indicated. For each category of interest-earning assets and interest-bearing liability, information is provided on changes attributable to: (a) changes in volume (changes in volume multiplied by the prior period's rate); (b) changes in rates (change in rate multiplied by the prior period's volume) and (c) changes in rate-volume (change in rate multiplied by the changes in volume).

                                                                     Year Ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                                1999 vs. 1998                                        1998 vs. 1997
                                     Increase (Decrease) Attributable to                  Increase (Decrease) Attributable to
                              ---------------------------------------------------  -------------------------------------------------
                                Volume         Rate     Rate/Volume    Change        Volume        Rate      Rate/Volume   Change
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
Interest income on:
    Investments               $   829,417   $ (82,162)  $  (18,092)  $   729,163   $   448,290   $  58,430   $    8,056  $  514,776
    Federal funds sold             41,937      (3,225)      (1,467)       37,245      (159,056)    (12,738)       7,911    (163,883)
    Loans receivable            2,330,519    (408,791)     (82,971)    1,838,757     1,749,695    (233,736)     (40,867)  1,475,092
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
       Total interest
       income on
       interest-earning
       assets                   3,201,873    (494,178)    (102,530)    2,605,165     2,038,929    (188,044)     (24,900)  1,825,985
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
Interest expense on:
    NOW and money market
    accounts                       49,937     (29,992)      (4,466)       15,479        35,304     (11,987)      (1,350)     21,967
    Savings accounts              956,023    (144,772)     (58,965)      752,286       430,293     108,680       26,242     565,215
    Certificates of deposit       278,411    (186,829)     (13,603)       77,979       (75,138)    (69,307)       1,313    (143,132)
    Other                          89,609     (39,423)      (5,623)       44,563       472,439     (30,231)     (58,407)    383,801
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
       Total interest
       expense on
       interest-bearing
       liabilities              1,373,980    (401,016)     (82,657)      890,307       862,898      (2,845)     (32,202)    827,851
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
Increase (decrease) in net
    interest income           $ 1,827,893   $ (93,162)  $  (19,873)  $ 1,714,858   $ 1,176,031   $(185,199)  $    7,302  $  998,134
                              ============  =========== ============ ============  ============  ==========  =========== ===========

                                                                   Three Months Ended March 31,
                              ------------------------------------------------------------------------------------------------------
                                                 2000 v. 1999                                        1999 v. 1998
                                     Increase (Decrease) Attributable to                  Increase (Decrease) Attributable to
                              ---------------------------------------------------  -------------------------------------------------
                                Volume         Rate     Rate/Volume    Change        Volume        Rate      Rate/Volume   Change
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
Interest income on:

    Investments               $   679,394       43,083  $    29,475  $   751,952   $    32,711   $ (27,155)   $    (899)  $   4,657
    Federal funds sold            (21,713)       5,046       (4,628)     (21,295)       20,182      (1,742)      (3,864)     14,576
    Loans receivable              511,703         (714)        (116)     510,873       657,396    (158,976)     (38,859)    459,561
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
       Total interest
       income on
       interest-earning
       assets                   1,169,384       47,415       24,731    1,241,530       710,289    (187,873)     (43,622)    478,794
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
Interest expense on:
    NOW and money market
    accounts                       15,171       (5,186)        (894)       9,091        13,303      (5,426)        (891)      6,986
    Savings accounts              (12,774)     (46,074)         776      (58,072)      290,342      11,559        7,465     309,366
    Certificates of deposit       550,270       64,421       41,577      656,268       (76,307)    (47,830)       3,751    (120,386)
    Other                         171,358        4,418        5,730      181,506       (27,721)     (3,509)         598     (30,632)
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
       Total interest
       expense on
       interest-bearing
       liabilities                724,025       17,579       47,189      788,793       199,617     (45,206)      10,923     165,334
                              ------------  ----------- ------------ ------------  ------------  ----------  ----------- -----------
Increase (decrease) in net
    interest income           $   445,359    $  29,836  $   (22,458)  $  452,737   $   510,672   $(142,667)   $ (54,545)  $ 313,460
                              ============  =========== ============ ============  ============  ==========  =========== ===========

FINANCIAL CONDITION


     Total assets were $271.2 million at December 31, 1999 compared to $223.1 million as of December 31, 1998. This represented an increase of 21.6%. Average earning assets for 1999 were $223.4 million, an increase of 21.0% from the 1998 average of $184.6 million. Total assets were $299.5 million at March 31, 2000, an increase of $28.3 million or 10.4% from December 31, 1999.

     Total net loans increased by $23.7 million to $166.6 million or 16.7% at December 31, 1999 compared to $142.9 million at December 31, 1998. Total deposits increased by 19.2% to $238.8 million. Investment securities and federal funds sold increased to $89.3 million, a 35.3% increase from the $66.0 million as of December 31, 1998. Total net loans increased by $5.8 million or 3.5% to $172.4 million at March 31, 2000, compared to $166.6 million at December 31, 1999. Total deposits increased by 9.4% to $261.2 million at March 31, 2000 from December 31, 1999. Investment securities and federal funds sold increased 22.4% to $109.3 million, from $89.3 million at December 31, 1999.

     INVESTMENT ACTIVITY. During 1999, Indian River's investment securities portfolio increased by $32.6 million, or 57.5%. This increase in the securities portfolio reflects management's commitment to increasing the level of earning assets, enhances our liquidity level, and is a function of deposit growth exceeding loan growth. The before tax unrealized loss on securities available for sale was $2.5 million at December 31, 1999, as compared to an unrealized gain of $900 thousand at December 31, 1998, a decline of $3.4 million. The increase in unrealized losses is attributable to market increases in interest rates since 1998, which have resulted in the deterioration in value of fixed rate securities. The investment securities portfolio increased by $19.5 million, or 21.8%, to $108.8 million at March 31, 2000, as compared to $89.3 million at December 31, 1999. The before tax unrealized loss on securities available for sale as of March 31, 2000 was $2.9 million, an increase of $400 thousand as compared to December 31, 1999, reflecting the impact of continuing rate increases on the value of fixed rate securities.

     The following table provides information regarding the composition of Indian River's investment portfolio at the dates indicated. See Note 3 to the Consolidated Financial Statements for additional information regarding the securities portfolio. Yields on tax exempt securities have not been computed on a tax equivalent basis.

                                                                                       December 31,
                                                               --------------------------------------------------------------
                                           March 31, 2000             1999                 1998                  1997
                                         -------------------   -------------------  --------------------  -------------------
                                                   Percent               Percent               Percent              Percent
                                          Balance  of Total    Balance   of Total   Balance    of Total   Balance  of Total
                                         -------------------   --------- ---------  ---------  ---------  -------------------
                                                                       (Dollars in Thousands)
Available for Sale (at Estimated Market
Value):
U.S. Treasury                           $        0     0.0%   $       0      0.0%  $   7,205      12.7%  $  15,201     25.7%
U.S. Government Agency obligations          79,082    72.7%      64,852     72.6%     43,050      75.8%     34,888     59.0%
Mortgage-backed securities                   6,204     5.7%       6,471      7.3%      5,783      10.2%      8,472     14.3%
Corporate debt securities                   10,044     9.2%      10,093     11.3%          0       0.0%          0      0.0%
                                         ----------  -------   --------- ---------  ---------  ---------  ---------  --------
                                        $   95,330    87.6%   $  81,416     91.2%  $  56,038      98.7%  $  58,561     99.0%
                                         ----------  -------   --------- ---------  ---------  ---------  ---------  --------

Held to Maturity (at Amortized Cost):
Securities issued by state/political
subdivisions                            $    2,025     1.9%   $   2,025      2.3%  $       0       0.0%  $       0      0.0%
Mortgage-backed securities                  10,075     9.3%       5,047      5.6%          0       0.0%          0      0.0%
                                         ----------  -------   --------- ---------  ---------  ---------  ---------  --------
                                        $   12,100    11.1%   $   7,072      7.9%  $       0       0.0%  $       0      0.0%
                                         ----------  -------   --------- ---------  ---------  ---------  ---------  --------

Other investments                       $     1379     1.3%   $     798      0.9%  $     710       1.3%  $     603      1.0%
                                         ----------  -------   --------- ---------  ---------  ---------  ---------  --------

Total                                   $  108,809   100.0%   $  89,286    100.0%  $  56,748     100.0%  $  59,164    100.0%
                                         ==========  =======   ========= =========  =========  =========  =========  ========

     The following table provides information regarding the contractual maturity and weighted average yield of Indian River's investment portfolio at March 31, 2000.

                                                      After One Year      After Five Years
                                One Year or Less    Through Five Years   Through Ten Years     After Ten Years         Total
                               -------------------  -------------------  -------------------  ------------------  ------------------
                                         Weighted             Weighted             Weighted            Weighted            Weighted
                               Carrying  Average    Carrying  Average    Carrying  Average    Carrying Average    Carrying Average
                                Value     Yield      Value     Yield      Value     Yield      Value    Yield      Value     Yield
                               --------- ---------  -------- --------------------  ---------  -------- ---------  -------- --------
                                                                       (Dollars in thousands)
Available for Sale:
U.S. Government Agency
obligations                  $        0      0.0% $   5,916       6.9% $  55,882       7.0% $  17,284      8.3% $   79,082     7.3%
Mortgage-backed securities            2      8.6%     1,527       7.0%     2,172       7.1%     2,503      6.2%      6,204     6.7%
Corporate debt securities         1,983      6.3%     6,132       6.7%         0       0.0%     1,929      8.1%     10,044     6.9%
                               --------- ---------  -------- ----------  --------  ---------  -------- ---------  --------- --------
Total                        $    1,985      6.3% $  13,575       6.8% $  56,071       6.9% $  23,699      8.1% $   95,330     7.2%
                               ========= =========  ======== ==========  ========  =========  ======== =========  ========= ========

Held To Maturity
Securities issued by
state/political subdivisions $        0      0.0% $     100       4.2% $       0       0.0% $   1,925      5.3% $    2,025     5.2%
Mortgage-backed securities            0      0.0%         0       0.0%         0       0.0%    10,075      7.6%     10,075     7.6%
                               --------- ---------  -------- ----------  --------  ---------  -------- ---------  --------- --------
Total                        $        0      0.0% $     100       4.2% $       0       0.0% $  12,000      7.2% $   12,100     7.2%
                               ========= =========  ======== ==========  ========  =========  ======== =========  ========= ========

     LOAN PORTFOLIO. The following table shows the composition of Indian River's loan portfolio by type of loan at the dates indicated.

                                                                                     December 31,
                                                             ----------------------------------------------------------------
                                         March 31, 2000             1999                  1998                  1997
                                       -------------------   -------------------   -------------------   -------------------
                                                  Percent                Percent               Percent               Percent
                                                    of                     of                    of                    of
                                                   Total                  Total                 Total                 Total
                                       Balance     Loans     Balance      Loans     Balance     Loans     Balance     Loans
                                       --------  ---------   --------   --------   --------   --------   ---------  --------
                                                                                   (Dollars in Thousands)
Real Estate:
     Construction and land
     development                     $   7,222       4.1%  $   8,626       5.1%  $   2,382       1.7%  $    1,892      1.6%
     Farmland                            3,017       1.7%      3,146       1.9%      2,984       2.1%       1,916      1.6%
     One to four family residential     74,328      42.6%     68,431      40.6%     60,956      42.2%      49,873     42.4%
     Multifamily residential             1,736       1.0%      1,766       1.0%      1,762       1.2%       2,014      1.7%
     Nonfamily, nonresidential          57,138      32.7%     55,104      32.7%     45,452      31.5%      32,080     27.3%
Agriculture                              1,833       1.1%      1,707       1.0%      1,552       1.1%       1,752      1.5%
Commercial and industrial               11,984       6.9%     12,308       7.3%     11,038       7.6%       9,865      8.4%
Consumer                                14,909       8.5%     15,092       9.0%     15,562      10.8%      15,868     13.5%
Other                                    2,311       1.3%      2,370       1.4%      2,676       1.8%       2,381      2.0%
                                       --------              --------              --------              ---------
     Total Loans                     $ 174,478             $ 168,550             $ 144,364             $  117,641

     Less: allowance for loan loss       2,056                 1,904                 1,510                  1,322
     Less: unearned discounts and
     loan fees                               -                     1                     1                      8
                                       --------              --------              --------              ---------
     Loans, net                      $ 172,422             $ 166,645             $ 142,853             $  116,311
                                       ========              ========              ========              =========

                                                      December 31,
                                    -------------------------------------------
                                             1996                  1995
                                      -------------------    ------------------
                                                  Percent               Percent
                                                  of                    of
                                                  Total                 Total
                                      Balance     Loans      Balance    Loans
                                      ---------  --------    --------  --------
                                                 (Dollars in Thousands)
Real Estate:
     Construction and land
     development                    $      588      0.6%   $     390      0.4%
     Farmland                            2,207      2.1%       2,045      2.1%
     One to four family residential     41,193     39.8%      37,248     38.8%
     Multifamily residential             2,327      2.2%       2,214      2.3%
     Nonfamily, nonresidential          26,323     25.4%      20,923     21.8%
Agriculture                              2,461      2.4%       2,668      2.8%
Commercial and industrial                8,338      8.1%       6,704      7.0%
Consumer                                17,760     17.2%      21,681     22.6%
Other                                    2,242      2.2%       2,135      2.2%
                                      ---------              --------
     Total Loans                    $  103,439             $  96,008

     Less: allowance for loan loss       1,204                 1,066
     Less: unearned discounts and
     loan fees                              63                   267
                                      ---------              --------
     Loans, net                     $  102,172             $  94,675
                                      =========              ========


     LOAN MATURITY. The following table sets forth the term to contractual maturity of Indian River Bank loan portfolio at December 31, 1999. Loans which have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.


                                                                                   One to Five
                                           Total           One Year or Less           Years            Over Five Years
                                     ----------------     -----------------     -----------------     -----------------
Commercial, Agricultural            $      14,014,679    $        4,077,107    $        9,577,986    $          359,586
Real estate construction                    8,626,234               387,116               247,005             7,992,113
Real estate mortgage                      128,447,394             4,801,237            23,766,054            99,880,103
Consumer, other                            17,461,700             4,543,025            12,136,111               782,564
                                      ----------------     -----------------     -----------------     -----------------
Total loans                         $     168,550,007    $       13,808,485    $       45,727,156    $      109,014,366
                                      ================     =================     =================     =================

Loans with:
Predetermined fixed interest        $      77,369,004    $       10,141,950    $       38,084,042    $       29,143,012
Floating interest rate                     91,181,003             3,666,599             7,643,110            79,871,294
                                      ----------------     -----------------     -----------------     -----------------
Total loans                         $     168,550,007    $       13,808,549    $       45,727,152    $      109,014,306
                                      ================     =================     =================     =================


     Fixed rate loans due after one year total approximately $67 million and adjustable rate loans due after one year total approximately $88 million.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a valuation reserve established by management in an amount it deems adequate to provide for losses in the loan portfolio. Management assesses the adequacy of the allowance for loan losses based upon a number of factors including, among others: analytical reviews of loan loss experience in relationship to outstanding loans and commitments; unfunded loan commitments; problem and non-performing loans and other loans presenting credit concerns; trends in loan growth, portfolio composition and quality; appraisals of the value of collateral; and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio.

     The allowance for loan losses is increased by provisions for loan losses charged to expense. Charge-offs of loan amounts determined by management to be uncollectible or impaired decrease the allowance, and recoveries of previous charge-offs are added to the allowance.


     Calculating the allowance for loan losses is divided into three primary allocation groups: (1) specific allocation loans, (2) past due/problem loans and
(3) all other passing grade loans. For specific allocation loans, the bank has determined a reserve amount to set aside which it believes is sufficient to cover a collateral shortfall. As of March 31, 2000, Indian River had three loans with specific allocations in the aggregate amount of $222 thousand. Problem loans are identified by the Asset Liability Committee and are assigned a risk grade. Loans graded special mention are multiplied by an inherent loss factor of 5% to determine the amount to be reserved. Loans graded substandard are multiplied by a loss factor of 10%, loans graded doubtful are multiplied by a loss factor of 50% and loans graded loss are multiplied by a loss factor of 100%. Past due loans are graded based on the number of days which the loan is past due, and are multiplied by the same loss factors as problem loans. Loans past due 30-59 days are graded special mention, loans past due 60-89 days are graded substandard and loans past due 90 days or more are graded doubtful. As of March 31, 2000, 29% of the allowance for loan losses reflected specific loan allocations and past due/problem loans. All other loans are graded pass and are categorized into six loan groups and multiplied by an historical experience factor to determine the appropriate level of the allowance for loan losses. Due to Indian River's low loss history, the historical experience factors have been adjusted to reflect peer group historical loss factors. The factors currently are: 0.30 percent for 1 to 4 family real estate loans, 0.77 % for commercial real estate loans, 1.00% for commercial, non-real estate loans, 1.00% for farmland and farmer loans, 0.85% for consumer, non-revolving loans, and 2.50% for other revolving loans.

     As a result of Indian River Bank's low charge-offs and low change in non-performing loans, these two elements have caused little change in the allowance as a percentage of loans over recent years, which was 1.12% at

December  31,  1997,  1.05% at December 31, 1998 and 1.13% at December 31, 1999.
The increase in the allowance for loan losses in dollar terms is attributable to increases in the level of total loans, the level of the allowance increasing 78.6% during the period 1995 to 1999, while the level of total loans increased 75.5%.

     At December 31, 1999, the allowance for losses was $1.9 million or 1.1% of loans outstanding compared to $1.5 million or 1.0% of loans outstanding as of December 31, 1998, an increase of $400 thousand. This increase is attributable primarily to an increase in total loans outstanding. At December 31, 1999, non-accrual loans decreased by $200 thousand or 78.7% to $54 thousand compared to $254 thousand at December 31, 1998. The allowance for loan losses coverage of non-accrual loans was 3,526% at December 31, 1999 compared to a coverage of 594% at December 31, 1998.

     At March 31, 2000, the allowance for loan losses was $2.1 million, or 1.18% of total loans outstanding, as compared to $1.9 million, or 1.13% of total loans outstanding as of December 31, 1999. At March 31, 2000, non-accrual loans increased by $31 thousand, or 57.4% to $85 thousand. The coverage of the allowance for loan losses to non-accrual loans was 2,419% at March 31, 2000 compared to 3,526% at December 31, 1999.


     The following table sets forth activity in the allowance for loan losses for the periods indicated.


                                         Three Months
                                            Ended                        Year Ended December 31,
                                                         -----------------------------------------------------------
                                        March 31, 2000      1999        1998        1997        1996        1995
                                        ---------------  ----------- ----------- ----------- ----------- -----------
                                                                  (Dollars in Thousands)
Balance at beginning of year              $      1,904  $     1,510 $     1,322 $     1,204 $     1,066 $     1,007
                                           ------------  ----------- ----------- ----------- ----------- -----------
Charge-offs:
  Commercial, Agricultural                           0          (17)        (12)        (18)        (17)        (23)
  Real estate construction                           0            0           0           0           0           0
  Real estate mortgage                               0            0           0          (6)         (7)          0
  Installment loans to individuals                 (31)        (232)       (233)       (317)       (307)       (424)
                                           ------------  ----------- ----------- ----------- ----------- -----------
Total                                              (31)        (249)       (245)       (341)       (331)       (447)
                                           ------------  ----------- ----------- ----------- ----------- -----------
Recoveries

  Commercial, Agricultural                           1           10           6           6           6           5
  Real estate construction                           0            0           0           0           0           0
  Real estate mortgage                               0            0           0           7           0           0
  Installment loans to individuals                  17           43          52          61          48          56
                                           ------------  ----------- ----------- ----------- ----------- -----------
Total                                               18           53          58          74          54          61
                                           ------------  ----------- ----------- ----------- ----------- -----------
Net charge-offs                                    (13)        (196)       (187)       (267)       (277)       (386)
Additions charged to operations                    165          590         375         385         415         445
                                           ------------  ----------- ----------- ----------- ----------- -----------
Balance at end of period                  $      2,056  $     1,904 $     1,510 $     1,322 $     1,204 $     1,066
                                           ============  =========== =========== =========== =========== ===========

Ratio of net charge-offs during the
period to average loans
outstanding during the period                    0.01%        0.13%       0.15%       0.24%       0.28%       0.42%

     The following table allocates the allowance for loan losses by loan category. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.


                                                                                December 31,
                                        --------------------------------------------------------------------------------------------
                       March 31, 2000        1999                 1998               1997             1996              1995
                       --------------   ---------------      ---------------     --------------   --------------    --------------
                                                                   (Dollars in Thousands)
                        Amount  %(1)      Amount %(1)        Amount   % (1)      Amount  %(1)     Amount   %(1)     Amount  % (1)
                        ------- -----     -------------      -------- ------     ------- ------   -------- -----    ------- ------
Commercial,
Agricultural           $   308   7.9 %  $     66   8.3 %   $      41    8.7 %  $     47    9.9 %       42  10.4 % $     35    7.0 %

Real estate

construction                52   4.1 %        39   5.2 %          15    1.7 %        10    1.6 %       36   0.6 %        2    0.4 %

Real estate mortgage     1,406    78 %     1,400  76.1 %       1,105   77.0 %       860   73.0 %      627  69.7 %      520   67.8 %

Consumer, other            290   9.9 %       399  10.4 %         349   12.6 %       405   15.5 %      499  19.3 %      509   24.8 %
                        ------- -----     ------  -----      -------- ------     ------- ------   -------- -----    ------- ------
       Total
       allowance for
       loan losses     $ 2,056   100 %  $  1,904   100 %   $   1,510    100 %  $  1,322    100 %    1,204   100 % $  1,066    100 %
                        ======= =====     ======  =====      ======== ======     ======= ======   ======== =====    ======= ======


(1)  Represents percent of loans in category to gross loans.

     NON-PERFORMING ASSETS. Indian River Bank's non-performing assets which are comprised of loans delinquent 90 days or more, non-accrual loans, and other real estate owned ("OREO"), totaled $106 thousand at December 31, 1999 compared to $397 thousand at December 31, 1998. The percentage of non-performing assets to total assets decreased to 0.04% at December 31, 1999 from 0.18% at December 31, 1998.


     Non-performing loans constituted all of the non-performing assets at December 31, 1999 and December 31, 1998. Non-performing loans at December 31, 1999 consist of loans in non-accrual status in the amount of $54 thousand and loans past due over 90 days of $52 thousand compared to non-accrual loans of $254 thousand and loans past due over ninety days of $143 thousand at December 31, 1998. Non-performing loans at March 31, 2000 consist of loans in non-accrual status of in the amount of $85,000 and loans past due over 90 days of $26 thousand. The decline in non-performing loans is primarily the result of our credit policies, good economic conditions, and management's efforts to improve the quality of the loan portfolio.

     Indian River Bank owned no OREO at March 31, 2000, December 31, 1999 or December 31, 1998. When Indian River Bank has OREO, it generally evaluates each property annually. These evaluations may be appraisals or other market studies. Credit card loans are placed on non accrual when they are 180 days delinquent. All other consumer and commercial loans are placed on nonaccrual at 90 days or when determined to be uncollectible by management.

     The following table shows the amounts of non-performing assets at the dates indicated.

                                                                            December 31,
                                        March 31,   ---------------------------------------------------------
                                          2000        1999       1998        1997        1996        1995
                                       -----------  ---------  ----------  ---------   ----------  ----------
                                                              (Dollars in Thousands)
Nonaccrual loans
    Real estate                       $        77  $      49  $      254  $       0   $      186  $        0
    Installment                                 8          5           0         30            6          19

Accrual loans - Past due 90 days or
more

    Real estate                                19         20         132         30          311         228
    Installment                                 7         32          11         40           96         177

Restructured loans                              0          0           0          0            0           0

Real estate owned                               0          0           0         33           96         104
                                       -----------  ---------  ----------  ---------   ----------  ----------
         Total nonperforming assets   $       111  $     106  $      397  $     133   $      695  $      528
                                       ===========  =========  ==========  =========   ==========  ==========

     For the year ended December 31, 1999, $3,400 in gross interest income would have been recorded if the $54,000 of nonaccrual loans had been current throughout the period. No interest income was actually recorded in respect of the nonaccrual loans during the period. For the three months ended March 31, 2000, $315 in gross interest income would have been recorded if the $85,000 of nonaccrual loans had been current throughout the period. No interest income was actually recorded in respect of the nonaccrual loans during the period.

     At March 31, 2000, December 31, 1999 and 1998, there were no performing loans considered potential non-performing loans, defined as loans which are not included in the past due, nonaccrual or restructured categories, but for which known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms.

     DEPOSITS AND OTHER BORROWINGS. The principal sources of funds for Indian River Bank are core deposits, consisting of demand deposits, NOW accounts, money market accounts, savings accounts and certificates of deposit less than $100,000, from the local market areas surrounding the bank's offices. The bank's deposit base includes transaction accounts, time and savings accounts and accounts which customers use for cash management and which provide the bank with a source of fee income and cross-marketing opportunities as well as a low-cost source of funds. Time and savings accounts, including money market deposit accounts, also provide a relatively stable and low-cost source of funding.

     The following table reflects Indian River Bank's deposits by category for the periods indicated.

                                       Three Months Ended                    Year Ended December 31,
                                                             ---------------------------------------------------------
                                         March 31, 2000            1999                1998                1997
                                      ---------------------  ------------------  ------------------  -----------------
                                       Average    Average    Average  Average    Average  Average    Average Average
                                       Balance     Rate      Balance  Rate       Balance   Rate      Balance  Rate
                                      ---------------------  ------------------  -------- ---------  -----------------
                                                                  (Dollars in Thousands)
DEPOSIT CATEGORY
Noninterest-bearing demand           $    36,234   0.0%     $  32,497   0.0%    $ 27,125    0.0%    $ 21,836   0.0%
Interest-bearing demand                   25,654   1.2%        22,797   1.2%      19,412    1.4%      16,727   1.4%
Money market                               4,301   2.0%         3,403   2.0%       3,392    2.2%       3,768   2.2%
Savings                                   73,197   3.8%        77,325   4.0%      54,946    4.3%      44,259   4.0%
Certificates of deposit of $100,000
or more                                   23,534   5.6%        14,148   5.2%      13,256    5.5%      12,888   5.6%
Other time                                86,228   5.5%        61,500   5.1%      57,257    5.4%      58,987   5.5%
                                      -----------            ---------           --------            --------
Total                                $   249,148            $ 211,670           $175,388            $158,465
                                      ===========            =========           ========            ========

     The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2000.

                                      March 31, 2000
                                    -------------------
                                       (Dollars in
                                        Thousands)
Due In
     3 months or less                           $6,818
     Over 3 through 6 months                     6,864
     Over 6 through 12 months                    6,397
     Over 12 months                              9,934
                                    -------------------
     Total                                     $30,013
                                    ===================

     The following table provides information regarding Indian River Bank's short term borrowings for the periods indicated. See Note 9 to the Consolidated Financial Statements for additional information regarding Indian River Bank's borrowings.

                               Maximum Amount
                               Outstanding At        Average        Average         Ending      Average Rate
                                Any Month End        Balance         Rate          Balance      at Period End
                               ----------------   --------------  ------------   -------------  --------------
Three Months Ended March 31,
            2000             $   16,850,000     $  14,524,843        6.13%     $  16,850,000        6.26%
Year Ended December 31,
            1999                 13,075,000         3,841,589        5.50%        12,800,000        5.49%
            1998                  7,425,000         1,713,283        6.28%            0             0.00%
            1997                  3,000,000          277,466         5.75%            0             0.00%

     ASSET/LIABILITY MANAGEMENT. Indian River's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. Interest rate risk arises due to fluctuations in the general level of interest rates and such fluctuations can significantly impact our level of profitability. Managing interest rate risk is fundamental to banking. The inherent maturing and re-pricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitivity structure. Indian River seeks to manage its interest rate risk through its Asset/Liability Management Committee established by the Board of Directors and consisting of the Chief Executive Officer, Chief Financial Officer, Chief Lending Officer, Chief Credit Officer, Lending Officers, and Loan Operations Officer.

     The Chief Financial Officer monitors the day-to-day exposure to changes in interest rates in response to loan and deposit flows. The methodology we use for measuring exposure to interest rate risk is intended to ensure that we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. The methodology measures the impact that 100, 200, and 300 basis point rate changes would have on earnings over the subsequent twelve months. Our earnings simulation model reflects a number of variables that we identify as being affected by interest rates. The Asset/Liability Management Committee also establishes and monitors the volume and mix of assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

     Liquidity management enables us to maintain sufficient cash flow to fund operations and to meet financial obligations to depositors and borrowers. Indian River Bank's liquidity is enhanced by its ability to attract and retain deposits and by principal and interest payments on loans and maturing securities in the investment portfolio. Indian River Bank's core deposit base, consisting of demand deposits, money market, and savings accounts supplemented by other deposits of varying maturities and rates, contributes to liquidity. Our liquidity position, those assets invested in federal funds, and obligations of the U.S. Government, its agencies and sponsored entities available for sale, of $73.7 million at December 31, 1999, reflected an increase of $9.4 million from December 31, 1998, or 14.6%. Funds available through short-term borrowings and asset maturities are considered adequate to meet all current needs. At December 31, 1999, Indian River had a $4.0 million line of credit at a correspondent bank. Subsequent to December 31, 1999, the outstanding balance on the line of credit increased to $2,945,381 at March 31, 2000. Although management believes that the liquidity position is adequate, increased loan demand could have an adverse impact on liquidity. Indian River Bank also has a $35.0 million borrowing line with the Federal Home Loan Bank of Atlanta. This line may be utilized as a supplementary source of funding growth for the Bank. In addition, the Asset/Liability Management Committee has established minimum standards and key ratios of asset quality and performance. These standards and ratios provide the framework for guidance and measurement. Management evaluates these standards and ratios on an ongoing basis.

     The loan to deposit ratio at December 31, 1999 was 69.8% down from 71.3% at December 31, 1998. The loan to total assets ratio at December 31, 1999 was 61.4% compared to 64.0% at December 31, 1998. The loan to deposit ratio at March 31, 2000 was 66.0%, down from 69.8% at December 31, 1999. The loan to total asset ratio at March 31, 2000 was 57.6% compared to 61.4% at December 31, 1999.

     The amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 2000 which are anticipated, based on certain assumptions, to re-price or mature in future time periods, are set forth in the sensitivity analysis below. The table reflects the shorter of the maturity or repricing date as of March 31, 2000.

                                                                     Due In
                               -----------------------------------------------------------------------------------
                                               More than 3
                                                Months but     1 Year       3 Years
                                  3 Months     Less than 1    through 3     through 5    More than
                                  or Less         Year          Years         Years       5 Years       Total
                               -----------------------------------------------------------------------------------
                                                             (Dollars in Thousands)
ASSETS
Securities available-for-sale            $900         $3,985        $4,924       $9,820      $78,581      $98,210
Securities held to maturity            10,075             --           100           --        1,925       12,100
Other investments                          95             --            --           --        1,379        1,474
Federal funds sold                        517             --            --           --           --          517
Loans                                  37,891         58,419        42,117       24,595       11,504      174,526
                               -----------------------------------------------------------------------------------
Total earning assets                  $49,478        $62,404       $47,141      $34,415      $93,389     $286,827
                               -----------------------------------------------------------------------------------

LIABILITIES
Certificates of deposit               $19,739        $54,606       $39,242         $980           $3     $114,570
Money market accounts                      --          2,255         2,254           --           --        4,509
Transactions accounts                      --             --        15,419        5,139        5,139       25,697
Savings accounts                           --             --        45,413       15,138       15,138       75,689
Fed funds purchased                     6,850             --            --           --           --        6,850

FHLB advances                              --         10,286           571          429        2,000        13,286
                               -----------------------------------------------------------------------------------
Total interest-bearing                $26,589        $67,147      $102,899      $21,686      $22,280      $240,601
                               -----------------------------------------------------------------------------------

Interest sensitivity gap:
Amount                                $22,889        ($4,743)     ($55,758)      $12,729      $71,109      $46,226
                               -----------------------------------------------------------------------------------
Cumulative gap                        $22,889        $18,146      ($37,612)     ($24,883)     $46,226      $46,226
                               -----------------------------------------------------------------------------------

Gap as % of Total Assets                7.64%          (1.58)%      (18.62)%       4.25%       23.74%        15.43%
Cumulative gap as % of Total Assets     7.64%           6.06%       (12.56)%      (8.31)%      15.43%        15.43%
Ratio of rate sensitive assets
to rate sensitive liabilities           1.86            0.93          0.46         1.59         4.19          1.19
Cumulative ratio of rate
sensitive assets to rate
sensitive liabilities                   1.86            1.19          0.81         0.89         1.19          1.19

     The amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier of term to re-pricing or the contractual terms of the asset or liability. Indian River Bank has assumed that its savings, interest checking, and money market accounts re-price daily. At March 31, 2000, the bank's one-year interest sensitivity gap, defined as the difference between the amount of interest-earning assets and interest bearing liabilities, anticipated by the bank, based on certain assumptions, to mature or re-price within one year, as a percentage to total assets was 6.0%. This positive gap position means the bank had $18.1 million more assets than liabilities re-pricing within one year. This generally indicates that in a period of declining interest rates, the bank's net interest income maybe adversely affected. Conversely, in a rising interest rate environment, the bank's net interest income may improve. However, this approach assumes that all re-pricing assets and liabilities will re-price the same way. Historical data indicates that certain deposit liabilities such as interest checking, savings, and money market deposits do not re-price the same way as other products and interest gap analysis tend to be more accurate when adjusted to reflect such behavior. No adjustments are included in the table presented. Indian River also monitors its exposure to changes in interest rates using models which measure the impact of assumed changes.

     CAPITAL ADEQUACY. Total stockholders' equity was $13.6 million at December 31, 1999 compared to $13.8 million at December 31, 1998. The change represents a decrease of $200 thousand or 1.4%. This change is a result of retained net earnings of $2.0 million more than offset by net unrealized holding losses on investment securities of $2.2 million in 1999.


     At December 31, 1999, Indian River Bank's ratio of Tier 1 capital to total average assets equaled 6.5%, which exceeded the minimum leverage capital ratio of 4.0% by 2.5% and the minimum leverage ratio for "well capitalized" banks of 5.0% by 1.5%. At December 31, 1999, Indian River Bank's Tier 1 capital to risk-weighted assets ratio was 9.4%, which exceeded the minimum required ratio of 4.0% by 5.4% and the "well capitalized" ratio of 6.0% by 3.4%. Indian River Bank's total capital to risk weighted assets ratio at December 31, 1999 was 10.4%, which exceeded the minimum required ratio of 8.0% by 2.4% and the "well capitalized" ratio of 10.0% by 0.4%.


     At December 31, 1999, Indian River's ratio of Tier 1 capital to total average assets equaled 5.9%, which exceeded the leverage capital ratio guideline of 4.0% by 1.9%. At December 31, 1999, Indian River's Tier 1 capital to risk-weighted assets ratio was 8.4%, which exceeded the minimum ratio of 4.0% by 4.4%. Indian River's total capital to risk weighted assets ratio at December 31, 1999 was 9.5%, which exceeded the minimum required ratio of 8.0% by 1.5%.

     Total stockholders' equity was $14.0 million at March 31, 2000 compared to $13.6 million at December 31, 1999. The change represents an increase of $400 thousand or 2.9%. This change is a result of retained net earnings of $652 thousand offset by an increase in net unrealized holding losses on investment securities in excess of $200 thousand in the first quarter of 2000.

     At March 31, 2000, Indian River Bank's ratio of Tier 1 capital to total average assets equaled 6.5%, which exceeded the minimum leverage capital ratio of 4.0% by 2.5% and the minimum leverage ratio for "well capitalized" banks of 5.0% by 1.5%. At March 31, 1999, Indian River Bank's Tier 1 capital to risk-weighted assets ratio was 9.8%, which exceeded the minimum required ratio of 4.0% by 5.8% and the "well capitalized" ratio of 6.0% by 3.8%. Indian River Bank's total capital to risk weighted assets ratio at December 31, 1999 was 10.8%, which exceeded the minimum required ratio of 8.0% by 2.8% and the "well capitalized" ratio of 10.0% by 0.8%.

     At March 31, 2000, Indian River's ratio of Tier 1 capital to total average assets equaled 5.6%, which exceeded the leverage capital ratio guideline of 4.0% by 1.6%. At December 31, 1999, Indian River's Tier 1 capital to risk-weighted assets ratio was 8.3%, which exceeded the minimum ratio of 4.0% by 4.3%. Indian River's total capital to risk weighted assets ratio at December 31, 1999 was 9.4%, which exceeded the minimum required ratio of 8.0% by 1.4%.


IMPACT OF INFLATION AND CHANGING PRICES


     The Consolidated Financial Statements and Notes thereto have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.

IMPACT OF NEW ACCOUNTING STANDARDS


     The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which we had not been required to adopt as of December 31, 1999. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is not expected to have a significant impact on Indian River.


                 BUSINESS OF INDIAN RIVER AND INDIAN RIVER BANK

GENERAL

     Indian River was incorporated under the laws of the State of Florida in January 1989 to be the holding company for Indian River Bank, and acquired all of the shares of Indian River Bank in April 1989. Indian River Bank, a national banking association, is Indian River's sole subsidiary. Indian River Bank commenced operations in March 1985, and currently operates out of its main office and five branch offices. Indian River Bank seeks to provide a high level of personal service and a sophisticated menu of products to individuals and to small and medium sized businesses. While Indian River Bank offers a full range of services to a wide array of depositors and borrowers, it has chosen the small and medium sized businesses, professionals and individual retail customers as its primary target market. Indian River Bank believes that as financial institutions grow and are merged with or acquired by larger institutions with headquarters that are far away from the local customer base, the local business and individual is further removed from the point of decision making. Indian River Bank attempts to place the customer contact and the ultimate decision on products and credits as close together as possible.

LENDING ACTIVITIES

     Indian River Bank offers a full spectrum of lending services to its customers, including commercial loans, lines of credit, residential mortgages, home equity loans, personal loans, auto loans and financing arrangements for personal equipment and business equipment. Loan terms, including interest rates, loan to value ratios, and maturities, are tailored as much as possible to meet the needs of the borrower. A special effort is made to keep loan products as flexible as possible within the guidelines of prudent banking practices in terms of interest rate risk and credit risk.

     The primary factors taken into consideration by Indian River Bank when considering loan requests are the cash flow and financial condition of the borrower, the value of the underlying collateral, if any, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit reviews, trade reviews, and visits to the borrower's place of business. The bank has implemented a comprehensive loan policy and procedures manual to provide its loan officers with term, collateral, loan-to-value and pricing guidelines. The policy manual and sound credit analysis, together with thorough review by the Asset-Liability Committee, have resulted in a profitable loan portfolio, with minimal non-performing assets.

     Loan business is generated primarily through referrals and direct-calling efforts. Referrals of loan business come from directors, shareholders, current customers and professionals such as lawyers, accountants and financial intermediaries.


     At March 31, 2000, Indian River Bank's statutory lending limit to any single borrower was $3,096,000 subject to certain exceptions provided under applicable law. As of March 31, 2000, Indian River Bank's credit exposure to its largest borrower was $2,591,775.

     Commercial Loans. Commercial loans are written for any business purpose, including the financing of plant and equipment, the carrying of accounts receivable, contract administration, and the acquisition and construction of real estate projects. Special attention is paid to the commercial real estate market which is particularly stable and active in the Indian River and Brevard County area. Indian River Bank's commercial loan portfolio reflects a diverse group of borrowers with no concentration in any borrower, or group of borrowers.

     As part of its internal loan review process, Indian River Bank's Asset-Liability Committee, comprised of loan officers and staff, reviews all loans 30-day delinquent, loans on the Watch List, loans rated special mention, substandard, or doubtful, and other loans of concern at least quarterly. Loan reviews are reported to the Audit and Examining Committee with any adversely rated changes specifically mentioned. All other loans with their respective risk ratings are reported monthly to Indian River Bank's Board of Directors. The Audit and Examining Committee coordinates periodic documentation and internal control reviews by outside vendors to complement loan reviews.

     Residential Mortgage and Home Equity Loans. The strong local economy provides for a large and active real estate market for the construction and sale of new residential property and sale of existing housing. Indian River Bank provides financing for the construction and acquisition of residential property throughout its market area. Indian River Bank has availed itself of the services of mortgage brokers and programs offered by the Federal Home Loan Bank of Atlanta in an effort to offer as many long-term and low interest rate mortgage products as possible. In addition, Indian River Bank has developed a competitive home equity line of credit product for the use of its customers. This product offers the customer the ability to use the line of credit flexibility features to manage their own credit needs on an on-going basis. Indian River Bank sells loans which it originates for the secondary market to private investors and government sponsored associations.

     Other Loans. Loans are considered for any worthwhile personal or business purpose on a case-by-case basis, such as the financing of equipment, receivables, contract administration expenses, land acquisition and development, and automobile financing.

INVESTMENT ACTIVITIES

     The investment policy of Indian River Bank is an integral part of its overall asset/liability management program. The purpose of the investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. Indian River Bank seeks to maximize earnings from its investment portfolio consistent with the safety and liquidity of those investment assets.

     The securities in which Indian River Bank may invest are subject to regulation and, for the most part, are limited to securities which are considered investment grade securities. In addition, Indian River Bank's internal investment policy restricts investments to the following categories:
U.S. Treasury securities; obligations of U.S. government agencies, investment grade obligations of U.S. private corporations, mortgage-backed securities, including securities issued by Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation; and securities of states and political subdivisions, all of which must be considered investment grade by a recognized rating service. See Note 3 to the Consolidated Financial Statements for further information about the investment portfolio.

BROKERAGE ACTIVITIES

     Indian River Bank offers brokerage services through FiServe, a third party vendor. Services provided by FiServe include a full line of investment products, including the purchase and sale of mutual funds, annuities, stocks, options, and corporate and government bonds.

     The manager of brokerage services for Indian River Bank is a licensed securities representative and is a dual employee of both FiServe and Indian River Bank. In such capacity, he must comply with all applicable rules and regulations of the FDIC, the SEC and the National Association of Securities Dealers. Fees and commissions earned by the brokerage services department are paid monthly by FiServe directly to Indian River Bank.

     The customer base of the brokerage department is made up of approximately 99% percent individuals, with the remainder consisting of investment clubs and other accounts. As of March 31, 2000, there were approximately 530 open brokerage accounts.

FINANCIAL HOLDING COMPANY ELECTION

     Indian River anticipates that it will make an election to become a "financial holding company" under the Gramm Leach Bliley Act and the regulations promulgated under that act. As a Financial Holding Company, Indian River would be able to engage in activities which law, regulation or order determines are financial in nature, or which are incidental or complementary to those activities. Indian River expects that it will explore engaging in insurance agency and title insurance agency activities. As of the date of this prospectus there are no definitive plans or agreements regarding Indian River's plans in these activities or other activities which are financial in nature. We cannot be sure that we will engage in these insurance activities or other financial activities, or that we will be successful or profitable in these activities. See "Supervision and Regulation" at page 35.


SOURCES OF FUNDS


     Deposits. Deposits obtained through bank offices have traditionally been the principal source of Indian River Bank's funds for use in lending and for other general business purposes. At March 31, 2000 total deposits in the bank amounted to $261.2 million. Certificates of deposit and savings deposits, representing over 75% of the deposit base, are Indian River Bank's primary source of deposit funds.


     In order to better serve the needs of its customers, Indian River Bank offers several types of deposit accounts in addition to standard savings, checking, and NOW accounts. Special deposit accounts include low cost Personal Checking and Small Business Checking. Personal checking requires no minimum balance and may have no monthly fee, per check charge, or activity limit. Small Business Checking allows a small business to pay a flat monthly service charge of $15.00, and a $0.15 per check charge, offset by an earnings credit of $0.25 per $100.00 collected balance in the account during the period.


     Borrowing. While Indian River has not traditionally placed significant reliance on borrowings as a source of liquidity, it has established various borrowing arrangements in order to provide management with additional sources of liquidity and funding, thereby increasing flexibility. Management believes that Indian River currently has adequate liquidity available to respond to current liquidity demands. See "Management's Discussion and Analysis" at page 15 and
Note 9 to the Consolidated Financial Statements.


COMMUNITY REINVESTMENT ACT

     Indian River Bank is committed to serving the banking needs of the entire community, including low and moderate income areas, and is a supporter of the Community Reinvestment Act. There are several ways in which Indian River Bank attempts to fulfill this commitment, including working with economic development agencies, undertaking special projects, and becoming involved with neighborhood outreach programs.

     Indian River Bank has contacts with state and city agencies that assist in the financing of affordable housing developments as well as with groups which promote the economic development of low and moderate income individuals. Indian River Bank has computer software to geographically code all types of accounts to track business development and performance by census tract and to assess market penetration in low and moderate income neighborhoods within the primary service area. Indian River Bank is a registered Small Business Administration lender.

     Indian River encourages its directors and officers to participate in community, civic and charitable organizations. Management and members of the Board of Directors periodically review the various Community Reinvestment Act activities of Indian River Bank, including the advertising program and geocoding of real estate loans by census tract data which specifically focuses on low income neighborhoods, its credit granting process with respect to business prospects generated in these areas, and its involvement with community leaders on a personal level.

OFFICE PROPERTIES

     The executive offices of Indian River and Indian River Bank, and the main office of Indian River Bank are located at 958 20th Place, Vero Beach, Florida, in a 12,000 square foot, two-story masonry building. Indian River owns the building. Indian River owns the buildings which house Indian River Bank's Loan Center and the South Sebastian Branch. The Loan Center is located at 929 21st Street, Vero Beach in a 10,000 square foot masonry building. The Loan Center site also houses a six lane drive through banking facility. The South Sebastian branch is located at 816 US 1, Sebastian, Florida, in a 4,000 square foot brick building, and has one drive through lane.

     Indian River leases the properties housing its remaining branches and the Operations Center. The Roseland Branch, located at 13600 US 1, Unit 14,
Sebastian, Florida, in a 2,600 square foot masonry building is leased under a two year lease which terminates in February 2001, and has a current annual rent of $35,387, subject to annual increase based on the consumer price index (the "CPI"). The Plantation branch, located at 6600 20th Street, Vero Beach, Florida, consists of 2,875 square feet in a masonry building and three drive through lanes. The property is occupied under a ten year lease, terminating in 2002, at a current annual rent of $36,078, subject to annual increase based on the CPI, with a maximum increase of 5% annually. Indian River has four three year renewal options. The Palm Bay branch, located at 5240 Babcock Street, NE, Palm Bay, Florida, consists of 5,000 square feet in a masonry building and three drive through lanes. The property is occupied under a three year lease, terminating in October 2000, at a current annual rent of $68,237, subject to annual increase based on the CPI, with a 5% maximum annual increase. Indian River has three three year renewal options. The Gateway Office, located at 1421 Gateway Drive, Melbourne, Florida, is a 2,500 square foot stand alone masonry building with three drive through lanes. The property is occupied under a ten year lease, terminating in 2009, at a current annual rent of $69,626, subject to annual increase based on the CPI with an 8% maximum annual increase. Indian River has two five year renewal options. The Operations Center, located at 3895 39th
Square, is occupied under two leases. The Operations Center consists of approximately 10,300 square feet in a frame building. The aggregate current annual rental is $82,862, subject to annual increase based on the CPI, with a 2% minimum annual increase and a 5% maximum annual increase. The first lease, covering approximately 8,300 square feet, expires in 2002 and is subject to two five year renewal options. The second lease, covering 2,000 square feet is leased under a one year lease, with a one year renewal option.


     Management believes the existing facilities are for Indian River's business as presently conducted.


LEGAL PROCEEDINGS

     Indian River and Indian River Bank are involved from time to time in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, the final disposition of these matters will not have a material adverse effect on Indian River's financial condition or results of operations.

COMPETITION


     In attracting deposits and making loans, Indian River Bank encounters competition from other institutions, including larger commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving Indian River and Brevard counties and adjoining areas. Financial and non-financial institutions not located in the market are also able to reach persons and entities based in the market through mass marketing, the internet, telemarketing, and other means. The principal methods of competition include the level of loan interest rates, interest rates paid on deposits, efforts to obtain deposits, range of services provided and the quality of these services. Our competitors include several major financial companies whose substantially greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In light of the deregulation of the financial service industry and the absence of interest rate controls on deposits, we anticipate continuing competition from all of these institutions in the future. Additionally, as a result of legislation which reduced restrictions on interstate banking and widened the array of companies that may own banks, Indian River Bank may face additional competition from institutions outside the Florida market and outside the traditional range of bank holding companies which may take advantage of such legislation to acquire or establish banks or branches in Indian River Bank's market. There can be no assurance that we will be able to successfully meet these competitive challenges. See "Risk Factors" at page 3 and "Supervision and Regulation" at page 35.


     In addition to offering competitive rates for its banking products and services, our strategy for meeting competition has been to concentrate on specific segments of the market for financial services, particularly small business and individuals, by offering such customers customized and personalized banking services. Although there are other small banks offering personalized banking services in Indian River Bank's primary service area, we believe that Indian River Bank is one of few such banks offering flexible credit accommodations to small businesses.

     We believe that active participation in civic and community affairs is an important factor in building our reputation and, thereby, attracting customers.

EMPLOYEES


     As of March 31, 2000, Indian River Bank had 110 full-time and 3 part-time employees. Indian River has no employees who are not also employees of Indian River Bank. Such employees are not represented by any collective bargaining unit, and we believe our employee relations are good. Indian River Bank maintains a benefit program which includes health and dental insurance, life and long-term disability insurance, and a 401(k) plan for substantially all full-time employees.


                           SUPERVISION AND REGULATION

INDIAN RIVER


     Indian River is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, (the "Act") and is subject to supervision by the Federal Reserve Board. As a bank holding company, Indian River is required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of Indian River and each of its subsidiaries.

     The Act requires approval of the Federal Reserve Board for, among other things, the acquisition by a bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act also generally permits the acquisition by a bank holding company of control, or substantially all the assets, of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve Board may approve the acquisition.


     Under current law, with certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

     Effective on March 11, 2000, the Gramm Leach Bliley Act allows a bank holding company or other company to certify status as a financial holding company, which will allow a company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The Gramm Leach Bliley Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve Board to determine by regulation what other activities are financial in nature or incidental or complementary thereto.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on the taking of their stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing, on the condition that: (a) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (b) the customer obtain or provide some additional credit, property or service from or to the company or any other subsidiary of the company; or (c) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

     The Federal Reserve has also adopted capital guidelines for bank holding companies that are substantially the same as the requirements applying to national banks. See "Regulatory Capital Requirements" at page 13.

INDIAN RIVER BANK

     Indian River Bank is a national banking association. Its deposit accounts are insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits of the FDIC and it is subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency and the FDIC. The regulations of these various agencies govern most aspects of Indian River Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing Indian River Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

     Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. The Gramm Leach Bliley Act will allow a wider array of companies to own banks, which could result in companies with resources substantially in excess of Indian River's entering into competition with Indian River and Indian River Bank.

     Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of Indian River Bank's earnings. Thus, the earnings and growth of Indian River Bank will be subject to the influence of economic conditions in general, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on Indian River Bank cannot be predicted.

     Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

     The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. Florida has enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

     Capital Adequacy Guidelines. The Federal Reserve Board and the OCC have adopted risk-based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

     National banks are expected to meet a minimum ratio of total qualifying capital, defined as the sum of core capital (Tier 1) and supplementary capital (Tier 2), to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital.

     Tier 1 Capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as "available for sale" in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt, intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0%, requiring no risk-based capital, for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

     In addition to the risk-based capital requirements, the OCC has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which a bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject that bank to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (the "FDIA") and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. A capital directive is enforceable in the same manner as a final cease-and-desist order.

     Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based

Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

     An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. A guaranty is limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. A guaranty expires after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

     A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital which has been raised and is imminently available for infusion into a bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

     Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

     Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance;
(vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

     Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information as of June 1, 2000 concerning the number and percentage of shares of the common stock beneficially owned by the directors and executive officers of Indian River, and by Indian River's directors and all executive officers as a group, as well as information regarding each other person known by the Company to own in excess of 5% of the outstanding common stock. Also shown are the number and percentage of shares that will be owned by such persons after the offering, based upon their current intentions to purchase shares in the offering, and assuming the sale of 300,000 shares in the offering. The purchase intentions of these people may change. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, we are not aware of any other person or persons who beneficially own in excess of five percent of the common stock. Further, we are not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

                                  NUMBER OF SHARES                               NUMBER OF SHARES
                                    OWNED BEFORE             PERCENT OF             OWNED AFTER             PERCENT OF
           NAME                     OFFERING(1)               CLASS(1)              OFFERING(1)              CLASS(1)
---------------------------    -----------------------    -----------------    ----------------------    ------------------
Directors

Paul A. Beindorf                     26,512(2)                 1.90%                  27,012                   1.59%
William C. Graves, IV                30,698(3)                 2.20%                  34,698                   2.05%
Robert A. Grice                      78,000(4)                 5.59%                  80,000                   4.72%
2601 20th Street, Suite B
Vero Beach, Florida  32960
Griffin A. Greene                    16,006(5)                 1.15%                  18,006                   1.06%
William A. High                      24,408(6)                 1.72%                  26,408                   1.54%
William B. Marine                    12,496(7)                 0.90%                  14,496                   0.86%
John L. Minton                       39,630(8)                 2.84%                  46,630                   2.75%
Keith H. Morgan, Jr.                 22,700(9)                 1.63%                  24,700                   1.46%
Daniel R. Richey                      9,598(10)                0.69%                  11,598                   0.68%
Mary M. Rogers                       76,406(11)                5.48%                  78,406                   4.63%
200 Coconut Palm Road
Vero Beach, Florida  32963
John David Smith                     23,682(12)                1.70%                  24,682                   1.46%

Executive Officers

Charles A. Bradley                    5,610(13)                0.40%                   6,110                   0.36%
Kevin D. Evans                        5,150(14)                0.37%                   5,350                   0.32%
Daniel C. Fourmont                   16,394(15)                1.17%                  16,494                   0.97%
Jeffrey R. Morton                     5,188(16)                0.37%                   5,288                   0.31%
Kitty L. Ruehman                     13,278(17)                0.95%                  13,378                   0.79%
Diana L. Walker                       4,152(18)                0.30%                   4,652                   0.27%
All directors and
executive officers as a
group (17 persons)                  409,908(19)                28.27%                 437,908                 25.03%

Other 5% Shareholders

Barnette E. Greene, Jr.             128,106(20)                9.19%                  140,106                  8.27%
2075 38th Avenue
Vero Beach, Florida  32960

(1) For purposes hereof, a person is deemed to be the beneficial owner of securities with respect to which he has or shares voting or investment power. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to all shares beneficially


(Footnotes continued on following page)

(Footnotes continued from prior page )


owned by such person. The percentage of shares owned before the offering is based on 1,393,730 shares outstanding as of June 1, 2000, except with respect to individuals holding options to acquire common stock exercisable within sixty days of June 1, 2000, in which event represents percentage of shares issued and outstanding as of June 1, 2000 plus the number of such options or warrants held by such person, and all directors and officers as a group, which represents percentage of shares outstanding as of June 1, 2000 plus the number of such options or warrants held by all such persons as a group. The percentage of shares owned after the offering is based upon the sale of 300,000 shares in the offering.


(2) Includes 2,928 shares held jointly with Mr. Beindorf's wife, 7,540 shares held by Mr. Beindorf's wife and presently exercisable options to purchase 3,332 shares of common stock.

(3) Includes 19,386 shares held jointly with Mr. Graves' wife, 5,182 shares of common stock owned by Mr. Graves' wife individually, as to which he disclaims beneficial ownership and presently exercisable options to purchase 660 shares of common stock.

(4) Includes presently exercisable options to purchase 660 shares of common stock and 76,098 owned jointly with Mr. Grice's wife.

(5) Includes 10,650 shares held jointly with Mr. Greene's wife and presently exercisable options to purchase 660 shares of common stock. Does not include 21,380 shares of common stock owned by a corporation of which Mr. Greene is Vice President and a minority shareholder, and of which Mr. Greene's father is President and principal shareholder. Mr. Greene is the son of Barnette E. Greene, Jr., a director emeritus. Mr. Green was appointed to the Board to replace his father upon his retirement from active service on the Board.


(6) Includes presently exercisable options to purchase 24,044 shares of common stock.


(7) Includes 420 shares held jointly with Mr. Marine's wife, 1,092 shares held by Mr. Marine's wife individually and presently exercisable options to purchase 660 shares of common stock.

(8) Includes 11,670 shares held jointly with Mr. Minton's wife and an aggregate of 12,954 shares held by Mr. Minton's wife and children individually, and presently exercisable options to purchase 1,540 shares of common stock.

(9) Includes presently exercisable options to purchase 660 shares of common stock.

(10) Includes 6,208 shares held jointly with Mr. Richey's wife, 2,730 shares held by a corporation of which Mr. Richey is president and presently exercisable options to purchase 660 shares of common stock.

(11) Includes 46,404 shares held jointly with Mrs. Rogers' husband, 3,354 shares held by Mrs. Rogers' husband individually, 7,684 shares held by Mrs. Rogers' husband as trustee for third parties, presently exercisable options to purchase 660 shares of common stock and 8,694 shares held by Mrs. Rogers as trustee for a third party.

(12) Includes 1,132 shares held jointly with Mr. Smith's sister, 704 shares held as trustee for his children and presently exercisable options to purchase 660 shares of common stock.

(13) Represents presently exercisable options to purchase common stock.

(14) Includes 1,066 shares held by Mr. Evan's wife, and presently exercisable options to purchase 4,084 shares of common stock.

(15) Includes 7,012 shares held jointly with Mr. Fourmont's wife and 3,752 shares owned by Mrs. Fourmont and presently exercisable options to purchase 2,050 shares of common stock.

(16) Includes 484 shares owned jointly with Mr. Morton's wife and presently exercisable options to purchase 4,704 shares of common stock.

(17) Includes 11,334 shares held jointly with Mrs. Ruehman's husband and daughter and presently exercisable options to purchase 1,944 shares of common stock.

(18) Includes 68 shares owned jointly with Mrs. Walker's husband, and presently exercisable options to purchase 4,084 shares of common stock


(19) Includes presently exercisable options to purchase an aggregate of 56,042 shares of common stock.


(20) Includes 52,676 shares held by Mr. Greene's wife and 21,380 shares of common stock held by a corporation of which Mr. Greene is the principal shareholder. Mr. Greene is a director emeritus, and is the father of Griffin A. Greene, a director of Indian River. As a director emeritus, Mr. Green is entitled to attend Board meetings.

                                   MANAGEMENT

     The following table sets forth the name, age at March 31, 2000, and principal position with Indian River and Indian River Bank of each person who is currently a director or executive officer of Indian River. Indian River's Board of Directors currently consists of eleven (11) members, divided into three classes. Members of one class are elected at each annual meeting for a three year term. The year in which each director will stand for reelection is also provided below. Each director of Indian River is also a director of Indian River Bank.


         Name                 Age                        Position                         Term Ends
-----------------------    -----------    ----------------------------------------    ------------------
DIRECTORS
                                                                                            2002

Paul A. Beindorf               43         Vice President Indian River, Executive
                                          Vice President Indian River Bank,
                                          Director
William C. Graves, IV          44         Director                                          2003
Griffin A. Greene              41         Director                                          2001
Robert A. Grice                58         Director                                          2002

William A. High                51         President and Chief Executive Officer             2003
                                          Indian River and Indian River Bank,
                                          Director
William B. Marine              43         Director                                          2001
                                          Chairman of the Board of Directors                2002
John L. Minton                 48         Indian River and Indian River Bank
Keith H. Morgan, Jr.           60         Director                                          2001
Daniel R. Richey               41         Director                                          2003
Mary M. Rogers                 58         Vice Chairman of the Board of Directors           2001
John David Smith               51         Director                                          2002

EXECUTIVE OFFICERS

Charles A. Bradley             38         Senior Vice President, Chief Financial
                                          Officer  Indian River Bank; Treasurer
                                          - Indian River

                                          Vice President - Marketing, Indian

Kevin D. Evans                 34         River Bank

Daniel C. Fourmont             48         Senior Vice President,  - Consumer
                                          Lending, Indian River Bank

Diana L. Walker                47         Vice President - Compliance, Indian
                                          River Bank


     Set forth below is certain additional information regarding each director and executive officer of Indian River and Indian River Bank. Except as otherwise stated, the principal occupation indicated has been the person's principal occupation for at least the last five years.

     Paul A. Beindorf. Mr. Beindorf has been Executive Vice President-Lending, of Indian River Bank since 1996. Prior to that time Mr. Beindorf served in various positions at Indian River Bank since joining Indian River Bank in 1985. Mr. Beindorf has been a member of the Board of Directors since 1996, and a Vice President of Indian River since 1996.

     William C. Graves, IV. Mr. Graves, a director since 1990, has been involved in all aspects of the citrus industry since 1977. Mr. Graves is a grower, individually and as President and co-owner of Tetley Groves, Inc. and

Graves and Son, Inc. He is involved in the real estate industry as President and co-owner of Citrus Investment Realty, Inc. and in the fruit marketing and farm equipment businesses.


     Griffin A. Greene. Mr. Greene, a director since 1999, has been involved in the citrus industry since 1982, as President and co-owner of Greene Citrus Management, Inc. and as officer of its affiliated growing, marketing and distribution companies. Mr. Greene is a member of the Board of Directors of the Indian River Citrus League, and from 1997 to 1999 served on the St. John Water Management Board. Mr. Greene is the son of Barnette E. Greene, Jr., director emeritus.


     Robert A. Grice. Mr. Grice, a director of Indian River Bank since 1985 and Indian River since its organization, is president of Bob Grice Insurance Agency, Inc., a general lines insurance agency in Vero Beach, Florida. Mr. Grice is also a citrus grower.

     William A. High. Mr. High has been President and Chief Executive Officer of Indian River and Indian River Bank since June 1999. Prior to joining Indian River, Mr. High was Regional President of Bank One, N.A., a $6.2 billion subsidiary of Bank One Corporation, from 1989 to 1999. Mr. High has over 25 years of experience in the banking industry. Mr. High served as a director of the Kent State University Foundation from 1995 to 1999, and as an adjunct faculty member at Kent State University from 1989 to 1999. He is a director of Lauren International, Inc.

     William B. Marine. Mr. Marine, a director since 1990, has been co-owner of Citrus Source, Inc., a licensed citrus fruit dealer, since 1992. Mr. Marine also owned The Davis House Inn from 1992 to 1998, and Island Hopper Boats, a charter and pleasure boat manufacturer from 1996 to 1999. Mr. Marine is also active in real estate development in the Indian River County area.

     John L. Minton. Mr. Minton, Chairman of the Board of Directors since 1996, has been a director of Indian River Bank since 1985 and of Indian River since its organization. Mr. Minton has been President and Chief Executive Officer of Triple M Investment Company since 1996, and has been employed by that company since 1979. Triple M is a family investment company that controls and operates a number of companies involved in the citrus growing, marketing, packing and real estate businesses.

     Keith H. Morgan, Jr. Mr. Morgan has been a director of Indian River since 1997, and previously served as a director of Indian River Bank from 1985 to 1987. Mr. Morgan has been a partner of Morgan, Jacoby, Thurn & Associates, P.A., a certified public accounting firm in Vero Beach, Florida, since July 1997. From 1984 to July 1997, Mr. Morgan was a partner of KPMG Peat Marwick, a national certified public accounting firm.

     Daniel L. Richey. Mr. Richey, a director of Indian River since 1996, has been involved in the citrus industry since 1981. He currently serves as President of Riverfront Groves, Riverfront Gift Fruit Shippers and Gulfstream Harvesting, Inc. Mr. Richey has served as an officer and director of the Florida Citrus Packers Association at various times since 1985, and of the Indian River Citrus League since 1992. He has served as a member of the advisory board of the citrus division of Ocean Spray since 1989.

     Mary M. Rogers. Mrs. Rogers, Vice Chairman of the Board of Directors since 1996, has been a director of Indian River Bank and Indian River since their organization. Mrs. Rogers has been involved in the citrus industry, and has served as Vice Chairman and Secretary of The Packers of Indian River, Inc., since 1989.

     John David Smith. Mr. Smith, a director of Indian River since 1996, has been a partner of Smith, Todd, McEntee & Company, LLP, a certified public accounting firm in Vero Beach, Florida, since 1988.

     Charles A. Bradley. Mr. Bradley has been Senior Vice President - Chief Financial Officer of Indian River National Bank since June 1999. Prior to joining Indian River Bank, Mr. Bradley served as Chief Financial Officer of First Federal Savings Bank of Dover, a $110 million federal savings bank in Dover, Ohio, from 1997, as Chief Financial Officer of Bank One Dover, N.A., from 1995 to 1997, and as Vice President - Finance of Bank One Dover from 1991 to 1995. Prior to that time he served in various capacities with Bank One Akron, N.A. from 1984.

     Kevin D. Evans. Mr. Evans has been Vice President - Marketing of Indian River Bank since 1996, and has been with Indian River Bank in various capacities since 1992.

     Daniel C. Fourmont. Mr. Fourmont, Senior Vice President - Consumer Lending of Indian River Bank since 1995 and Retail Branch Coordinator since 1997, has been a loan officer with Indian River Bank since 1985. Prior to joining Indian River Bank, Mr. Fourmont served in various capacities at Florida National Bank, Vero Beach, Florida from 1979 to 1985.

     Jeffrey R. Morton. Mr. Morton became Senior Vice President - Residential Lending in October 1999, having served as Vice President - Residential Lending since May 1997. Prior to joining Indian River Bank, Mr. Morton was Vice President - Residential Lending at Port St. Lucie National Bank from 1995 to 1997, and at various times from 1990 to 1994 served as Vice President - Residential Lending at various financial institutions, including SunTrust Bank.

     Kitty L. Ruehman. Mrs. Ruehman, Senior Vice President - Human Resources of Indian River Bank, has been with Indian River since 1986. Prior to joining Indian River Bank, Ms. Ruehman served in various capacities at First Florida Bank from 1984 to 1986, Flagship Bank of Indian River County from 1981 to 1983 and Flagship Bank of Brevard County from 1976 to 1981.

     Diana L. Walker. Mrs. Walker has been Vice President - Compliance, Audit and Security of Indian River Bank since 1994. Prior to joining Indian River Bank, Ms. Walker served as Senior Vice President - Internal Control, Security and Compliance with Sun Bank of the Treasure Coast from 1984 to 1994, and from 1974 to 1984 was a Compliance Specialist Bank Examiner for the FDIC.

DIRECTOR COMPENSATION

     During the fiscal year ended December 31, 1999, the directors received an aggregate of $265,556 for attendance at Board and committee meetings. All directors other than the Chairman were entitled to receive $1,000 for attendance at each Board meeting and $200 for each committee meeting. The Chairman was entitled to receive $1,500 for attendance at each Board meeting and $200 for each committee meeting.


     In December 1999, the Board of Directors adopted the Director Fee Stock Option Plan, pursuant to which each director who is not an employee of Indian River or Indian River Bank is entitled to elect to receive options to purchase 660 shares of common stock for 2000, as adjusted to reflect the 10% stock dividend paid in January 2000 and the two for one stock split paid in March 2000, in lieu of cash compensation for attendance at committee meetings. This is subject to further adjustment for subsequent stock dividends, splits and similar events. Each of the nonemployee directors has elected to receive options in lieu of committee fees. The options have an exercise price equal to the fair market value of the common stock at the time of grant, are immediately exercisable and are of limited transferability. The payment of cash compensation for attendance at Board meetings was terminated in 2000.

             EXECUTIVE OFFICER COMPENSATION AND CERTAIN TRANSACTIONS

COMPENSATION - OVERVIEW

     The following table sets forth a comprehensive overview of the compensation for Mr. High, Indian River's and Indian River Bank's Chief Executive Officer, and Mr. Beindorf, Indian River's Vice President and Indian River Bank's Executive Vice President, during the 1999, 1998 and 1997 fiscal years. No other executive officer of Indian River received total salary and bonus of $100,000 or more during the fiscal year ended December 31, 1999.


                           SUMMARY COMPENSATION TABLE

                                                                                   Long-term
                                                                                 Compensation
                           Annual Compensation                                       Awards
                                                                               ------------------
                                                                                  Securities
    Name and Principal                                                            Underlying             All Other
         Position                 Year           Salary           Bonus             Options           Compensation($)
---------------------------    -----------     ------------    ------------    ------------------    ------------------
William A. High,
     Director, President         1999(1)          $87,500         $6,750            51,856(2)            $14,400(3)
     and Chief Executive
     Officer Indian River
     and Indian River Bank

Paul A. Beindorf, Vice           1999             $97,500         $9,506            15,400(2)            $17,733(4)
      President Indian
      River and Executive        1998             $86,100        $14,902                 0               $22,279(5)
      Vice President
      Indian River Bank          1997             $82,000        $23,563              1331(6)            $16,359(7)

Charles A. Lavin,                1999             $67,500         $3,375                 0              $248,790(9)
      Director, President
      and Chief Executive        1998            $130,000        $21,950                 0               $18,381(10)
      Officer, Indian River
      and Indian River           1997            $120,000        $27,186                 0               $20,677(11)
      Bank(8)


(1) Mr. High joined Indian River in June 1999.
(2) As adjusted to reflect the 10% stock dividend paid in January 2000 and the two for one stock split paid in March 2000. Mr. High's options vest over a period of seven years with approximately 40% vesting in year one and 10% vesting in each subsequent year. Mr. Beindorf's options vest in equal installments over a seven year period.
(3) Represents directors fees of $7,000 and club membership fees. Does not include $43,343 of relocation expense reimbursement.
(4) Represents directors fees of $12,350 and club membership fees.
(5) Represents directors fees of $18,900 and club membership fees.
(6) As adjusted to reflect the 10% stock dividends paid in January 2000, 1999 and 1998 and the two for one stock split paid in March 2000.
(7) Represents directors fees of $14,200 and club membership fees.
(8) Mr. Lavin was an officer and director of Indian River through May 1999.
(9) Includes $225,000 payable to Mr. Lavin in respect of his noncompetition agreement. Mr. Lavin is entitled to receive additional payments of $75,000 in 2000, $75,000 in 2001 and $31,250 in 2002 in respect of his noncompetition agreement.
(10) Represents directors fees of $16,200 and automobile allowance.
(11) Represents directors fees of $14,200 and automobile allowance.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                       Percent of Total
                          Number of Securities        Options Granted to          Exercise
                           Underlying Options         Employees in Fiscal         Price Per            Expiration
        Name                     Granted                     Year                   Share                 Date
---------------------    ------------------------    ----------------------     --------------       ---------------
William A. High               51,856(1)(2)                  48.63%                $19.09(1)           October 2009

Paul A. Beindorf              15,400(1)(3)                  14.44%                $19.09(1)           October 2009

Charles A. Lavin                    0                          0                     N/A                  N/A
---------------------

(1) Adjusted to reflect 10% stock dividend paid in January 2000 and two for one stock split paid in March 2000.
(2) 18,858 of such options are currently vested. The remainder of the grant vests in equal installments over a period of six years.
(3) 2,200 of such options are currently vested. The remainder of the grant vests in equal installments over a period of six years.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                                                    Number of Securities
                                                                   Underlying Unexercised          Value of Unexercised
                              Shares                              Options at December 31,          In-The-Money Options
                            Acquired on            Value                    1999                    at December 31, 1999
        Name                 Exercise            Realized        Exercisable/Unexercisable(1)    Exercisable/Unexercisable(2)
---------------------     ----------------     --------------    ---------------------------     ----------------------------
William A. High                  0                  $0                 18,858/32,998                $111,450/$195,018
Paul A. Beindorf                 0                  $0                  2,200/13,200                 $13,002/$78,012
Charles A. Lavin                 0                   0                      N/A                            N/A
---------------------


(1) Adjusted to reflect 10% stock dividend paid in January 2000 and two for one stock dividend paid in March 2000.

(2) Based on the offering price of $25 per share.


EMPLOYEE BENEFIT PLANS

     Indian River Bank provides all officers and full-time employees with group life and medical and dental insurance coverage.

     401(k) Plan. Indian River Bank has a defined contribution 401(k) retirement plan which covers employees that meet certain age and length of service requirements. Under this plan, the Bank will annually contribute a discretionary amount as approved by the Board of Directors. For the years ended December 31, 1999 and 1998, Indian River Bank's contribution amounted to $59,814 and $62,851, respectively.

     Stock Option Plans. Under Indian River's 1995 Incentive Stock Option Plan approved by stockholders in 1995 ("1995 Option Plan"), 112,735 shares of common stock (as adjusted) were available for issuance under options granted between 1995 and 1998. The 1995 Option Plan was designed to enable the Bank to attract and retain qualified personnel and to reward outstanding performance. Eligible employees ("Participants") are those employees, including officers, who at the time options are granted, serve in managerial positions or are deemed to be "key employees" by the Board of Directors. The Board of Directors administered the 1995 Option Plan. No further grants may be made under the 1995 Option Plan. As of December 31, 1999, there were an aggregate of 41,157 options to purchase shares of common stock outstanding under the 1995 Option Plan, at exercise prices ranging from $15.91 to $19.09 per share (as adjusted). Options outstanding under the 1995 Option Plan will expire no later than 2003.

     At the 2000 Annual Meeting, the shareholders approved a new option plan (the "1999 Option Plan") pursuant to which 275,000 shares of common stock are available for issuance under options granted between October 1999 and October 2009. Options under the 1999 Option Plan may be either incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that are not ISOs ("Non-ISOs"). The purpose of the 1999 Option Plan is to advance the interests of the Bank through providing selected key employees of the Bank with the opportunity to acquire shares of common stock. By encouraging such stock ownership, the Bank seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to key employees and directors of the Bank to promote the success of the business, as measured by the value of its shares, and to increase the commonality of interests among key employees and other stockholders. The 1999 Option Plan is administered by the Board of Directors.

     A participant may, under the 1999 Option Plan, receive additional options notwithstanding the earlier grant of options and regardless of their having been exercised, expired, or surrendered. Participants owning more than 10% of the voting power of all classes of the Bank's voting securities, and of its parent or subsidiary companies, if any, may not receive additional options unless the option exercise price is at least 110% of the fair market value of the common stock and unless the option expires on the fifth anniversary of the date of its grant. All other options granted under the 1999 Option Plan must have an exercise price at least equal to the fair market value of the common stock as of the time of grant, and may expire no later than the tenth anniversary of the date of their grant.

     Option exercise prices are determined by the Board on the date the subject options are granted. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split, combination or subdivision of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Bank, the Board will adjust both the number and kind of shares of stock as to which Options may be awarded under the 1999 Option Plan, the affected terms, including exercise price of all outstanding Options and the aggregate number of shares of Common Stock remaining available for grant under the 1999 Option Plan. Options may be exercised in whole or in part and are not transferable except upon the death of the participant. Any unexercised options then existing may be exercised by the transferee under the terms of such options.

     In the absence of Board action to the contrary: (A) an otherwise unexpired ISO, or a Non-ISO granted to an employee, shall cease to be exercisable upon (1) an employee's termination of employment for "just cause", as defined in the 1999 Option Plan, (2) the date three months after an employee terminates service for a reason other than just cause, death, or disability, or (3) the date one year after an employee terminates service due to disability, or two years after termination of such service due to his death; (B) an unexpired Non-ISO granted to a non-employee director shall be exercisable at any time, but not later than the date on which the Non-ISO would otherwise expire. Notwithstanding the provisions  of any Option which  provides for its  exercise in  installments  as designated by the Board, such Option shall become immediately exercisable upon the optionee's death or permanent and total disability. Notwithstanding the provisions of any award which provide for its exercise or vesting in installments, on the date of such change in control, all Options issued under the 1999 Option Plan shall be immediately exercisable and fully vested.

     For purposes of the 1999 Option Plan, "change in control" means any one of the following events: (1) the acquisition of ownership of, holding or power to vote more than 51% of Indian River's voting stock; (2) the acquisition of the power to control the election of a majority of Indian River's directors; (3) the exercise of a controlling influence over the management or policies of Indian River by any person or by persons acting as a group within the meaning of
Section 13(d) of the Exchange Act; or (4) the failure during any period of two consecutive years, of individuals who at the beginning of such period constitute the Board of Directors of Indian River (the "Continuing Directors") for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of defining "change in control," the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed. The decision of the Board as to whether a change in control has occurred shall be conclusive and binding.

     As of March 31, 2000, Indian River had options for the purchase of 149,973 shares of common stock issued and outstanding under the 1995 and 1999 Option Plans. As of the date hereof, 162,204 options to acquire shares of common stock remain available for issuance under the 1999 Option Plan.

     Employment Agreements. In October 1999, Indian River and Indian River Bank entered into an employment agreement with Mr. High pursuant to which Mr. High serves as President of each institution. Mr. High's agreement has an initial term of three years, and is subject to automatic one-year extensions of such term on each January 30, provided that neither Indian River nor Mr. High has given written notice of intention not to renew at least 60 days prior to the renewal date. The agreement provides for the payment of cash and other benefits to Mr. High, including a fixed salary, reviewed annually and subject to increase or decrease at the Board of Directors' discretion, provided that the salary may not be less than $150,000, and further provided that in the absence of any action with respect to his salary rate, Mr. High is entitled to receive an automatic annual salary increase based upon the consumer price index, up to a maximum of 5% per year. Mr. High is entitled to participate in bonus and fringe benefit, incentive compensation, life insurance, medical, profit sharing and retirement plans, and is entitled to reimbursement of reasonable business expenses. With minor exceptions, the agreement terminates, and there are no additional payments due under it, upon termination based upon death, retirement, or just cause (as defined) by Indian River, or upon voluntary termination by Mr. High without good reason (as defined). If Indian River terminates Mr. High without just cause, or if Mr. High terminates the agreement with good reason, Mr. High is entitled to salary and bonuses for the remaining term of the agreement, payable in a lump sum based upon prior year compensation levels. The agreement prohibits conflicts of interest, and requires that Mr. High maintain the confidentiality of nonpublic information regarding Indian River and its customers. Mr. High is bound by a covenant not to compete and not to interfere with other employees of Indian River following a termination for just cause, disability, or retirement or if he resigns without good reason.

     In the event of a change-in-control of Indian River, Mr. High would be entitled to payment of certain benefits. If within six months prior to, or two years after, a change-in-control, Indian River terminates Mr. High's employment without good cause, or Mr. High voluntarily terminates employment for good reason, then Indian River, or its successor, is required to make a lump-sum cash payment to the Executive equal to two times the sum of his annual salary at the highest rate in effect during the preceding twelve months and bonuses for the preceding calendar year. Mr. High would also be entitled to continued participation in certain Indian River health and welfare plans for two years. These payments and benefits, are limited, however, so as not to exceed the amount allowable as a deduction under Section 280G of the Internal Revenue Code. If the lump-sum payment were required to be made to Mr. High as of June 15, 2000, he would be entitled to receive $337,000.

     In December 1999, Indian River and Indian River Bank entered into a substantially identical employment agreement with Mr. Bradley, pursuant to which Mr. Bradley serves as Chief Financial Officer of each institution. Under his agreement, Mr. Bradley is entitled to a fixed salary of $82,000, subject to annual review and increase but not decrease, provided that in the absence of any action with respect to his salary rate, Mr. Bradley is entitled to receive an automatic annual salary increase based upon the consumer price index, up to a maximum of 5% per year. If the lump-sum payment were required to be made to Mr. Bradley as of June 15, 2000, he would be entitled to receive $170,600.

     Transactions with Management and Others. Some of the directors of Indian River and its subsidiary, or companies with which they are associated, and some of the executive officers of Indian River and Indian River Bank, were customers of, and had banking transactions with, Indian River Bank during the fiscal year ended December 31, 1999. All loans and commitments to make loans to such persons by Indian River Bank were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons; and in the opinion of management, did not and do not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount outstanding on such loans at December 31, 1999 was $5,358,249. None of these loans has ever been adversely classified, and all of such loans are current as to the payment of interest and principal.

                         SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of Indian River, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

     All of Indian River's directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each director in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

     Shares purchased by an affiliate may also be sold in a registered offering. Indian River has no agreements or understandings obligating it to prepare a registration statement for the sale of shares owned by any affiliate.

                          DESCRIPTION OF CAPITAL STOCK

     Indian River's authorized capital consists of 10,000,000 shares of common stock, $1.00 par value, and 500,000 shares of undesignated preferred stock. As of March 31, 2000, there were 1,393,730 shares of common stock outstanding and no shares of preferred stock outstanding.

     Common Stock. Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of Indian River's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. The shares of common stock to be issued in this offering will be, when issued, fully paid and non-assessable.

     Preferred Stock. The Indian River Board may, from time to time, by action of a majority of the Board of Directors, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock. As of the date hereof, no shares of preferred stock are outstanding.


     The existence of shares of authorized undesignated preferred stock will enable Indian River to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance would give Indian River flexibility in that it would be able to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.

     The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition of Indian River. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render more expensive a hostile acquisition of Indian River.


     Limitations on Payment of Dividends. The payment of dividends by Indian River will depend largely upon the ability of Indian River Bank to declare and pay dividends to Indian River, as the principal source of Indian River's revenue will be from dividends paid by Indian River Bank. Dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to Indian River and Indian River Bank. Even if Indian River Bank and Indian River have earnings in an amount sufficient to pay dividends, the Board of Directors may determine to retain earnings for the purpose of funding the growth of Indian River Bank and Indian River.

     Regulations of the Office of the Comptroller of the Currency place limits on the amount of dividends Indian River Bank may pay to Indian River without prior approval. Prior regulatory approval is required to pay dividends which exceed Indian River Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. Federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.


     The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Indian River may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. See "Market for Common Stock and Dividends" at page 13.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND FLORIDA LAW

     Set forth below are descriptions of certain other provisions of Indian River's Articles of Incorporation and of the Florida Business Corporation Act (the "FBCA") which affect Indian River and the holders of common stock. The discussion of the following provisions is not exhaustive, and is not intended to imply that all material provisions of either the Articles of Incorporation or the FBCA are enumerated herein.

     Removal of Directors. Indian River's Articles of Incorporation provide that directors may be removed at any time, but only for cause and upon the vote of the holders of 75% or more of the total number of votes entitled to be cast by holders of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, except that where the holders of any class or series of stock entitled to elect one or more directors voting separately as a class, such director or directors may be removed for cause or upon the vote of the holders of 75% of the total number of votes authorized to be cast by holders of that class or series. The provision regarding the removal of directors may be amended only upon the vote of holders of 75% of all votes entitled to be cast in the election of directors, voting as a single class.

     Special Meetings. Special meetings of the shareholders of Indian River may be called by the Chairman of the Board, the President, or upon the request of two or more directors. Upon receipt of the written request of the holders of 25% of the votes entitled to be cast at such a meeting, the Board of Directors shall call a meeting of shareholders. The Bylaws do not provide when a meeting requested by shareholders must be held. Florida law provides, however, that a shareholder may petition a court to order such a meeting to be held if a notice for the meeting is not issued within 60 days of the request.

     Written Action of Shareholders. Under the FBCA, shareholders having the power to cast the number of votes required to effect any action required to be approved by the shareholders, including the election of directors, the amendment of the Articles of Incorporation or the merger or consolidation of Indian River, may consent to such action in writing without notice or holding of a formal meeting of shareholders.

     Applicability of Certain Provisions of Law. Section 607.0901 of the FBCA requires that, unless a corporation "opts out" from effectiveness of that provision, certain transactions between a public corporation and certain interested shareholders and their affiliates (including, but not limited to, certain mergers or consolidations, sales, leases, pledges or other dispositions of five percent or more of the corporation's assets, share issuances, and reclassification, reorganization or liquidation transactions) be approved by the holders of two-thirds of the total number of outstanding voting shares other than shares beneficially owned by the interested shareholders. The Articles of Incorporation provide that Section 607.0901 will not be applicable to Indian River.

     Section 607.0902 of the FBCA generally provides that, unless a corporation opts out from its provisions, shares of a public corporation acquired in excess of certain threshold amounts will not have any voting rights unless such voting rights are approved by a majority vote of disinterested shareholders. The Articles of Incorporation provide that Section 607.0902 will not be applicable to Indian River.

     Business Combinations with Interested Stockholders. The Articles of Incorporation provide that certain proposed business combinations with an "interested stockholder" (generally a beneficial owner of 10% or more of the outstanding common stock or an affiliate thereof), including mergers, consolidations, the sale, lease, exchange, mortgage or pledge of assets having a value in excess of $1.5 million, issuances or transfers of securities of Indian River having a value in excess of $1.5 million, the adoption of a plan of liquidation or dissolution, and any reclassification, recapitalization or similar transaction which has the effect of increasing the proportionate share of Indian River owned by the interested stockholder, must be approved by the holders of 80% of the votes entitled to be cast in the election of directors, voting as a single class, in addition to any other vote required by law, except where such business combination has been approved by two thirds of the full Board of Directors.

     Amendment of Articles. Except where applicable law or the Articles of Incorporation provide otherwise, the Articles of Incorporation may be amended by the vote of the holders of a majority of the votes entitled to be cast thereon. The provision of the Articles of Incorporation relating to removal of directors may be amended only upon the vote of the holders of 75% of the votes entitled to be cast in the election of directors, voting as a single class. The provisions of the Articles of Incorporation relating to business combinations with interested stockholders and the applicability of certain provisions of the FCBA may be amended only upon the vote of the holders of 80% of the votes entitled to be cast in the election of directors, voting as a single class, except where such amendment has been approved by two thirds of the full Board of Directors.

     Consideration of Business Combinations. The Articles of Incorporation provide that where the Board of Directors evaluates a business combination, the directors shall consider, among other things, the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective stockholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its stockholders; and such other factors deemed by the directors to be relevant. In such considerations, the Board of Directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The enumeration of factors to be considered by the Board of Directors in the discharge of its fiduciary responsibility to the corporation and its stockholders, is not a definitive list of factors, but is intended to guide such consideration and to provide specific authority for the consideration by the Board of Directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Indian River by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland. Members of such firm may subscribe to purchase shares of common stock offered hereby.

                                     EXPERTS

     The audited financial statements of Indian River Banking Company for years ended December 31, 1999 and 1998 included in this prospectus have been included herein in reliance upon the report of McGladrey & Pullen, LLP independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     On July 6, 1998, BDO Seidman, LLP, the independent certified public accountants which audited Indian River's financial statements for the years ended December 31, 1997 and 1996, was dismissed by the Board of Directors of Indian River upon the recommendation of Indian River's Audit and Examining Committee. BDO Seidman's report on Indian River's financial statements for the years ended December 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles.

     During the two years ended December 31, 1997 and through July 6, 1998, the date of BDO Seidman's dismissal, there were no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, audit scope or procedure which, if not resolved to their satisfaction, would have caused them to make reference to such disagreement in connection with their report.


     McGladrey & Pullen, LLP was retained by Indian River on May 28, 1998 to audit Indian River's financial statements for fiscal year 1998 as its certifying accountant. The appointment of McGladrey & Pullen, LLP was recommended by the Audit and Examining Committee of the Board of Directors and approved by the Board of Directors. There were no consultations between Indian River and McGladrey & Pullen, LLP regarding the application of accounting principles to any matter, or as to any type of opinion that might be issued on Indian River's financial statements.

                    ADDITIONAL INFORMATION ABOUT INDIAN RIVER


     This prospectus is part of a registration statement on Form SB-2 filed by Indian River with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement, certain parts of which have been omitted in accordance with rules of the SEC. The registration statement may be read and copied at the SEC's public reference room located at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet web site that contains information of issuers, including Indian River, who file electronically with the SEC. The address of that web-site is http://www.sec.gov.

     Indian River distributes annual reports containing audited financial statements to its shareholders. As a result of the effectiveness of the registration statement of which this prospectus is a part, commencing in 2000, Indian River files annual and quarterly reports under the Securities Exchange Act of 1934, and will continue to file such reports until such time as it has fewer than 300 shareholders of record.

                          INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


Independent Auditor's Report.........................................................................F-2

Consolidated Balance Sheets..........................................................................F-3

Consolidated Statements of Income....................................................................F-5

Consolidated Statements of Changes in Stockholders' Equity...........................................F-6

Consolidated Statements of Cash Flows................................................................F-8

Notes to Consolidated Financial Statements...........................................................F-9

UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

Unaudited Consolidated Balance Sheets...............................................................F-30

Unaudited Consolidated Statements of Income.........................................................F-31

Unaudited Consolidated Statements of Changes in Stockholders' Equity................................F-32

Unaudited Consolidated Statements of Cash Flows.....................................................F-33

Notes to Unaudited Consolidated Financial Statements................................................F-34

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Indian River Banking Company
Vero Beach, Florida

We have audited the accompanying consolidated balance sheets of Indian River Banking Company and subsidiary (the "Bank") as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Indian River Banking Company and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP


Fort Lauderdale, Florida
February 4, 2000, except for Note 22 as
   to which the date is March 31, 2000

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998


ASSETS                                                       1999               1998
------                                                       ----               ----
Cash and Cash Equivalents
   Cash and due from banks (Notes 2 and 17)         $       6,714,850  $        7,903,994
   Federal funds sold (Note 17)                                    --           9,225,000
                                                           ----------          ----------
              TOTAL CASH AND CASH EQUIVALENTS               6,714,850          17,128,994
                                                           ----------          ----------
Investment Securities
   Securities available-for-sale (Note 3)                  81,416,332          56,036,863
   Securities held to maturity (Note 3)                     7,071,969
   Other securities (Note 3)                                  798,350             710,450
                                                           ----------          ----------
              TOTAL INVESTMENT SECURITIES                  89,286,651          56,747,313

Loans, net (Notes  4, 5, 9, 12, 15 and 17)                166,644,658         142,853,090
Bank Premises and Equipment, net (Note 6)                   4,315,942           4,279,736
Accrued Interest Receivable                                 2,260,455           1,676,277
Deferred Tax Asset (Note 8)                                 1,533,364             173,764
Other Assets                                                  479,692             257,083
                                                           ----------          ----------
              TOTAL ASSETS                          $     271,235,612  $      223,116,257
                                                    ======================================


See Notes to Consolidated Financial Statements.

LIABILITIES AND STOCKHOLDERS' EQUITY                                        1999               1998
------------------------------------                                        ----               ----
Liabilities
   Noninterest-bearing demand deposits                                 $  32,142,461     $  31,121,138
   Interest-bearing deposits:
       NOW                                                                24,320,260        25,101,073
       Money market                                                        4,316,022         3,496,479
       Savings                                                            73,065,351        70,461,316
       Time deposits, $100,000 and over (Note 7)                          21,841,680        13,570,598
       Other time deposits (Note 7)                                       83,160,177        56,646,161
                                                                          ----------        ----------
              TOTAL DEPOSITS                                             238,845,951       200,396,765
Other Liabilities                                                            724,533           457,173
Other Borrowings (Note 9)                                                 18,073,953         8,478,606
                                                                          ----------         ---------
              TOTAL LIABILITIES                                          257,644,437       209,332,544
                                                                         -----------       -----------
Commitments and Contingencies (Notes 9, 13, and 15)
Stockholders' Equity (Notes 10, 11, 15 and 21)
   Preferred stock, $1 par value, nondesignated; 500,000
      shares authorized; none issued or outstanding                               --                --
   Common stock, $1 par value; 10,000,000 shares
      authorized; issued and outstanding 1999 1,393,730
      shares, 1998 576,124 shares                                          1,393,730           576,124
   Capital surplus                                                         9,292,285         7,365,731
   Retained earnings                                                       4,509,364         5,251,216
   Accumulated other comprehensive income (loss)                          (1,604,204)          590,642
                                                                          ----------           -------
              TOTAL STOCKHOLDERS' EQUITY                                  13,591,175        13,783,713
              --------------------------                               -------------     -------------
              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 271,235,612     $ 223,116,257
                                                                       =============     =============


INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                          1999             1998
                                                                          ----             ----
Interest income:
   Loans and fees on loans                                         $  13,321,103   $   11,482,346
   Investment securities and due from banks                            4,495,681        3,766,518
   Federal funds sold                                                    129,487           92,242
                                                                      ----------       ----------
                                                                      17,946,271       15,341,106
                                                                      ----------       ----------
Interest expense:
   Deposits                                                            7,352,102        6,506,357
   Other                                                                 672,892          628,330
                                                                      ----------       ----------
                                                                       8,024,994        7,134,687
                                                                      ----------       ----------
              NET INTEREST INCOME                                      9,921,277        8,206,419
Provision for loan losses (Note 5)                                       590,000          375,000
                                                                      ----------       ----------
              NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      9,331,277        7,831,419
                                                                      ----------       ----------
Other income:
   Service charges and fees                                            1,097,848          969,402
   Gain on sales of securities (Note 3)                                   76,340          143,006
   Gain on sale of loans                                                 816,986          816,280
   Other                                                                 464,164          287,967
                                                                      ----------       ----------
                                                                       2,455,338        2,216,655
                                                                      ----------       ----------
Other expense:
   Salaries                                                            3,613,205        2,684,405
   Employee benefits                                                     622,500          487,141
   Occupancy                                                             563,344          460,109
   Furniture and equipment                                               726,584          602,616
   Other operating expenses (Note 14)                                  3,115,615        2,505,712
                                                                      ----------       ----------
                                                                       8,641,248        6,739,983
                                                                      ----------       ----------
              INCOME BEFORE INCOME TAXES                               3,145,367        3,308,091
Provision for income taxes (Note 8)                                    1,142,767        1,208,869
                                                                      ----------       ----------
              NET INCOME                                           $   2,002,600  $     2,099,222
                                                                   ============== ===============



Basic earnings per share (Note 11)                                 $        1.44  $          1.51
                                                                   ============== ===============

Diluted earnings per share (Note 11)                               $        1.43  $          1.50
                                                                   ============== ===============


See Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------
INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                            Common Stock                   Capital
                                                      Shares             Amount            Surplus
Balance, December 31, 1997                               523,619   $        523,619   $       6,203,158
   10% stock dividend (Note 18)                           52,180             52,180           1,153,178
   Fractional shares                                          --                 --                  --

    Stock options exercised                                  325                325               9,395
   Comprehensive income:
      Net income                                              --                 --                  --
      Other comprehensive income, unrealized
        gain on securities, net of tax (Note 3)               --                 --                  --

   COMPREHENSIVE INCOME
                                                         -------   ----------------   -----------------
Balance, December 31, 1998                               576,124            576,124           7,365,731
   10% stock dividend (Note 18)                           57,428             57,428           1,316,250
   Fractional shares                                          --                 --                  --
   Stock options exercised                                   114                114               4,005
   Comprehensive income (loss):
      Net income                                              --                 --                  --

      Other comprehensive loss, unrealized
        loss on securities, net of tax (Note 3)               --                 --                  --

   COMPREHENSIVE INCOME (LOSS)
                                                         -------   ----------------   -----------------
Balance, December 31, 1999                               633,666   $        633,666   $       8,685,986
                                                         =======   ================   =================

See Notes to Consolidated Financial Statements.


                                                                       Accumulated
                                                                           Other              Total
                                                          Retained     Comprehensive      Stockholders'     Comprehensive
                                                          Earnings     Income (Loss)          Equity          Income
                                                          --------     -------------          ------          ------
Balance, December 31, 1997                             $   4,361,722   $   508,731       $ 11,597,230
   10% stock dividend (Note 18)                           (1,205,358)           --                 --
   Fractional shares                                          (4,370)           --             (4,370)
    Stock options exercised                                       --            --              9,720
   Comprehensive income:
      Net income                                           2,099,222            --          2,099,222      $  2,099,222
      Other comprehensive income, unrealized
        gain on securities, net of tax (Note 3)                   --        81,911             81,911            81,911
                                             -                                                                   ------
   COMPREHENSIVE INCOME                                                                                    $  2,181,133
                                                          ----------   -----------       ------------      ============
Balance, December 31, 1998                                 5,251,216       590,642         13,783,713
   10% stock dividend (Note 18)                           (1,373,678)           --                 --
   Fractional shares                                          (4,411)           --             (4,411)
   Stock options exercised                                        --            --             (4,119)
   Comprehensive income (loss):
      Net income                                           2,002,600            --          2,002,600      $  2,002,600
      Other comprehensive loss, unrealized
        loss on securities, net of tax (Note 3)                   --    (2,194,846)        (2,194,846)       (2,194,846)
                                                                                                           ------------
   COMPREHENSIVE INCOME (LOSS)                                                                             $   (192,246)
                                                      --------------   -----------       ------------      ============
Balance, December 31, 1999                            $    5,875,727   $(1,604,204)      $ 13,591,175
                                                      ==============   ===========       ============



-------------------------------------------------------------------------------
INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                   1999                  1998
                                                                            -------------------   ----------------
Cash Flows From Operating Activities
   Net income                                                               $        2,002,600    $      2,099,222
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                                    562,825             467,111
      Provision for loan losses                                                        590,000             375,000
      Other real estate owned losses                                                   108,369               3,617
      Deferred income taxes                                                           (125,000)            (85,374)
      Proceeds from loans originated for resale                                     32,476,233          32,986,605
      Origination of loans for resale                                              (29,958,997)        (30,835,105)
      Gain on sale of loans                                                           (816,986)           (816,280)
      Amortization of premiums and discounts, net                                      185,775             130,027
      Gain on sale of securities                                                       (76,340)           (143,006)
      Increase in accrued interest receivable                                         (584,178)           (179,096)
      Increase in other assets                                                        (222,609)            (10,704)
      Decrease in other liabilities                                                    267,360             (51,399)
                                                                            ------------------     ---------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                              4,409,052           3,940,618
                                                                            ------------------     ---------------
Cash Flows From Investing Activities
   Cash flows from securities (Note 18)                                            (36,078,219)          2,557,359
   Loan originations and principal collections on loans                            (29,559,639)        (32,314,514)
   Proceeds from sale of loans                                                       3,436,079           4,020,131
   Proceeds from the sale of other real estate owned                                    36,417              37,962
   Purchases of premises and equipment                                                (702,075)         (1,815,809)
                                                                            ------------------     ---------------
              NET CASH USED IN INVESTING ACTIVITIES                                (62,867,437)        (27,514,871)
                                                                            ------------------     ---------------
Cash Flows From Financing Activities
   Net increase in deposits                                                         38,449,186          27,584,590
   Proceeds from other borrowings                                                   12,881,062           2,214,320
   Principal payments on borrowings                                                 (3,285,715)           (285,714)
   Proceeds from exercise of stock options                                               4,119               9,720
   Cash paid for fractional shares                                                      (4,411)             (4,370)
                                                                            ------------------     ---------------
             NET CASH PROVIDED BY FINANCING ACTIVITIEs                              48,044,241          29,518,546
                                                                            ------------------     ---------------
             NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (10,414,144)          5,944,293
Cash and cash equivalents:
   Beginning                                                                        17,128,994          11,184,701
                                                                            ------------------     ---------------
   Ending                                                                   $        6,714,850     $    17,128,994
                                                                            ==================     ===============


See Notes to Consolidated Financial Statements (Additional cash flow information
- Note 18).

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business: Indian River Banking Company is a bank holding company incorporated in the State of Florida. Its wholly-owned subsidiary, Indian River National Bank, provides a full range of banking services to individual and corporate customers through its various locations in Indian River and Brevard Counties in Florida. Segment information is not presented since all of the Company's revenue is attributed to a single reportable segment. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Indian River Banking Company and its wholly-owned subsidiary, Indian River National Bank, a federally-chartered independent community bank, collectively referred to as the "Bank". All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of accounting: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and general practice within the banking industry. In preparing the consolidated financial statements, the Bank's management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and the fair value of securities. Actual results could differ from those estimates.

Cash and cash flows: Cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), and federal funds sold. For purposes of reporting cash flows, loans and deposits are reported net. The Bank maintains amounts due from banks which, at times, may exceed federally-insured limits. The Bank has not experienced any losses in such accounts.

Investment in debt and marketable equity securities: Management determines the appropriate classification of securities as each individual security is acquired. In addition, the appropriateness of such classification is reassessed at each balance sheet date. The Bank's classifications of debt and marketable equity securities and related accounting policies are as follows:

   Securities held to maturity: Held to maturity securities are those securities which the Bank has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available-for-sale. Held to maturity securities are reported at amortized cost. Realized gains and losses from the sale of securities are included in earnings and are computed using the specific-identification method.

   Available-for-sale securities: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
   Securities available-for-sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as a separate component of other comprehensive income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal, reduced by unearned discounts and fees and an allowance for loan losses.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized, using the interest method, as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual lives of the loans, adjusted for prepayments. Commitment fees which are based upon a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. For impaired loans, accrual of interest is generally discontinued when, in the opinion of management, there is an indication that the borrower may be unable to make payments as they become due. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments.

Loans held for sale are carried at the lower of cost or market value.


The allowance for loan losses is maintained to provide for estimated losses in the loan portfolio that have been incurred as of the date of the balance sheet. In establishing the allowance management (1) makes specific allocations for certain non-performing loans based on management's estimates of collateral shortfall, (2) applies loss factor percentages to the balances of identified loans in each category of problem and past due loans and (3) applies loss factor percentages to balances of performing loans in each category of loans. Loss factor percentages are determined taking into consideration the risk characteristics of the loan portfolio, past charge-off experience of the Bank and its peer group, general economic conditions and other factors that warrant current recognition. While management uses the best information available to make its evaluation, the allowance could change materially within the next year if there are significant changes in economic conditions.

As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current period earnings. Actual loan charge-offs are deducted from and subsequent recoveries are added to the allowance.


A loan is considered to be impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Under this definition, management considers loans that have been placed on nonaccrual status or which have been renegotiated in a troubled debt restructuring to be impaired.


The allowance for loan losses related to loans identified as impaired is based on discounted expected future cash flows (using the loan's initial effective interest rate), the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank premises and equipment: Bank premises and equipment are stated at cost less
accumulated  depreciation.   Depreciation  is  computed  using  accelerated  and
straight-line methods over the following estimated useful lives:

                                               Years
Land improvements                            3 - 20
Buildings and improvements                   5 - 39
Leasehold improvements                       5 - 15
Furniture, fixtures and equipment            3 - 10

Income taxes: The holding company and the Bank file consolidated federal income tax returns. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-based compensation: SFAS 123, Accounting for Stock-Based Compensation, allows a company to either adopt the fair value method of valuation or continue using the intrinsic valuation method presented under Accounting Principles Board ("APB") Opinion 25 to account for stock based compensation. Accordingly, the Bank has elected to continue using the intrinsic valuation method and has disclosed in the footnotes pro forma net income and earnings per share information as if the fair value method had been applied.

Earnings per share: Basic earnings per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding, adjusted for stock dividends and splits occurring subsequent to year end (the denominator). Diluted earnings per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments: SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The fair value estimates presented are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

Emerging accounting standards: In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank expects to adopt the new Statement effective January 1, 2001. The Statement will require the Bank to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Because the Bank has not used derivatives in the past, management does not anticipate that the adoption of the new Statement will have a significant effect on the Bank's earnings or financial position.

NOTE 2.  CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances in cash or with the Federal Reserve Bank, based on a percentage of certain deposits. The total required reserve balances as of December 31, 1999 and 1998 were approximately $1,997,000 and $1,589,000, respectively.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 3.  INVESTMENT SECURITIES

Securities held to maturity: The amortized cost and fair values of securities held to maturity as of December 31, 1999 are summarized as follows.


                                                                   ESTIMATED        ESTIMATED        ESTIMATED
                                                  AMORTIZED        UNREALIZED       UNREALIZED         MARKET
                                                     COST            GAINS            LOSSES           VALUE
                                                 ----------      -------------    --------------   -------------
State, county and municipal securities         $     2,025,343    $     7,074    $      (14,385)   $  2,018,032
Mortgage-backed securities                           5,046,626        174,338                --       5,220,964
                                               ---------------    -----------    --------------    ------------
                                               $     7,071,969    $   181,412    $      (14,385)   $  7,238,996
                                               ===============    ===========    ==============    ============

There were no securities held to maturity at December 31, 1998.

The amortized cost and fair values of securities held to maturity at December 31, 1999, by contractual maturity, are shown below. Mortgage-backed securities are excluded from the maturity categories because they are not due at a single due date. In addition, mortgage-backed securities may mature earlier than their contractual maturities because of prepayments.

                                                                       ESTIMATED
                                                    AMORTIZED            MARKET
                                                       COST              VALUE
                                                       ----              -----
Due after one through five years                $         100,576   $        100,595
Due after ten years                                     1,924,767          1,917,437
Mortgage-backed securities                              5,046,626          5,220,964
                                                -----------------   ----------------
                                                $       7,071,969   $      7,238,996
                                                =================   ================


INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.     INVESTMENT SECURITIES (CONTINUED)

Securities available-for-sale: The amortized cost and fair values of securities available-for-sale as of December 31, 1999 and 1998 are summarized as follows:

                                                                       DECEMBER 31, 1999
                                                               ESTIMATED           ESTIMATED        ESTIMATED
                                           AMORTIZED           UNREALIZED          UNREALIZED         MARKET
                                              COST               GAINS               LOSSES           VALUE
                                              ----               -----               ------           -----
U. S. Government corporations
 and agencies                           $    67,210,032    $           --   $     (2,357,623)   $    64,852,409
Corporate securities                         10,221,581                --           (128,534)        10,093,047
Mortgage-backed securities                    6,491,287            11,975            (32,386)         6,470,876
                                        ---------------    --------------   ----------------    ---------------
                                        $    83,922,900    $       11,975   $     (2,518,543)   $    81,416,332
                                        ===============    ==============   ================    ===============

                                                                       DECEMBER 31, 1998
                                                               ESTIMATED           ESTIMATED        ESTIMATED
                                           AMORTIZED           UNREALIZED          UNREALIZED         MARKET
                                              COST               GAINS               LOSSES           VALUE
                                              ----               -----               ------           -----
U. S. Government corporations
   and agencies                         $    42,412,286    $      647,530   $      (10,245)     $    43,049,571
U. S. Treasury securities                     6,979,319           225,371               --            7,204,690
Mortgage-backed securities                    5,722,381            76,849          (16,628)           5,782,602
                                        ---------------    --------------   ----------------    ---------------
                                        $    55,113,986    $      949,750    $     (26,873)     $    56,036,863
                                        ===============    ==============    =============      ===============

The amortized cost and fair values of securities available for sale at December 31, 1999, by contractual maturity, are shown below. Mortgage-backed securities are excluded from the maturity categories because they are not due at a single due date. In addition, mortgage-backed securities may mature earlier than their contractual maturities because of prepayments.

                                                                                   ESTIMATED
                                                                AMORTIZED            MARKET
                                                                   COST              VALUE
Due after one through five years                       $      14,246,689  $      14,092,411
Due after five years through ten years                        56,186,613         53,975,191
Due after ten years                                            6,998,311          6,877,854
Mortgage-backed securities                                     6,491,287          6,470,876
                                                       -----------------  -----------------
                                                       $      83,922,900  $      81,416,332
                                                       =================  =================

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.  INVESTMENT SECURITIES (CONTINUED)

Securities available for sale with a carrying amount of $16,415,731 and $4,578,000 at December 31, 1999 and 1998, respectively, were pledged as collateral on public deposits, various lines of credit (see Note 9), repurchase agreements, and for other purposes as required or permitted by law.

Gross gains of $76,340 and $143,006 were realized from the sale of securities available for sale in the years ended December 31, 1999 and 1998, respectively.

Unrealized gains (losses) on securities available for sale for the years ended December 31, 1999 and 1998 are as follows:

                                                                          1999               1998
                                                                          ----               ----
 Unrealized holding gains (losses) arising during the period       $    (3,353,106)  $     270,989
 Less reclassification adjustment for gains realized
   in net income                                                            76,340         143,006
                                                                   ---------------   -------------
 Net unrealized gains (losses), before tax (expense) benefit            (3,429,446)        127,983
Tax (expense) benefit                                                    1,234,600         (46,072)
                                                                   ---------------   -------------
 Other comprehensive income (loss)                                 $    (2,194,846)  $      81,911
                                                                   ===============   =============

Other securities consist primarily of nonmarketable equity securities as follows at December 31, 1999 and 1998:

                                                  1999              1998
                                                  ----              ----
Federal Reserve Bank stock                 $      97,750    $       97,750
Federal Home Loan Bank stock                     690,600           602,700
Other securities                                  10,000            10,000
                                           -------------    --------------
                                           $     798,350    $      710,450
                                           =============    ==============

The Bank, as a member of the Federal Home Loan Bank ("FHLB") system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 4.  LOANS

The composition of net loans is as follows at December 31, 1999 and 1998:

                                                             1999               1998
                                                             ----               ----
Real estate:
   Construction and land development                  $    8,626,234      $  2,382,245
   Farmland                                                3,145,918         2,983,787
   One to four family residential                         68,430,840        60,955,927
   Multifamily residential                                 1,766,216         1,762,422
   Nonfamily, nonresidential                              55,104,420        45,452,183
Agriculture                                                1,706,865         1,551,797
Commercial and industrial                                 12,307,814        11,037,858
Consumer                                                  15,091,479        15,562,091
Other                                                      2,370,221         2,676,107
                                                      --------------      ------------
                                                         168,550,007       144,364,417
Deduct:
   Allowance for loan losses                               1,904,417         1,510,272
   Unearned discounts and loan fees                              932             1,055
                                                      --------------      ------------
Loans, net                                            $  166,644,658      $142,853,090
                                                      ==============      ============

The Bank's recorded investment in impaired loans for which a specific allowance was recognized was $54,238 and $278,795 at December 31, 1999 and 1998, respectively. The specific SFAS No. 114 allowance associated with these loans was $5,077 and $17,600 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans during 1999 and 1998 was $250,000 and $350,000, respectively. Interest income recognized on impaired loans, recognized for cash payments received in 1999 and 1998, was not significant.

Included in net loans at December 31, 1999 and 1998 are loans held for sale of approximately $546,600 and $2,247,000, respectively.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 5.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1999 and 1998 are as follows:

                                                  1999               1998
                                                  ----               ----
Balance, beginning                         $    1,510,272        $  1,322,442
Provision for loan losses                         590,000             375,000
Loans charged off                                (249,068)           (245,013)
Recoveries of amounts charged off                  53,213              57,843
                                           --------------        ------------
Balance, ending                            $    1,904,417        $  1,510,272
                                           ==============        ============


NOTE 6.   BANK PREMISES AND EQUIPMENT

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

-                                                              December 31,
-                                                         1999               1998
-                                                         ----               ----
Land and improvements                             $     1,561,900   $     1,670,984
Buildings and improvements                              1,343,817         1,298,323
Leasehold improvements                                    550,113           470,959
Furniture, fixtures and equipment                       3,624,653         3,111,325
                                                  ---------------   ---------------
                                                        7,080,483         6,551,591
Less accumulated depreciation and amortization          2,764,541         2,271,855
                                                  ---------------   ---------------
                                                  $     4,315,942   $     4,279,736
                                                  ===============   ===============


NOTE 7.  TIME DEPOSITS

At December 31, 1999, the scheduled maturities of time deposits are as follows:

Year Ending

December 31,                                        Amount
2000                                           $   77,776,889
2001                                               23,398,477
2002                                                1,271,879
2003                                                2,125,259
2004                                                  427,457
Thereafter                                              1,896
                                                      -------
                                               $  105,001,857
                                               ==============

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8.  INCOME TAXES

The net deferred tax effects of the primary temporary differences are as shown in the following table:


                                                                        December 31,
                                                                   1999               1998
                                                                   ----               ----
Deferred tax assets:
   Loan loss allowances                                      $       593,000   $      456,000
   Unrealized loss on available-for-sale securities                  902,364               --
   Premises and equipment                                             48,000           50,000
                                                             ---------------   --------------
Total deferred tax assets                                          1,543,364          506,000
                                                             ---------------   --------------
Deferred tax liabilities:
   Unrealized gain on available-for-sale securities                       --         (332,236)
-   Other                                                            (10,000)              --
                                                             ---------------   --------------
Total deferred tax assets                                            (10,000)        (332,236)
                                                             ---------------   --------------
Net deferred tax assets                                      $     1,533,364   $      173,764
                                                             ===============   ==============

The provision for income taxes charged to operations for the years ended December 31, 1999 and 1998 consists of the following:


                                                                     1999              1998
                                                                     ----              ----
Current tax expense                                           $     1,267,767   $    1,294,243
Deferred tax expense                                                 (125,000)         (85,374)
                                                              ---------------   --------------
                                                              $     1,142,767   $    1,208,869
                                                              ===============   ==============

The provision for income taxes differs from the amount of income tax determined by applying the U. S. federal income tax rate to pretax income as follows:


                                                                      Year Ended December 31,
                                                                1999                              1998
                                                      Amount          Percent           Amount          Percent
                                                      ------          -------           ------          -------

Computed "expected" federal tax expense          $   1,069,425         34.0%     $    1,124,774          34.0%
Increase in income taxes resulting from:

   State income taxes, net of federal tax
      benefit                                           45,168          1.4              31,393           0.9
   Other                                                28,174          0.9              52,702           1.6
                                                 -------------         ----      --------------          ----
Provision for income taxes                       $   1,142,767         36.3%     $    1,208,869          36.5%
                                                 =============         ====      ==============          ====
-

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9.  OTHER BORROWINGS

The Company has a $4,000,000 revolving line-of-credit with a correspondent bank of which $1,845,381 was outstanding at December 31, 1999. The line is due in quarterly installments of interest only at 30-day LIBOR plus 135 basis points (7.47% at December 31, 1999) through September 29, 2001, at which time the outstanding principal balance will be converted to a term loan. The term loan will be due in equal quarterly installments of principal plus interest, based upon a five-year amortization through September 29, 2006, at which time the remaining balance plus accrued interest will become due and payable. The line is collateralized by the common stock of the Bank. The Company has agreed to various conditions which provide, among other things, compliance with specified financial covenants. The Company is in compliance with such covenants at December 31, 1999.

The Bank has a secured line of credit with the Federal Home Loan Bank under which the Bank can borrow up to thirteen percent (13%) of total assets or approximately $35,235,000 at December 31, 1999. The Bank has executed a blanket floating lien under which it has pledged residential first mortgage loans with a balance of approximately $47,898,000 at December 31, 1999 as security for these advances. In addition, Federal Home Loan Bank stock in the amount of $690,600 at December 31, 1999 is also pledged as security for the above advances. Advances payable under this agreement as of December 31, 1999 and 1998 are as follows:

                                                                                    1999               1998
                                                                                    ----               ----
Overnight advance, interest payable monthly at a rate that adjusts
   daily, average rate of 5.60% for December 1999                            $    4,500,000     $           --
Convertible advance option due September 2002, interest payable quarterly at a fixed rate of  5.66%.  In September 1999, the
   advance was called by the lender                                                      --          3,000,000
Advance, interest payable monthly at a fixed rate of 6.44%,
   with equal semiannual principal payments of $142,857 through
   September 2004                                                                 1,428,572          1,714,286
Convertible advance due March 2008, interest payable quarterly at a fixed rate of 5.51%.  In March 2003, the advance can be called at the option of the lender, at which time it can be
   converted into various other advance terms by the  Bank                        2,000,000          2,000,000
Advance due August 2000, interest payable monthly at an
   adjustable rate, 6.50% at December 31, 1999                                    5,000,000                 --
                                                                             --------------     --------------
                                                                             $   12,928,572     $    6,714,286
                                                                             ==============     ==============

The Bank also has lines of credit of $6,000,000 available for federal funds purchases with correspondent banks. There was $3,300,000 outstanding under these lines at December 31, 1999 and no amounts outstanding under such lines as of December 31, 1998.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9.     OTHER BORROWINGS (CONTINUED)

The aggregate amounts of borrowings maturing in future years (based on the outstanding balance and interest rates as of December 31, 1999) are as follows:
2000 $13,085,714;  2001 $362,307;  2002 $608,243;  2003 $633,024; 2004 $659,708;
thereafter $2,724,956.

The Bank has a repurchase agreement with a correspondent bank, for which securities with a carrying amount of $4,161,289 were pledged as collateral at December 31, 1999. No balances were outstanding as of December 31, 1999 and 1998.

NOTE 10.  STOCK OPTIONS

The Board of Directors adopted a new stock option plan in 1999, subject to the approval of the shareholders. Under the terms of its stock option plan, options to purchase up to 275,000 shares of the Company's common stock may be granted to directors and key officers/employees at a price which is not less than the fair market value of such stock at the date of the grant. The grants are exercisable in varying amounts over five to ten years from the date of the grant. In accordance with the plan, the aggregate number of shares for which options may be granted, the number of shares covered for each outstanding option and the exercise price per share for each such option shall be proportionately adjusted for the payment of stock dividends or similar adjustments to the number of shares of common stock effected without the receipt of consideration by the Company.


A summary of the options outstanding as of December 31, 1999 and 1998, and changes during the years then ended is presented below (after adjusting for 10% stock dividends in 1999 and 1998, a 10% stock dividend declared in January 2000 and a 2 for 1 stock split effective March 31, 2000). The fair value of each option grant is estimated on the date of grant with the following weighted-average assumptions used for grants in 1999 and 1998: risk-free interest rates of 6.5 percent and 5.5 percent, respectively and expected lives of 4 years and 8 years, respectively.


                                                1999                                 1998
                                            Weighted-Average                 Weighted-Average
                                          Shares        Exercise Price   Shares         Exercise Price
                                          ------        --------------   ------         --------------
Outstanding at beginning of year          29,736   $       13.84        13,470          $     11.96
Granted                                   77,254           18.77        20,762                15.03
Exercised                                   (250)          15.03          (786)               12.38
Forfeited                                 (6,472)          14.81        (3,710)               13.96
                                         -------                        ------
Outstanding at end of year               100,268           17.57        29,736                13.84
                                         =======                        ======
Options exercisable at year=end           39,350           17.31         7,264                13.28
                                         =======                        ======
Weighted-average fair value of
   options granted during the year                 $        7.61                        $      3.26
                                                   =============                        ===========

Options granted in 1999 include nonqualified options for the purchase of 62,856 shares which will be converted to qualified options upon approval of the 1999 stock option plan as discussed above.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10.    STOCK OPTIONS (CONTINUED)
The weighted average remaining contractual life of the stock options outstanding is 7.1 years and 3.7 years as of December 31, 1999 and 1998, respectively.

The Bank applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock options discussed above. Had compensation cost for the Bank's stock options been determined based on the fair value at the grant dates for awards under those plans, the Bank's net income and earnings per share and common equivalent share would have been reduced to the pro forma amounts indicated below:

                                                                 1999               1998
                                                                 ----               ----
Net income                          As reported           $     2,002,600   $     2,099,222
                                    Pro forma                   1,837,600         2,089,000

Basic earnings per share            As reported                      1.44             1.51
                                    Pro forma                        1.32             1.50

Diluted earnings per share          As reported                      1.43             1.50
                                    Pro forma                        1.31             1.49

In December 1999, the Board of Directors adopted the Director Fee Stock Option Plan, under which each director is entitled to receive options to purchase shares of common stock (660 shares for 2000) in lieu of cash compensation for attendance at committee meetings. Options granted will have an exercise price equal to the fair value of the common stock at the date of grant, will be immediately exercisable and of limited execisability.

NOTE 11.    EARNINGS PER SHARE

Following is information about the computation of the earnings per share data for the years ended December 31, 1999 and 1998 (after adjusting for 10% stock dividends in 1999 and 1998, a 10% stock dividend declared in January 2000 and a 2 for 1 stock split effective March 31, 2000):

                                                                                                    Per-Share
                                                              Numerator         Denominator          Amounts
                                                              ---------         -----------          -------
                                                                        Year Ended December 31, 1999
Basic earnings per share, income available to
   common stockholders                                    $  2,002,600          1,393,902         $    1.44
                                                                                                  =========
   Effect of dilutive securities, options                           --              7,878
                                                          ------------          ---------
Diluted earnings per share, income available
   to common stockholders plus assumed
   exercise of options                                    $  2,002,600          1,401,780         $    1.43
                                                          ============          =========         =========

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 11.    EARNINGS PER SHARE (CONTINUED)

                                                                                              Per-Share
                                                        Numerator           Denominator        Amounts
                                                        ---------           -----------        -------
                                                                  Year Ended December 31, 1998
Basic earnings per share, income available to
   common stockholders                              $   2,099,222         1,393,612            $ 1.51
                                                                                               ======
   Effect of dilutive securities, options                      --             3,910
                                                    -------------         ---------
Diluted earnings per share, income available
   to common stockholders plus assumed
   exercise of options                              $   2,099,222         1,397,522            $ 1.50
                                                    =============         =========            ======

NOTE 12.  RELATED PARTY TRANSACTIONS

Some of the directors of the Bank are also owners or executive officers in other business organizations. The Bank has made loans to these individuals and related companies, as well as to officers of the Bank which, in the opinion of management, are on the same terms as comparable transactions with others. Aggregate loans to these related parties totaled approximately $3,567,000 and $3,726,000 at December 31, 1999 and 1998, respectively. Commitments to extend additional credit to these related parties totaled approximately $2,400,000 at December 31, 1999.

NOTE 13.  LEASES

The Bank utilizes certain office spaces under operating leases expiring through 2009. Several of these leases have one or more options to renew for periods of three to five years each. The leases provide for increases in rent in accordance with changes in the Consumer Price Index.

Future minimum rental payments required under the operating leases at December 31, 1999 were as follows:

Year Ending
December 31,                                               Amount
------------                                               ------
2000                                                  $    287,601
2001                                                       193,455
2002                                                       160,142
2003                                                        69,627
2004                                                        69,627
Thereafter                                                 342,333
                                                      ------------
                                                      $  1,122,785
                                                      ============

Total rent expense (including basic operating expenses) recorded by the Bank for the years ended December 31, 1999 and 1998, was $238,172 and $202,174, respectively.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE 14. OTHER OPERATING  EXPENSES

A summary of other operating expenses is as follows for the years ended December 31, 1999 and 1998:

                                                      1999                1998
                                                      ----                ----
Data processing                                   $  331,636          $  333,139
Advertising and business development                 427,930             306,389
Professional fees                                    250,123             123,595
Supplies and postage                                 368,120             312,590
Directors' fees                                      265,556             284,900
Miscellaneous                                      1,472,250           1,145,099
                                                   ---------           ---------
                                                  $3,115,615          $2,505,712
                                                  ==========          ==========


NOTE 15.  SALARY SAVINGS 401(K) PLAN

The Bank sponsors a Salary Savings 401(k) Plan which requires the Bank to make contributions pursuant to applicable salary savings elections and additional discretionary contributions as may be determined by the Board of Directors. The Bank contributed $59,814 and $62,851 for the years ended December 31, 1999 and 1998, respectively.

NOTE 16.  RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

The Bank is subject to the dividend restrictions set forth by the Office of the Comptroller of the Currency ("OCC"). Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1999, that the Bank could declare, without the approval of the OCC, amounted to approximately $2,600,000.

Banks and bank holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks and bank holding companies must meet specific capital guidelines that involve quantitative measures of each entity's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all as defined in the regulations).

Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on a company's financial statements. The Company and the Bank meet all capital adequacy requirements to which they are subject as of December 31, 1999.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 16. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS (CONTINUED)

As of December 31, 1999, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.


The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                         To Be Well
                                                                                                    Capitalized Under
                                                                           For Capital              Prompt Corrective
                                                    Actual                Adequacy Purposes           Action Provisions
                                                    ------                -----------------           -----------------
As of December 31, 1999:
   Total Capital (to Risk-Weighted
      Consolidated                        $   17,099,796     9.5%   $   14,397,680      8.0%   $   17,997,100    10.0%
      Indian River National Bank              18,799,574    10.4        14,396,880      8.0        17,996,100    10.0
   Tier I Capital (to Risk-Weighted

      Consolidated                            15,195,379     8.4         7,198,840      4.0        10,798,260     6.0
      Indian River National Bank              16,895,157     9.4         7,198,440      4.0        10,797,660     6.0
   Tier I Capital (to Average Assets):
      Consolidated                            15,195,379     5.9        10,395,520      4.0        12,994,400     5.0
      Indian River National Bank              16,895,157     6.5        10,395,120      4.0        12,993,900     5.0
       As of December 31, 1998:

   Total Capital (to Risk-Weighted
      Consolidated                            14,703,343    10.5        11,164,160      8.0        13,955,200    10.0
      Indian River National Bank              16,301,553    11.7        11,164,160      8.0        13,955,200    10.0
   Tier I Capital (to Risk-Weighted
      Consolidated                            13,193,071     9.4         5,582,080      4.0         8,373,120     6.0
      Indian River National Bank              14,791,281    10.6         5,582,080      4.0         8,373,120     6.0
   Tier I Capital (to Average Assets):
      Consolidated                            13,193,071     6.2         8,464,920      4.0        10,581,150     5.0
      Indian River National Bank              14,791,281     7.0         8,464,920      4.0        10,581,150     5.0


NOTE 17.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet. The contractual amounts of these instruments reflect the Bank's involvement in particular classes of financial instruments.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 17.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


These commitments were as follows at December 31, 1999 and 1998:

                                              1999               1998
                                              ----               ----
Commitments to extend credit            $   21,914,000    $  17,610,000
Credit card arrangements                     4,534,000        3,908,000
Standby letters of credit                    1,102,000          688,000
                                        --------------    -------------
                                        $   27,550,000    $  22,206,000
                                        ==============    =============

Commitments to extend credit: Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment, and residential and commercial real estate.

Standby letters of credit: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


NOTE 18.  CONCENTRATIONS OF RISK

Most of the Bank's business activity is with customers located within its primary market area, which generally includes Central Florida. Included in the Bank's loan portfolio (see Note 4) is a concentration of loans related to real estate, a significant portion of which relates to commercial real estate. A substantial portion of its debtors' abilities to honor their contracts is dependent upon the local economy. The economy of the Bank's primary market area is not heavily dependent on any individual economic sector.

Concentration by institution: The Bank also has a substantial concentration of funds with two banks at December 31, 1999. Such concentration consisted of federal funds sold and a deposit account balance and totaled $3,212,018 and $14,773,000, at December 31, 1999 and 1998, respectively. The Bank has not experienced any losses on such accounts.

Indian River Banking Company and subsidiary

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 19.  ADDITIONAL CASH FLOW INFORMATION

                                                            Year Ended December 31,
                                                            1999               1998
                                                            ----               ----
Cash flows from securities:

   Securities available-for-sale:
      Proceeds from sales                             $      8,074,063  $    4,144,609
      Maturities, calls and paydowns                        10,969,617      13,629,706
      Purchases                                            (47,961,799)    (15,109,756)
   Securities held to maturity:
      Purchases                                             (7,072,200)             --
   Purchase of Federal Home Loan Bank stock                    (87,900)       (107,200)
                                                      ----------------  --------------
                                                      $    (36,078,219) $    2,557,359
                                                      ================  ==============
Supplemental disclosures of cash flow information
   Cash payments for interest                         $      7,322,830  $    7,127,109
                                                      ================  ==============
   Cash payments for income taxes                     $      1,382,000  $    1,290,000
                                                      ================  ==============
Supplemental schedule of noncash investing and
   financing activities
   10% stock dividend                                 $      1,373,678  $    1,205,358
                                                      ================  ==============


NOTE 20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

   Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and short-term instruments approximated their fair values.

   Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, values are based on carrying values. Fair values for other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Management believes that the allowance for loan losses is an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and the allowance has been deducted from the estimate fair value of loans.

   Accrued  interest  receivable:   The  carrying  amount  of  accrued  interest
   receivable approximates its fair value.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 20.    FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

   Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments, primarily lending commitments, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair value for such commitments are nominal.

   Deposit liabilities: The fair values of demand deposits and passbook savings equal their carrying amounts which represents the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Other borrowings: The fair value of other borrowings with variable interest rates approximate their recorded book value due to interest rates that are near market rates. Fair values for fixed-rate borrowings are estimated using a discounted cash flow calculation that applies interest rates currently available on similar borrowings to a schedule of aggregated expected monthly payments due on those borrowings.

   Other liabilities: The carrying amount of other liabilities approximates their fair value.

   Commitments to extend credit and other off-balance-sheet financial instruments - Consideration of the fair value of commitments to extend credit and letters of credit is based on fees charged to enter into similar agreements. Since the fees charged by the Bank are nominal, the estimate of fair value is negligible.

Following is a summary of the carrying amounts and approximate fair values of the Bank's financial instruments at December 31, 1999 and 1998:

                                                  December 31, 1999                    December 31, 1998
                                             Carrying             Fair            Carrying             Fair
                                              Amount             Value             Amount             Value
                                              ------             -----             ------             -----
Cash and cash equivalents               $     6,714,850    $   6,714,850   $     17,128,994    $    17,128,994
Investment securities (including
   Federal Reserve Bank and
   Federal Home Loan Bank stock)             89,286,651       89,453,678         56,747,313         56,747,313
Loans receivable                            166,644,658      166,851,393        142,853,090        145,549,391
Accrued interest receivable                   2,260,455        2,260,455          1,676,277          1,676,277
Deposits                                    238,845,951      239,428,367        200,396,765        201,065,597
Other borrowings                             18,073,953       17,826,345          8,478,606          8,478,606
Other liabilities                               724,533          724,533            457,173            457,173
Commitments to extend credit                         --               --                 --                 --

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 21.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

Condensed financial statements for Indian River Banking Company only are presented below:

-------------------------------------------------------------------------------
INDIAN RIVER BANKING COMPANY
PARENT COMPANY ONLY BALANCE SHEETS
December 31, 1999 and 1998

ASSETS                                                                1999            1998
------                                                                ----            ----

Cash                                                         $        9,056   $       94,377
Investment in Indian River National Bank                         15,290,950       15,381,923
Other assets                                                        137,664           72,709
                                                             --------------   --------------
                                                             $   15,437,670   $   15,549,009
                                                             ==============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

   Notes payable                                             $    1,845,381   $    1,764,320
   Other liabilities                                                  1,114              976
                                                             --------------   --------------
              Total liabilities                                   1,846,495        1,765,296
Stockholders' equity                                             13,591,175       13,783,713
                                                             --------------   --------------
                                                             $   15,437,670   $   15,549,009
                                                             ==============   ==============

INDIAN RIVER BANKING COMPANY
PARENT COMPANY ONLY STATEMENTS OF OPERATIONS
Years Ended December 31, 1999 and 1998


                                                                    1999          1998
                                                                    ----          ----
Equity in net income of Indian River National Bank           $    2,103,876   $    2,219,715
                                                             --------------   --------------
Expenses:
   Interest expense                                                 123,742          136,654
   Other expenses                                                    32,486           56,548
                                                             --------------   --------------
                                                                    156,228          193,202
                                                             --------------   --------------
             INCOME BEFORE INCOME TAXES                           1,947,648        2,026,513
Provision for income taxes (benefit)                                (54,952)         (72,709)
                                                             --------------   --------------
              NET INCOME                                     $    2,002,600  $     2,099,222
                                                             ==============   ==============

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 21.    PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
INDIAN RIVER BANKING COMPANY
PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                              1999               1998
                                                                              ----               ----
Cash flow from operating activities:

   Net loss                                                            $   2,002,600      $   2,099,222
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Equity in net income of Indian River National Bank                  (2,103,876)        (2,219,715)
      Other                                                                  (54,814)           (27,713)
                                                                       --------------     --------------
               NET CASH USED IN OPERATING ACTIVITIES                        (156,090)          (148,206)
                                                                       --------------     --------------
Net cash used in investing activities, investment in other
   assets                                                                    (10,000)                --
                                                                       --------------     --------------
Cash flow from financing activities:

   Increase in notes payable, net                                             81,061            214,320
   Net cash flow from capital stock transactions                                (292)             5,350
                                                                       --------------     --------------
              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES             80,769            219,670
                                                                       --------------     --------------
Increase (decrease) in cash and cash equivalents                             (85,321)            71,464
Cash and cash equivalents:
   Beginning                                                                  94,377             22,913
                                                                       --------------     --------------
   Ending                                                              $       9,056      $      94,377
                                                                       =============      =============


NOTE 22.  SUBSEQUENT STOCK SPLIT AND DIVIDEND

The number of shares outstanding and the related stockholders' equity accounts have been retroactively adjusted in the accompanying balance sheet as of December 31, 1999 to reflect a 10% stock dividend effective January, 2000 and a 2 for 1 stock split effected in the form of a stock dividend on March 31, 2000.

           UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                             MARCH 31, 2000 AND 1999

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS


ASSETS                                                                   March 31, 2000     December 31, 1999
-----------------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)
Cash and due from banks                                                 $  8,883,505           $  6,714,850
Federal funds sold                                                           517,000                     --
Securities available for sale                                             95,330,036             81,416,332
Securities held to maturity                                               12,100,405              7,071,969
Other securities                                                           1,379,250                798,350
Loans, net                                                               172,422,291            166,644,658
Bank premises and equipment, net                                           4,414,315              4,315,942
Accrued interest receivable                                                2,326,863              2,260,455
Other assets                                                               2,124,801              2,013,056
                                                                        ------------           ------------
              TOTAL ASSETS                                              $299,498,466           $271,235,612
                                                                        ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Noninterest-bearing demand deposits                                  $ 40,729,602           $ 32,142,461
   Interest-bearing deposits:
       NOW and money market                                               30,212,696             28,636,282
       Savings                                                            75,688,889             73,065,351
       Time deposits                                                     114,569,828            105,001,857
                                                                        ------------           ------------
              TOTAL DEPOSITS                                             261,201,015            238,845,951
                                                                        ------------           ------------
Other liabilities                                                          1,215,682                724,533
Other borrowings                                                          23,081,095             18,073,953
                                                                        ------------           ------------
              TOTAL LIABILITIES                                          285,497,792            257,644,437
                                                                        ------------           ------------
Stockholders' Equity
   Preferred stock                                                                --                     --
   Common stock                                                            1,393,730                633,666
   Capital surplus                                                         9,292,285              8,685,986
   Retained earnings                                                       5,158,176              5,875,727
   Accumulated other comprehensive loss                                   (1,843,517)            (1,604,204)
                                                                        ------------           ------------
              TOTAL STOCKHOLDERS' EQUITY                                  14,000,674             13,591,175
                                                                        ------------           ------------
              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $299,498,466           $271,235,612
                                                                        ============           ============


See Notes to Consolidated Financial Statements.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)

                                                                                 2000             1999
---------------------------------------------------------------------------------------------------------
Interest income:
   Loans and fees on loans                                                  $  3,659,933     $   3,149,060
   Investment securities and due from banks                                    1,745,019           992,630
   Federal funds sold                                                              2,375            24,107
                                                                            ------------     -------------
                                                                               5,407,327         4,165,797
                                                                            ------------     -------------
Interest expense:
   Deposits                                                                    2,306,736         1,699,449
   Other                                                                         313,578           132,072
                                                                            ------------     -------------
                                                                               2,620,314         1,831,521
                                                                            ------------     -------------
              NET INTEREST INCOME                                              2,787,013         2,334,276
Provision for loan losses                                                        165,000           140,000
                                                                            ------------     -------------
              NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              2,622,013         2,194,276
                                                                            ------------     -------------

Other income:
   Service charges and fees                                                      299,476           240,135
   Gain on sale of loans                                                         119,473           207,970
   Other                                                                         156,249           130,963
                                                                            ------------     -------------
                                                                                 575,198           579,068
                                                                            ------------     -------------

Other expense:
   Salaries and benefits                                                       1,201,780           943,893
   Occupancy and equipment                                                       388,101           289,624
   Office expenses and insurance                                                 593,772           697,471
                                                                            ------------     -------------
                                                                               2,183,653         1,930,988
                                                                            ------------     -------------
              INCOME BEFORE INCOME TAXES                                       1,013,558           842,356
Provision for income taxes                                                       361,124           305,391
                                                                            ------------     -------------
              NET INCOME                                                    $    652,434     $     536,965
                                                                            ============     =============

Basic earnings per share                                                    $       0.47     $        0.39
                                                                            ============     =============

Diluted earnings per share                                                  $       0.46     $        0.38
                                                                            ============     =============



See Notes to Consolidated Financial Statements

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)


                                                                                     Accumulated
                                         Common Stock                                    Other           Total
                                     --------------------    Capital      Retained   Comprehensive   Stockholders'    Comprehensive
                                      Shares      Amount     Surplus      Earnings   Income (Loss)       Equity          Income
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998            576,124   $  576,124  $7,365,731  $ 5,251,216   $   590,642     $13,783,713
   Comprehensive income:
      Net income                           --           --          --      536,965            --         536,965      $  536,965
      Other comprehensive income,
        unrealized loss on
        securities, net of tax             --           --          --           --      (233,575)       (233,575)       (233,575)
                                                                                                                       -----------
   COMPREHENSIVE INCOME                                                                                                $  303,390
                                     ----------------------------------------------------------------------------------===========
Balance, March 31, 1999               576,124   $  576,124  $7,365,731  $ 5,788,181   $   357,067     $14,087,103
                                     ==================================================================================

Balance, December 31, 1999            633,666   $  633,666  $8,685,986  $ 5,875,727   $(1,604,204)    $13,591,175
   10% stock dividend                  63,199       63,199   1,303,164   (1,366,363)           --              --
   Fractional shares                       --           --          --       (3,622)           --          (3,622)
   2 for 1 stock split                696,865      696,865    (696,865)          --            --              --
   Comprehensive income (loss):
      Net income                           --           --          --      652,434            --         652,434       $ 652,434
      Other comprehensive income,
        unrealized loss on
        securities, net of tax             --           --          --           --      (239,313)       (239,313)       (239,313)
                                                                                                                        ----------
   COMPREHENSIVE INCOME (LOSS)                                                                                          $ 413,121
                                     -----------------------------------------------------------------------------------==========
Balance, December 31, 1999           1,393,730  $1,393,730  $9,292,285   $5,158,176   $(1,843,517)    $14,000,674
                                     ===================================================================================


See Notes to Consolidated Financial Statements.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)

                                                                                 2000               1999
-------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                                               $   652,434         $   536,965
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                             209,737             173,446
      Provision for loan losses                                                 165,000             140,000
      (Increase) decrease in loans held for sale                               (241,000)          1,132,000
      Decrease (increase) in other assets                                       (43,539)           (280,872)
      Decrease in other liabilities                                             491,149             348,495
                                                                            -------------------------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                       1,233,781           2,050,034
                                                                            -------------------------------
Cash Flows From Investing Activities

   Cash flows from securities, net                                          (19,935,155)         (7,531,043)
   Loan originations and principal collections on loans, net                 (5,802,789)         (8,279,643)
   Purchases of premises and equipment                                         (269,923)           (111,141)
                                                                            -------------------------------
              NET CASH USED IN INVESTING ACTIVITIES                         (26,007,867)        (15,921,827)
                                                                            -------------------------------
Cash Flows From Financing Activities

   Net increase in deposits                                                  22,456,220           2,871,745
   Increase in other borrowings, net                                          5,007,143             971,996
   Cash paid for fractional shares                                               (3,622)                 --
                                                                             -------------------------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES                      27,459,741           3,843,741
                                                                            -------------------------------
              NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            2,685,655         (10,028,052)
Cash and cash equivalents:
   Beginning                                                                  6,714,850          17,128,994
                                                                            -------------------------------
   Ending                                                                   $ 9,400,505        $  7,100,942
                                                                            ===============================

See Notes to Consolidated Financial Statements.

INDIAN RIVER BANKING COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Indian River Banking Company (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statement presentation. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary a fair presentation have been included. Operating results for the three month period ended March 31, 2000, are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the Company's consolidated financial statements and the notes thereto for the year ended December 31, 1999 included herein.

The accompanying consolidated financial statements include the accounts of Indian River Banking Company and its wholly-owned subsidiary, Indian River National Bank, a federally-chartered independent community bank, collectively referred to as the "Bank". All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), and federal funds sold.


NOTE 2. INVESTMENT SECURITIES

The amortized cost and fair values of securities held to maturity are summarized as follows.

                                                                         March 31, 2000
                                                                   Estimated        Estimated        Estimated
                                                  Amortized        Unrealized       Unrealized         Market
                                                     Cost            Gains            Losses           Value
                                               -------------------------------------------------------------------
State, county and municipal securities           $   2,025,311      $   13,382      $   (6,119)    $  2,032,574
Mortgage-backed securities                          10,075,094         171,963         (88,235)      10,158,822
                                               -------------------------------------------------------------------
                                                 $  12,100,405      $  185,345      $  (94,354)    $ 12,191,396
                                               ===================================================================


                                                                        December 31, 1999
                                                                   Estimated        Estimated        Estimated
                                                  Amortized        Unrealized       Unrealized         Market
                                                    Cost             Gains            Losses           Value
                                               -------------------------------------------------------------------
State, county and municipal securities          $  2,025,343       $    7,074       $ (14,385)    $  2,018,032
Mortgage-backed securities                         5,046,626          174,338              --        5,220,964
                                               -------------------------------------------------------------------
                                                $  7,071,969       $  181,412       $ (14,385)    $  7,238,996
                                               ===================================================================

Securities available-for-sale: The amortized cost and fair values of securities available-for-sale are summarized as follows:

                                                                         March 31, 2000
                                               -------------------------------------------------------------------
                                                                   Estimated        Estimated        Estimated
                                                  Amortized        Unrealized       Unrealized         Market
                                                     Cost            Gains            Losses           Value
                                               -------------------------------------------------------------------
U.S. Government corporations
   and agencies                                    $81,711,775         $   --       $(2,630,117)      $79,081,658
Corporate securities                                10,225,876             --          (182,026)       10,043,850
Mortgage-backed securities                           6,272,879          8,396           (76,747)        6,204,528
                                               -------------------------------------------------------------------
                                                   $98,210,530         $8,396       $(2,888,890)      $95,330,036
                                               ===================================================================


                                                                         December 31, 1999
                                               -------------------------------------------------------------------
                                                                   Estimated        Estimated        Estimated
                                                  Amortized        Unrealized       Unrealized         Market
                                                     Cost            Gains            Losses           Value
                                               -------------------------------------------------------------------
U.S. Government corporations
   and agencies                                    $67,210,032        $    --      $(2,357,623)     $64,852,409
Corporate securities                                10,221,581             --         (128,534)      10,093,047
Mortgage-backed securities                           6,491,287         11,975          (32,386)       6,470,876
                                               -------------------------------------------------------------------
                                                   $83,922,900        $11,975      $(2,518,543)     $81,416,332
                                               ===================================================================


NOTE 3. LOANS

The composition of net loans is as follows at March 31, 2000 and December 31, 1999:

                                                           2000             1999
                                                      ------------------------------
Real estate:
   Construction and land development                   $  7,221,470    $  8,626,234
   Farmland                                               3,016,670       3,145,918
   One to four family residential                        74,328,345      68,430,840
   Multifamily residential                                1,735,784       1,766,216
   Nonfamily, nonresidential                             57,138,488      55,104,420
Agriculture                                               1,833,441       1,706,865
Commercial and industrial                                11,983,913      12,307,814
Consumer                                                 14,909,103      15,091,479
Other                                                     2,311,014       2,369,289
                                                      ------------------------------
                                                        174,478,228     168,549,075
Less allowance for loan losses                            2,055,937       1,904,417
                                                      ------------------------------
Loans, net                                             $172,422,291    $166,644,658
                                                      ==============================

NOTE 4. ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained to provide for estimated losses in the loan portfolio that have been incurred as of the balance sheet date. In establishing the allowance management (1) makes specific allocations for certain non-performing loans based on management's estimates of collateral shortfall,
(2) applies loss factor percentages to the balances of identified loans in each category of problem and past due loans and (3) applies loss factor percentages to balances of performing loans in each category of loans. Loss factor percentages are determined taking into consideration the risk characteristics of the loan portfolio, past charge-off experience of the Bank and its peer group, general economic conditions and other factors that warrant current recognition. While management uses the best information available to make its evaluation, the allowance could change materially within the next year if there are significant changes in economic conditions.

Activity in the allowance for loan losses for the three months ended March 31, 2000 and 1999 is as follows:

                                                        2000               1999
                                                -------------------------------------
Balance, beginning                                     $1,904,417       $1,510,272
Provision for loan losses                                 165,000          140,000
Loans charged off                                         (31,437)         (48,037)
Recoveries of amounts charged off                          17,957           13,525
                                                -------------------------------------
Balance, ending                                        $2,055,937       $1,615,760
                                                =====================================


NOTE 5. EARNINGS PER SHARE

Basic earnings per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding, adjusted for stock dividends and splits occurring subsequent to year end (the denominator). Diluted earnings per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations.

Following is information about the computation of the earnings per share data for the three months ended March 31, 2000 and 1999 (after adjusting for 10% stock dividends in 2000 and 1999 and a 2 for 1 stock split effective March 31,
2000):

                                                                              Common     Per-Share
                                                             Net Earnings     Shares      Amounts
                                                            ---------------------------------------
Three Months Ended March 31, 2000:
   Basic earnings per share, income available to
      common stockholders                                     $652,434       1,393,730        $0.47
                                                                                             ======
      Effect of dilutive securities, options                                    35,443
                                                              ------------------------
   Diluted earnings per share                                 $652,434       1,429,173        $0.46
                                                              =====================================
Three Months Ended March 31, 1999:
   Basic earnings per share, income available to
      common stockholders                                     $536,965       1,393,616        $0.39
                                                                                             ======
      Effect of dilutive securities, options                                     6,022
                                                              ------------------------
   Diluted earnings per share                                 $536,965       1,399,638        $0.38
                                                              =====================================

NOTE 6. OTHER BORROWINGS

Other borrowings consists of the following at March 31, 2000 and December 31, 1999.


                                                                                     2000               1999
                                                                               ----------------------------------
Outstanding balance under $4,000,000 line of credit, interest at
   30-day LIBOR plus 135 basis points (7.46% at March 31, 2000)                    $ 2,945,381       $ 1,845,381
Advances under line of credit with Federal Home Loan Bank:
   Overnight advance, interest payable monthly at a rate that adjusts
      daily                                                                                 --         4,500,000
   Advance, interest payable monthly at a fixed rate of 6.44%, with equal semiannual principal payments of $142,857
      through September 2004                                                         1,285,714         1,428,572
   Convertible advance due March 2008, interest payable quarterly
      at a fixed rate of 5.51%.                                                      2,000,000         2,000,000
   Advance due August 2000, interest payable monthly at an
      adjustable rate, 6.04% at March 31, 2000                                       5,000,000         5,000,000
   Advance due December 2000, interest payable monthly at an
      adjustable rate, 6.08% at March 31, 2000                                       5,000,000                --
Overnight federal funds and repurchase agreements payable                            6,850,000         3,300,000
                                                                               ----------------------------------
                                                                                   $23,081,095       $18,073,953
                                                                               ==================================

                          INDIAN RIVER BANKING COMPANY

                                PARENT COMPANY OF


                                   [Graphic]




                                 300,000 SHARES



                                  COMMON STOCK



                                   PROSPECTUS


                                  July 27, 2000








         INDIAN RIVER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN ITS DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE DELIVERY OF THIS PROSPECTUS AND/OR THE SALE OF SHARES OF COMMON STOCK DO NOT MEAN THAT THERE HAVE NOT BEEN ANY CHANGES IN INDIAN RIVER'S CONDITION SINCE THE DATE OF THIS PROSPECTUS. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO SELL, OR TO ASK FOR OFFERS TO BUY, THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE EXCEPT WHERE IT INDICATES THAT ANOTHER DATE APPLIES.

UNTIL OCTOBER 25, 2000, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.